Exhibit 2.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.
:
SIGA TECHNOLOGIES, INC.,	:	14-12623 (SHL)
:
Debtor.	:
:	x

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
PURSUANT TO SECTIONS 1129(a) AND (b) OF THE BANKRUPTCY CODE
AND RULE 3020 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE
CONFIRMING DEBTOR’S THIRD AMENDED CHAPTER 11 PLAN

WHEREAS SIGA Technologies, Inc. (the “Debtor”), as “proponent of the plan” within the meaning of section 1129 of title 11, United States Code (the “Bankruptcy Code”), filed (i) the Debtor’s Third Amended Chapter 11 Plan, dated April 7, 2016 (ECF No. 879) (as may be subsequently modified, amended, or supplemented, the “Plan”),1 which Plan modified, amended, and supplemented the Debtor’s Second Amended Chapter 11 Plan, dated March 30, 2016 (ECF No. 849) (the “Second Amended Plan”), which amended the Debtor’s First Amended Chapter 11 Plan, dated February 9, 2016 (ECF No. 763) (the “First Amended Plan”) and (ii) the First Amended Disclosure Statement for Debtor’s First Amended Chapter 11 Plan, dated February 16, 2016 (ECF No. 772) (as transmitted to parties in interest, the “Disclosure Statement”); and

WHEREAS on February 16, 2016, the Bankruptcy Court entered an order (ECF No. 774) (the “Solicitation Order”), which, among other things, (i) approved the Disclosure

1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Exhibit “A.” Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (ii) established April 5, 2016 as the date for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (iv) established certain procedures for soliciting and tabulating votes with respect to the First Amended Plan; and

WHEREAS the Confirmation Hearing Notice and all other notices, ballots, and documents to be served in connection with the Confirmation Hearing, voting on the Plan, and all related matters were served as provided in and as required by the Solicitation Order; and

WHEREAS the affidavit of Christina Pullo, sworn to on March 1, 2016, was filed evidencing publication of the Confirmation Hearing Notice on February 29, 2016 in The Wall Street Journal (National Edition) in accordance with the Solicitation Order (ECF No. 800) (the “Affidavit of Publication”); and

WHEREAS on March 15, 2016, the Debtor filed the Plan Supplement with respect to the Plan (ECF No. 821) (as the documents contained therein may have been or may be further amended or supplemented, the “Plan Supplement”); and

WHEREAS on March 23, 2016, the PharmAthene Final Order Date occurred whereupon the PharmAthene Claim became the PharmAthene Allowed Claim; and

WHEREAS the following three objections were filed to confirmation of the Plan: (i) objection of Esopus Creek Value Series Fund LP – Series “A” to Confirmation of Debtor’s First Amended Chapter 11 Plan, dated March 21, 2016 (ECF No. 834); (ii) objection of Nantahala Capital Partners to Confirmation of Debtor’s First Amended Chapter 11 Plan, dated March 23, 2016 (ECF No. 840); and (iii) joinder of Jet Capital Management LP to Objection of Esopus Creek Value Series Fund LP – Series “A” to Confirmation of Debtor’s First Amended Plan, dated March 21, 2016 (ECF No. 835) (collectively, the “Objections”); and

WHEREAS on March 30, 2016 the Debtor filed (i) its Memorandum of Law in Support of Confirmation of Debtor’s Second Amended Chapter 11 Plan and in Response to Objections to Plan (the “Confirmation Brief and Response”) (ECF No. 851), (ii) the Declaration of Daniel J. Luckshire in Support of Confirmation of Debtor’s Second Amended Chapter 11 Plan (ECF No. 852) (the “Luckshire Declaration”); (iii) the Declaration of Marc J. Brown in Support of Confirmation of Debtor’s Second Amended Chapter 11 Plan (ECF No. 853) (the “Brown Declaration”); and (iv) the Declaration of James Douglas in Support of Confirmation of Debtor’s Second Amended Chapter 11 Plan (ECF No. 854) (the “Douglas Declaration” and together with the Luckshire Declaration and the Brown Declaration, the “Declarations”); and

WHEREAS on March 30, 2016, the Creditors’ Committee filed the Response of Statutory Creditors’ Committee (A) in Support of Confirmation of First Amended Chapter 11 Plan, and (B) in Opposition to Objections to Confirmation of Debtor’s First Amended Chapter 11 Plan (ECF No. 855) (the “Committee’s Response”); and

WHEREAS the Declaration of Christina Pullo of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtor’s First Amended Chapter 11 Plan, sworn to on March 25, 2016 (ECF No. 842) (the “Voting Certification”), was filed attesting and certifying the method and results of the tabulation for Class 3 (General Unsecured Claims), the only Class entitled to vote to accept or reject the Plan; and

WHEREAS the Confirmation Hearing was held on April 5, 2016, and the record was closed; and

NOW, THEREFORE, based on the Voting Certification, the Declarations, the Debtor’s Confirmation Brief and Response, the Committee’s Response, the Affidavit of Christina Pullo, sworn to on February 24, 2016 (ECF No. 788) (the “Prime Clerk Affidavit”) evidencing the timely service of the notice of the Confirmation Hearing Notice and all other notices, ballots, and documents to be served as provided in and as required by the Solicitation Order, the Affidavit of Publication; and upon (i) the record of the Confirmation Hearing, including all the evidence proffered or adduced at the Confirmation Hearing, the resolution of the Objections as stated on the record of the Confirmation Hearing, and the arguments of counsel made at the Confirmation Hearing; and (ii) the entire record of the Chapter 11 Case (as defined herein); and after due deliberation thereon and sufficient cause appearing therefor:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:

A.         Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein, together with the findings of fact and conclusions of law set forth in the record of the Confirmation Hearing, constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.          Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)). The Bankruptcy Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and the Bankruptcy Court has

exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

C.         Chapter 11 Petition. On September 16, 2014, the Debtor commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”). The Debtor is authorized to continue to operate its business and manage its property as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code.

D.         The Creditors’ Committee. On October 7, 2014, the Office of the United Trustee for the Southern District of New York (the “U.S. Trustee”) appointed the Creditors’ Committee (ECF No. 61, as amended by ECF No. 393).

E.          Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Case, including, but not limited to, the hearing to consider the adequacy of the Disclosure Statement and the Solicitation Order entered in connection therewith.

F.          Burden of Proof. The Debtor satisfied its burden of proving the elements of section 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

G.         Transmittal and Mailing of Materials; Notice. The Disclosure Statement, the First Amended Plan, the ballot, the Solicitation Order, the Confirmation Hearing Notice, and all other documents and notices which were transmitted and served as set forth in the Prime Clerk Affidavit, have been transmitted and served in compliance with the Solicitation Order, the

Bankruptcy Rules, and the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), such transmittal and service was adequate and sufficient, and no other or further notice is or shall be required. The Debtor’s publication of the Confirmation Hearing Notice as set forth in the Affidavit of Publication complied with the Solicitation Order.

H.         Voting. Votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Order, and industry practice.

I.           Plan Supplement. On March 15, 2016, the Debtor filed the Plan Supplement, which includes, among other things, substantially final forms of the (i) Amended and Restated By-Laws, (ii) Amended and Restated Certificate of Incorporation (the “Initial Form of COI”) (and the form of amendment to same described in clause (ii) in the last sentence of Section 4.4 of the Plan, which Initial Form of COI was amended on March 30, 2016 (ECF No. 848) and such amended form of Amended and Restated Certificate of Incorporation shall supersede and replace the Initial Form of COI and shall be deemed for all purposes to be included in the Plan Supplement), (iii) the Escrow Agreement, (iv) the Transition Plan, (v) the Arbitration Agreement, (vi) the confidentiality agreements contemplated pursuant to Sections 6.6(c) and 6.7(c) of the Plan, (vii) the Schedule of Assumed Contracts and Leases, (viii) the Schedule of Rejected Contracts and Leases, and (ix) to the extent known, with respect to members of the Board of Directors, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.

J.          Bankruptcy Rule 3016(a). In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtor as proponent of the Plan.

K.         Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

1.          Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Expenses and Priority Tax Claims, which need not be designated, the Plan designates four (4) Classes of Claims and Equity Interests. The Claims or Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims or Equity Interests created under the Plan, and such classification does not unfairly discriminate between holders of Claims and Equity Interests. Accordingly, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

2.          Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 1 (Secured Claims) and Class 2 (Priority Non-Tax Claims) are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

3.          Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates Class 3 (General Unsecured Claims) and Class 4 (Equity Interests) as impaired, and Article IV of the Plan specifies the treatment of Claims and Equity Interests in such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

4.          No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

5.          Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement as well as the Exhibits to the Plan provide adequate and proper means for the Plan’s implementation, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

6.          Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)). The Reorganized Debtor’s Amended and Restated Certificate of Incorporation, a substantially final form of which was filed on March 30, 2016 (ECF No. 848), prohibits the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

7.          Selection of Officers, Directors, or Trustees (11 U.S.C. § 1123(a)(7)). Section 6.15(d) of the Plan provides that the initial members of the Board of Directors of the Debtor, as well as members of the Board of Directors who will be appointed upon a reconstitution of the Reorganized Debtor’s Board of Directors, if any, in accordance with Section 6.6(d) of the Plan, will be identified by no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code. As disclosed in the Plan Supplement, the initial Board of Directors shall consist of nine (9) members and shall be composed of (a) Eric A. Rose, M.D., Chairman of the Board and Chief Executive Officer, (b) James J. Antal, (c) Michael J. Bayer, (d) Thomas E. Constance, (e) Jeffrey B. Kindler, (f) Joseph W. Marshall, III (g) Paul G. Savas, (h) Bruce Slovin, and (i) Andrew L. Stern, each of whom have served on the Debtor’s Board of Directors since the Commencement Date. The Plan Supplement also provides that the following persons would serve on the Reorganized Debtor’s Board of Directors in the event of a reconstitution of the Reorganized Debtor’s Board of Directors pursuant to Section 6.6(d) of the Plan: (a) Eric A. Rose, M.D. (b) Jeffrey B. Kindler, (c) Joseph W. Marshall, III, (d) Paul G. Savas, (e) John M. Gill, (f) Eric I. Richman, (g) Jeffrey

W. Runge, M.D., (h) Mitchel Sayare, Ph.D, and (i) Derace L. Schaffer, M.D. Subject to appropriate notice, PharmAthene retains the right thereafter to replace any of the individuals nominated by PharmAthene to the Reorganized Debtor’s Board of Directors.

8.          Impairment/Unimpairment of Claims (11 U.S.C. § 1123(b)(1)). As contemplated by section 1123(b)(1) of the Bankruptcy Code, Class 1 (Secured Claims) and Class 2 (Priority Non-Tax Claims) are unimpaired under the Plan. Class 3 (General Unsecured Claims) and Class 4 (Equity Interests) are impaired under the Plan.

9.          Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Article VIII of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code and, accordingly, the requirements of section 1123(b)(2) of the Bankruptcy Code.

10.        Settlement of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)). Section 10.9 of the Plan, providing a release of claims and causes of action owned by the Debtor, and Section 10.10 of the Plan, preserving for the Reorganized Debtor any rights, Causes of Action, rights of setoff, or other legal or equitable defenses of the Debtor or Reorganized Debtor, except as otherwise provided in the Plan, comply with applicable bankruptcy law and, accordingly, the requirements of section 1123(b)(3) of the Bankruptcy Code.

11.        Modification of Rights (11 U.S.C. § 1123(b)(5)). In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims in Class 3 (General Unsecured Claims) and Equity Interests in Class 4 (Equity Interests).

12.        Additional Plan Provisions (11 U.S.C. § 1123(b)(6)). The provisions of the Plan are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

13.        Cure of Defaults (11 U.S.C. § 1123(d)). Section 8.2 of the Plan provides for the satisfaction of the Cure amount for any executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. Annexed as Exhibit G to the Plan Supplement is the Schedule of Assumed Contracts and Leases which sets forth a list of executory contracts and leases to be assumed by the Debtor and the Cure amount, if any. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

L.          Debtor’s Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

(i)          The Debtor is a proper debtor under section 109 of the Bankruptcy Code;

(ii)         The Debtor has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

(iii)        The Debtor has complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Solicitation Order in transmitting the Disclosure Statement, the First Amended Plan, the ballot, and related documents and notices and in soliciting and tabulating votes on the First Amended Plan.

M.        Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtor’s good faith is evident from the facts and record of (i) the Chapter 11 Case, (ii) the Disclosure Statement and the hearing thereon,

(iii) the record of the Confirmation Hearing, and (iv) other proceedings held in this Chapter 11 Case. The Plan is the product of extensive arms’-length negotiations between and among the Debtor, the Creditors’ Committee, and PharmAthene. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtor’s estate and effectuating a successful reorganization of the Debtor. Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions, including, without limitation, Sections 10.6, 10.7, 10.8, 10.9, and 10.10, are proposed in good faith and are consistent with sections 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code.

N.         Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtor for services or for costs and expenses incurred prior to the Confirmation Date in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

O.         Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as members of the initial Board of Directors of the Reorganized Debtor and officers of the Reorganized Debtor, as well as the identity of the persons proposed to serve as members of the Board of Directors of the Reorganized Debtor upon a reconstitution, if any, of the Board of Directors in accordance with Section 6.6 of the Plan, are disclosed in the Plan Supplement, and the appointment to, or continuance in, such positions of such persons is consistent with the interests of holders of Claims against, and Equity Interests in, the Debtor and with public policy. The initial officers of the Reorganized Debtor shall consist of Daniel

Luckshire, Eric A. Rose, M.D., and Dennis E. Hruby, Ph. D., who shall serve as officers in accordance with the terms of their respective employment agreements, substantially final forms of which were annexed as Exhibit C to the Plan. The nature of the compensation payable to such officers is disclosed in such employment agreements.

P.              No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any changes in any regulated rates and, therefore, section 1129(a)(6) of the Bankruptcy Code is not applicable to this Chapter 11 Case.

Q.             Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Plan, the Plan Supplement, the Disclosure Statement, the Brown Declaration, and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

R.              Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 1 (Secured Claims) and Class 2 (Priority Non-Tax Claims) are unimpaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 3 (General Unsecured Claims) that voted on the Plan voted unanimously to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. Holders of Equity Interests in Class 4 (Equity Interests) are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Class 4 (Equity Interests), the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to Class 4.

S.              Treatment of Administrative Expenses, Priority Non-Tax Claims, and Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Expenses and Priority Non-Tax Claims pursuant to Sections 2.1 and 4.2 of the Plan, respectively, satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code. The Debtor has sufficient Cash to pay Allowed Administrative Expenses, Allowed Priority Non-Tax Claims, and Allowed Priority Tax Claims.

T.              Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). Class 3 (General Unsecured Claims), is impaired under the Plan and has voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

U.              Feasibility (11 U.S.C. § 1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The Plan, the Plan Supplement, the Disclosure Statement, the Luckshire Declaration, and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or the Reorganized Debtor, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

V.              Payment of Fees (11 U.S.C. § 1129(a)(12)). Pursuant to section 13.5 of the Plan, all fees payable under section 1930 of chapter 123 of title 28, United States Code, together with any interest, have been paid or will be paid on the Effective Date, and thereafter as may be required. Thus, Section 13.5 of the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

W.            Benefit Plans (11 U.S.C. § 1129(a)(13)). The Debtor does not maintain “retiree benefits” as that term is defined in section 1114 of the Bankruptcy Code. Accordingly, section 1129(a)(13) of the Bankruptcy Code is not applicable in this Chapter 11 Case.

X.              Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtor is not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is not applicable to this Chapter 11 Case.

Y.              The Debtor Is Not An Individual (11 U.S.C. § 1129(a)(15)). The Debtor is not an individual, and therefore, section 1129(a)(15) of the Bankruptcy Code is not applicable to this Chapter 11 Case.

Z.              No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)). Section 1129(a)(16) of the Bankruptcy Code is not applicable to this Chapter 11 Case.

AA.        Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b). Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the deemed rejecting Class 4 (Equity Interests), the Plan is confirmable because the Plan satisfies section 1129(b) with respect to that Class. Based on the Disclosure Statement, the Debtor’s Confirmation Brief and Response, the Luckshire Declaration, the Douglas Declaration, the Committee’s Response, and the evidence proffered, adduced, or presented by the Debtor and the Committee at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to interests in Class 4, as required by section 1129(b). Upon confirmation of the Plan and the occurrence of the Effective Date, the Plan (subject to any modifications set forth herein) shall be binding on the members of Class 4 (Equity Interests).

BB.           Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in this Chapter 11 Case and, therefore, section 1129(c) of the Bankruptcy Code is not applicable to this Chapter 11 Case.

CC.          Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, thereby satisfying section 1129(d) of the Bankruptcy Code.

DD.         Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Bankruptcy Court in this Chapter 11 Case, the Debtor and its directors, officers, employees, members, agents, advisors, and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Rules, and the Solicitation Order in connection with all their respective activities relating to the solicitation of acceptances or rejections of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.8 of the Plan.

EE.           Injunction, Exculpation, and Releases. The Bankruptcy Court has jurisdiction under sections 1334(a) and (b) of the United States Code to approve the injunctions, releases, and exculpation provisions set forth in the Plan, including those set forth in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan. The injunctions, releases, and exculpations set forth in the Plan and implemented by this Confirmation Order are fair and reasonable, and in the best interests of the Debtor, the Reorganized Debtor, and their estates, creditors, and equity holders.

The Plan does not provide for any third-party releases. The record of the Confirmation Hearing and the Chapter 11 Case is sufficient to support the injunctions, releases, and exculpations provided for in the Plan and the failure to implement the injunctions, exculpations, and releases would seriously impair the Debtor’s ability to confirm the Plan. Accordingly, based upon the record of the Chapter 11 Case, the representations of the parties, and/or the evidence proferred, adduced, and/or presented at the Confirmation Hearing, the Bankruptcy Court finds that the injunctions, exculpations, and releases set forth in the Plan, including those set forth in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, are appropriate and consistent with the Bankruptcy Code and applicable law.

FF.           Implementation. All documents necessary to implement the Plan, including the Exhibits to the Plan and those documents contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith and at arms’ length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law. Such documents provide adequate and proper means for the Plan’s implementation.

GG.          Executory Contracts and Unexpired Leases. Article VIII governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code. The Debtor has exercised reasonable business judgment in determining whether to assume or reject executory contracts and unexpired leases. Each assumption of an executory contract or unexpired lease pursuant to Article VIII of the Plan shall be legal, valid, and binding upon the Debtor or Reorganized Debtor, and their successors and assigns, and all non-Debtor parties and their successors and assigns to such executory contract or unexpired lease, all to the same extent as if such assumption had been effectuated pursuant to an order of the Bankruptcy Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order. The Debtor has appropriately satisfied the Cure amount, or provided adequate assurance that the Debtor or Reorganized Debtor, as applicable, or their successors and assigns, as applicable, will satisfy the Cure amount, under or relating to each of the executory contracts and unexpired leases that are being assumed by the Debtor pursuant to the Plan.

HH.         Conditions Precedent. The conditions precedent to the Effective Date set forth in Section 9.2 of the Plan may be waived or modified by the Debtor as provided therein, without notice or leave or order of the Bankruptcy Court, and without any other formal action other than proceeding to consummate the Plan.

II.              Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

JJ.             Objections. All Objections have been resolved as stated on the record at the Confirmation Hearing and, based on such resolution, all Objections were withdrawn as confirmed by the objecting parties on the record of the Confirmation Hearing.

KK.      Retention of Jurisdiction. The Bankruptcy Court may, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case, including jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

DECREES

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.               Confirmation. The Plan, annexed hereto as Exhibit A, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, all Exhibits thereto, and the Plan Supplement, each, as may be modified, are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

2.               Plan Modifications and Amendments. The Plan may be amended, modified, or supplemented by the Debtor or the Reorganized Debtor, as applicable, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. After the Confirmation Date, so long as such action does not materially and adversely affect the treatment or rights of holders of Claims or Equity Interests hereunder or under the Plan, the Debtor, in consultation with the Creditors’ Committee, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. Prior to the Effective Date, the Debtor may, upon not less than five (5) Business Days’ notice to the attorneys for the Creditors’ Committee, make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not materially and adversely affect the treatment or rights of holders of Claims or Equity Interests as they existed hereunder or under the Plan prior to any such proposed technical adjustments or modifications.

3.               Plan Supplement and Exhibits to the Plan. The documents contained in the Plan Supplement and Exhibits to the Plan and any amendments, modifications, and supplements thereto, and the execution, delivery, and performance thereof by the Debtor are authorized and approved.

4.               Objections. All Objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan, are overruled on the merits for the reasons stated on the record of the Confirmation Hearing.

5.               Binding Effect. The Plan, all of its provisions and Exhibits, and the documents and agreements contained in the Plan Supplement, shall be binding on the Debtor, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtor, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan or whether or not the holder of such Claim or Equity Interest has accepted the Plan.

6.               Solicitation and Notice. Notice of the Confirmation Hearing complied with the terms of the Solicitation Order, was appropriate and satisfactory based on the circumstances of the Chapter 11 Case, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. The solicitation of votes on the Plan complied with the solicitation procedures in the Solicitation Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

7.               Plan Classification Controlling. The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.

8.               Treatment of Allowed Claims and Interests. In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Equity Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Equity Interest, or any distribution to be made on account of such Allowed Claim or Equity Interest. The entry of this Confirmation Order constitutes this Court’s approval of the treatment of all such Claims and Equity Interests, including, without limitation, approval of the treatment of the PharmAthene Allowed Claim, as provided in Section 4.3(b) of the Plan (provided, however, that Option 2 under Section 4.3(b)(ii)(B) of the Plan is no longer available and cannot be selected by the Debtor or Reorganized Debtor, as applicable, as an option under the Plan to treat the PharmAthene Allowed Claim), as well as a finding by this Court that such treatment is in the best interests of the Debtor, its estate, and holders of Claims and Equity Interests, and is fair, equitable, and reasonable.

9.               Cancellation of Existing Agreements and Instruments. Pursuant to Section 6.8 of the Plan and except as otherwise expressly provided for in the Plan or with respect to executory contracts or unexpired leases that are to be assumed by the Reorganized Debtor, as of the Effective Date, agreements and instruments evidencing debt of the Debtor shall be cancelled and deemed null and void and of no further force and effect, and the holders thereof shall have no rights, and such agreements and instruments shall evidence no rights, except the right to receive the distributions provided in the Plan. For the avoidance of doubt, all Equity Interests in the Debtor shall not be cancelled and shall remain in full force and effect on and after the Effective Date, but shall be subject to the provisions of Sections 4.4 and 6.10 of the Plan.

10.        Cancellation of Liens. Pursuant to Section 6.9 of the Plan, except as otherwise specifically provided in the Plan, upon the occurrence of the Effective Date, any and all Liens securing any Secured Claims shall be deemed released, and the holders of such Secured Claims shall be authorized and directed to release any and all Collateral or other property of the Debtor (including, without limitation, any cash collateral) held by each such holders and to take such actions as may be requested by the Reorganized Debtor to evidence the release of such Liens, including, without limitation, the execution, delivery, and filing or recording of such releases as may be requested by the Reorganized Debtor. The provisions of the foregoing sentence shall not apply to any Liens in Collateral (including any Cash Collateral) that may be granted pursuant to Section 6.6(b) of the Plan.

11.        Reverse Stock Split. Pursuant to Section 6.10 of the Plan, upon and subject to the occurrence of the Effective Date through and including December 31, 2016, and without any further order of the Bankruptcy Court, stockholder action, or other corporate action, the Reorganized Debtor shall have the option to combine shares of Existing Common Stock into a lesser number of validly issued, fully paid, and non-assessable shares of Existing Common Stock which shall satisfy the minimum bid price requirements of the NASDAQ Stock Exchange or any other relevant exchange or trading platform.

12.        Authorization and Issuance of New Common Stock. Pursuant to Section 6.11 of the Plan, the Debtor and the Reorganized Debtor, as applicable, are authorized and directed to authorize and issue the New Common Stock, to the extent required if the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C) (Option 3) of the Plan, or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii) of the Plan. Such issuance of the New Common Stock and the related cancellation of all Equity Interests are authorized without the need for any further corporate action, Bankruptcy Court approval, shareholder vote, or other approvals. In the event of such issuance of New Common Stock, the Debtor or the Reorganized Debtor, as applicable, shall file a notice of such issuance and the cancellation of the Existing Common Stock with the Bankruptcy Court and the United States Securities and Exchange Commission.

13.        Section 1145 Exemption. Pursuant to Section 6.13 of the Plan, if the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C) of the Plan, or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii) of the Plan, the issuance and distribution under the Plan of the New Common Stock, if applicable, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. Notwithstanding the foregoing, under such circumstances, PharmAthene shall be deemed a Section 1145 underwriter, to the extent permitted by applicable law, such that the New Common Stock issued to it shall be subject to applicable restrictions on transfer, and the certificate evidencing the New Common Stock shall be appropriately legended to reflect such restrictions.

14.        Equity Interests in Subsidiary. Pursuant to Section 6.14 of the Plan, the Debtor’s equity interests in SIGA Pharmaceuticals (Europe) Limited shall be unaffected by the Plan, and the Reorganized Debtor shall continue to own and hold such equity interests from and after the Effective Date.

15.        Continued Corporate Existence. Pursuant to Section 6.15(a) of the Plan, the Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a Delaware corporation, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, subject in all cases to the terms of the Plan Covenants.

16.        Compliance with the Plan Covenants. The Plan Covenants are approved in their entirety. From the Effective Date through and including the Plan Covenant Termination Date, the Reorganized Debtor shall and shall cause any Subsidiary to comply with the Plan Covenants.

17.        Determination of Plan Covenant Event of Default. Within three (3) Business Days after the occurrence and during the continuation of a Plan Covenant Event of Default, the Debtor shall provide PharmAthene written notice thereof containing a description in reasonable detail of the circumstances of such default. Except for any continuing Plan Covenant Event of Default for which PharmAthene receives notice pursuant to Section 6.5(a) of the Plan, promptly after PharmAthene becomes aware of the occurrence of an alleged Plan Covenant Event of Default, PharmAthene shall notify the Reorganized Debtor in writing of such alleged event of default, setting forth in reasonable detail the nature of the alleged event of default. No Plan Covenant Event of Default shall be deemed to have occurred until such time, if any, as either (a) the Reorganized Debtor has acknowledged in writing that a Plan Covenant Event of Default has occurred and is continuing or (b) the Bankruptcy Court shall have entered an order (upon notice of a motion filed by PharmAthene) determining that a Plan Covenant Event of

Default has occurred and is continuing. PharmAthene shall be entitled to (and the Reorganized Debtor shall not object to) an expedited hearing before the Bankruptcy Court on not less than five (5) Business Days’ notice for a determination as to whether a Plan Covenant Event of Default has occurred and is continuing. If PharmAthene seeks a determination from the Bankruptcy Court that a Plan Covenant Event of Default has occurred and is continuing and prevails with respect thereto, in addition to the remedies available to PharmAthene pursuant to Section 6.6 of the Plan, the Reorganized Debtor shall pay the reasonable legal fees and expenses incurred by PharmAthene in connection with such proceeding before the Bankruptcy Court. The sole issue to be determined by the Bankruptcy Court with respect to any motion filed by PharmAthene pursuant to this Paragraph 17 of this Confirmation Order shall be whether a Plan Covenant Event of Default has occurred and is continuing.

18.        Consequences of Plan Covenant Event of Default. Pursuant to Section 6.6 of the Plan, upon the occurrence and continuation of a Plan Covenant Event of Default as determined in accordance with Section 6.5(b) of the Plan, the Reorganized Debtor shall:

(a)        Within five (5) Business Days of such determination deposit in the Escrow Account all Cash and Cash equivalents then held by the Reorganized Debtor in excess of Fifty Million Dollars ($50,000,000). Thereafter on the fifteenth (15th) day of each month commencing with the month next succeeding the month, if any, in which the foregoing deposit is made, the Reorganized Debtor shall provide to PharmAthene and to the Escrow Agent a certification signed by an executive officer certifying the amount of Cash and Cash equivalents held by the Reorganized Debtor (exclusive of any Cash in the Escrow Account) on the last day of the immediately preceding month. If such certification reflects Cash and Cash equivalents on hand less than Fifty Million Dollars ($50,000,000), the Escrow Agent shall promptly transfer to the Reorganized Debtor (without any further notice or instructions) funds from the Escrow Account in an amount necessary to restore the Reorganized Debtor’s Cash and Cash equivalents on hand to Fifty Million Dollars ($50,000,000). If such certification reflects Cash and Cash equivalents on hand in excess of Fifty Million Dollars ($50,000,000), the Reorganized Debtor shall promptly transfer to the Escrow Account such excess;

(b)        Grant holders of Allowed General Unsecured Claims whose claims have not been satisfied in full as of such date, including PharmAthene, a perfected Lien against the Escrow Account and substantially all assets of the Reorganized Debtor to secure the Reorganized Debtor’s obligations under the Plan with respect to such claims; provided, however, that nothing contained in this Confirmation Order or in the Plan shall require the granting of any Lien on any assets that may not be pledged as collateral security pursuant to any existing agreement or applicable law;

(c)        Retain, at the Reorganized Debtor’s expense, the Monitor to have reasonable access to the Reorganized Debtor’s offices in both New York, New York and Corvallis, Oregon, and whose approval, which shall not be unreasonably withheld, shall be required with respect to any transaction or payment that the Reorganized Debtor seeks to enter into or make to the extent such transaction or payment is in excess of Twenty-Five Thousand Dollars ($25,000). The Monitor shall be subject to a confidentiality agreement, a substantially final form of which is annexed to the Plan Supplement as Exhibit F1; and

(d)        Reconstitute the Board of Directors of the Reorganized Debtor such that the reconstituted Board of Directors shall consist of a majority of directors designated by PharmAthene, with the remainder designated by the Reorganized Debtor. Those directors designated by PharmAthene have been identified prior to the Confirmation Hearing; provided, however, that PharmAthene shall retain the right to alter such designation at any time prior to any reconstitution of the Board of Directors. Notwithstanding the foregoing, the directors designated by PharmAthene shall be excluded from all meetings of the Board of Directors (including subcommittee meetings of the Board of Directors) relating solely to the PharmAthene Action or the treatment or potential treatment of the PharmAthene Allowed Claim under the Plan, and shall not receive or be furnished any documents solely with respect to such matters. The directors designated by PharmAthene also shall not be permitted to vote as members of the Board of Directors with respect to the matters described in the preceding sentence.

Upon the date on which PharmAthene receives the entirety of the treatment required under the Plan in respect of the PharmAthene Allowed Claim, (i) all Cash held in the Escrow Account shall immediately be paid to the Reorganized Debtor; (ii) any and all Liens granted pursuant to Section 6.6(b) of the Plan or this Confirmation Order shall be automatically released, terminated, and extinguished; (iii) the Monitor shall be released and discharged of and from all further authority, duties, responsibilities, and obligations, and shall no longer have any authority hereunder or otherwise; and (iv) the Reorganized Debtor shall be permitted to reconstitute the Board of Directors in accordance with the Reorganized Debtor’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

19.        Appointment of Board Observer. Pursuant to Section 6.7 of the Plan,

(a)        As of the Effective Date through and including the Plan Covenant Termination Date, PharmAthene shall be entitled to the Board Observer.

(b)        Subject to the execution of the confidentiality agreement provided for in Paragraph 19(c) of this Confirmation Order, a substantially final form of which is annexed as Exhibit F2 to the Plan Supplement, the Board Observer shall (i) receive all notices of meetings of the Reorganized Debtor’s Board of Directors (whether such meetings are by telephone, video conference or in person) or of actions to be taken by such Board of Directors by consent, whether regular, special, or subcommittee meetings, and all documents provided by the Reorganized Debtor to members of its Board of Directors; (ii) be entitled to attend and observe all meetings of the Reorganized Debtor’s Board of Directors (including all meetings of every subcommittee of such Board of Directors), and (iii) be provided with a copy of all resolutions adopted by the Reorganized Debtor’s Board of Directors subsequent to the Effective Date (including of actions approved by consent of the Board of Directors). Notwithstanding the foregoing, the Board Observer shall be excluded from those portions of such meetings solely concerning the PharmAthene Action or treatment or potential treatment of the PharmAthene Allowed Claim under the Plan (such matters, the “Excluded Matters”), and shall not receive any documents provided to members of the Board of Directors solely with respect to such matters; provided, however, if any such documents pertain to matters concerning both Excluded Matters and non-Excluded Matters, such documents shall be provided to the Board Observer redacted solely with respect to any portion thereof that concerns Excluded Matters.

(c)        The Board Observer shall be subject to a confidentiality agreement, the substantially final form of which is annexed as Exhibit F2 to the Plan Supplement. The Board Observer may disclose to PharmAthene, PharmAthene’s board of directors and legal counsel all information obtained at meetings of the Board of Directors or any subcommittee thereof, or from any notices or documents provided to the Board Observer; provided, however, that the Board Observer shall not be allowed to disclose any information to PharmAthene that the Debtor or the Reorganized Debtor, as applicable, has designated as confidential unless the Board Observer reasonably believes that the Reorganized Debtor has committed or may imminently commit a

Plan Covenant Event of Default and such information is necessary to determine the same. PharmAthene, the members of its board of directors, and its legal counsel shall be subject to a confidentiality agreement, substantially final forms of which are annexed as Exhibits F3 and F4 to the Plan Supplement, and which shall be executed and be in full force and effect prior to the Effective Date.

(d)        The Reorganized Debtor shall (i) pay the Board Observer an hourly fee not to exceed $500 per hour for services rendered in his capacity as Board Observer, and (ii) reimburse the Board Observer for (x) all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors upon presentation of invoices therefor; and (y) reasonable fees and expenses of any attorneys retained by the Board Observer to represent him in his capacity as such upon presentation of invoices therefor. Any dispute regarding the reasonableness of any such fees and expenses shall be resolved by the Bankruptcy Court.

20.        Establishment of Escrow Account. Pursuant to Section 6.7 of the Plan, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall open the Escrow Account in accordance with the Plan and the terms and conditions set forth in the Escrow Agreement. The Escrow Account shall have its situs, and all of the assets of the Escrow Account shall be located, within the United States.

21.        Amendment of Certificate of Incorporation and Amendment of By-Laws. Pursuant to Sections 6.15(b) and 6.15(c) of the Plan, the Debtor’s certificate of incorporation and by-laws shall each be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Certificate of Incorporation (as amended, superseded, and replaced on March 30, 2016 by ECF No. 848) and Amended and Restated By-laws, respectively, and the increase in the number of authorized shares of capital stock to an aggregate six hundred twenty million (620,000,000) shares as provided therein is approved without any further action being required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors of the Debtor or the Reorganized Debtor).

22.        Corporate Reorganization Actions, Effectuating Documents, and Further Transactions. Pursuant to Section 6.16 of the Plan, (a) on or as soon as practicable after the Effective Date, the Reorganized Debtor shall take such actions as may be or become necessary to effectuate the Plan and any transactions contemplated thereby, all of which shall be authorized and approved in all respects, in each case without further action being required under applicable law, regulation, order, or rule; (b) each officer of the Debtor is (and each officer of the Reorganized Debtor shall be) authorized and directed to execute, deliver, file, or record such contracts, instruments, indentures, the Amended and Restated Certificate of Incorporation (substantially in the form included in ECF No. 848), and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors of the Debtor or the Reorganized Debtor); (c) all matters provided for in the Plan involving the corporate structure of the Debtor or Reorganized Debtor, or any corporate or related action required by the Debtor or Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Debtor or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, or officers, as applicable, of the Debtor or Reorganized Debtor; and (d) Notwithstanding any provision of the Plan to the contrary, any issuance and sale by the Reorganized Debtor, in connection with the treatment of the PharmAthene Allowed Claim under Section 4.3(b)(i)(A) (Option 1) or under Section 4.3(b)(i)(D) (Option 4), of common stock, preferred stock, or any other security convertible, exchangeable, or exercisable into common or preferred stock of the Reorganized Debtor (an “Equity Issuance”) to MacAndrews & Forbes Incorporated or any of its affiliates (“MacAndrews”) shall provide each other holder of Existing Common Stock with the opportunity to purchase its pro rata share of any class of such securities issued to MacAndrews based on each holder’s percentage ownership interest of the outstanding Existing Common Stock of the Reorganized Debtor (as of a record date to be set by the Board of Directors of the Reorganized Debtor that shall be on or about the date of such transaction) on the same terms and conditions as MacAndrews. If MacAndrews either (a) provides a backstop commitment with respect to an Equity Issuance or (b) otherwise commits to purchase any unsubscribed shares without providing a backstop commitment, funds and accounts managed by Jet Capital Management LP, funds and accounts managed by Nantahala Capital Management, LLC, and funds and accounts managed by Esopus Creek Value Series Fund LP shall have the right to participate in such (x) backstop commitment or (y) commitment to purchase unsubscribed shares, in each case on the same terms and conditions as MacAndrews, pro rata, based upon the percentage ownership interest of the outstanding Existing Common Stock of the Reorganized Debtor of each committing party as compared to the aggregate percentage ownership interest of the outstanding Existing Common Stock of all committing parties determined as of the record date as set forth above.

23.        Provisions Governing Distributions and Procedures for Disputed Claims. The provisions set forth in Article V and Article VII of the Plan regarding distributions on account of Allowed Claims and procedures for Disputed Claims, respectively, are fair and reasonable, and are approved.

24.            Setoff and Recoupment. Pursuant to Section 5.9 of the Plan, and except with respect to the PharmAthene Allowed Claim, and any other payments or distributions to be made to PharmAthene pursuant to the Plan, the Debtor and the Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Allowed Claim, and any distribution to be made on account of such Allowed Claim, any and all claims, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor may have against the holder of such Allowed Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver, abandonment, or release by the Debtor or the Reorganized Debtor, as applicable, of any such claims, rights, and Causes of Action that the Debtor or the Reorganized Debtor, as applicable, may have against the holder of such Claim.

25.        Objections to Claims. Pursuant to Section 7.1 of the Plan, the Reorganized Debtor shall be entitled to object to Claims and Administrative Expenses (other than the PharmAthene Claim which has become the PharmAthene Allowed Claim). All objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date and (ii) such date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court), whether fixed before or after the date specified in clause (i) above.

26.            Assumption or Rejection of Executory Contracts and Unexpired Leases. As of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed, and, if applicable, assigned, except for an executory contract or unexpired lease that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, which is annexed to the Plan Supplement as Exhibit H, (c) is the subject of a rejection motion filed by the Debtor under section 365 of the Bankruptcy Code prior to the Confirmation Date with respect to which there is not yet a Final Order of the Bankruptcy Court, or (d) is the subject of a pending objection regarding the assumption, the date the assumption will be deemed effective (the Effective Date of the Plan), or the Cure amount for a particular contract or lease (each such objection, a “Treatment Objection”).

    27.            Proposed Assumption of Contracts and Leases. Each assumption of an executory contract or unexpired lease pursuant to Article VIII of the Plan shall be legal, valid, and binding upon the Debtor or the Reorganized Debtor, as applicable, and their successors and assigns and all non-Debtor parties and their successors and assigns to such executory contract or unexpired lease, all to the same extent as if such assumption had been effectuated pursuant to an order of the Bankruptcy Court under section 365 of the Bankruptcy Code entered before entry of this Confirmation Order. Any Treatment Objection by a counterparty to a proposed assumption of an executory contract or unexpired lease must have been filed, served, and actually received by the Debtor on or before April 5, 2016. To the extent a Treatment Objection was timely filed, the objection shall be scheduled for a hearing by the Bankruptcy Court. Following resolution of a Treatment Objection by Final Order of the Bankruptcy Court, the applicable contract or lease shall be deemed assumed or assumed and assigned, as applicable, effective as of the Effective Date; provided, however, that the Debtor reserves the right to reject any contract or lease prior to or following entry of a Final Order of the Bankruptcy Court resolving such an objection by filing a notice indicating such rejection within three (3) Business Days of entry of such Final Order. To the extent that a Treatment Objection is not timely filed and properly served on the Debtor, then the counterparty to the applicable contract or lease shall be deemed to have assented to (a) the Cure amount proposed by the Debtor and (b) the assumption or assumption and assignment, as applicable, of such contract or lease, notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (ii) terminate or permit the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtor or Reorganized Debtor or terminating or modifying such contract or lease on account of transactions contemplated by the Plan.

Subject to resolution of any Treatment Objection, all Cures shall be satisfied by the Debtor or Reorganized Debtor, as the case may be, upon assumption or assumption and assignment, as applicable, of the underlying contracts and leases. Assumption and assignment of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including, without limitation, defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment. Any and all proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned, as applicable, shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.

28.            Proposed Rejections of Contracts and Leases and Rejection Claims. Each executory contract and unexpired lease listed on the Schedule of Rejected Contracts and Leases as an executory contract or unexpired lease to be rejected shall be deemed rejected effective as of the Effective Date of the Plan or such date as provided in an order of the Bankruptcy Court. Any objection by a counterparty to a proposed rejection of an executory contract or unexpired lease or the date the rejection will be deemed effective (the Effective Date of the Plan or such date as provided in an order by the Bankruptcy Court) must have been filed, served, and actually received by the Debtor on or before April 5, 2016. In the event that the rejection of an executory contract or unexpired lease under the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor, or their respective estate, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtor, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or order of the Bankruptcy Court.

29.            Survival of the Debtor’s Indemnification Obligations. The obligations of the Debtor to indemnify and reimburse persons who are or were directors, officers, or employees of the Debtor on the Commencement Date or at any time thereafter against and for any obligations (including, without limitation, reasonable fees and expenses incurred by the Board of Directors of the Debtor, or the members thereof, in connection with the Chapter 11 Case) pursuant to the certificate of incorporation, by-laws, applicable state law, or specific agreement, or any combination of the foregoing, will survive confirmation of the Plan, remain unaffected thereby, shall not be discharged, and shall be deemed and treated as executory contracts assumed under the Plan, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date. In furtherance of the foregoing, but subject to compliance with the Plan Covenants, the Reorganized Debtor shall maintain insurance for the benefit of such directors, officers, and employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than four (4) years following the Effective Date.

30.            Compensation and Benefits. As of the Effective Date, unless specifically rejected by a Final Order of the Bankruptcy Court or otherwise specifically provided for in the Plan, all employment and severance policies, workers’ compensation programs, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its present and former employees, officers, and directors, including, without limitation, all health care plans, disability plans, severance benefit plans, and incentive plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtor’s obligations under such plans, policies, and programs, shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code. Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Reorganized Debtor.

31.            Insurance Plans. All Insurance Plans pursuant to which the Debtor has any obligations in effect as of the date of this Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor, subject to Sections 8.1—8.3 of the Plan and shall continue in full force and effect. All other Insurance Plans shall revest in the Reorganized Debtor. The discharge and release of the Debtor as provided in the Plan, and the re-vesting of property in the Reorganized Debtor, shall not diminish nor impair the enforceability of any Insurance Plans.

32.          Intellectual Property Licenses and Agreements. All intellectual property contracts, licenses, royalties, and other similar agreements to which the Debtor has any rights or obligations in effect as of the date of this Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor, subject to Sections 8.1—8.3 of the Plan and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected hereunder or pursuant to a Final Order, or is the subject of a separate rejection motion filed by the Reorganized Debtor. Unless otherwise provided herein or in the Plan, all other intellectual property contracts, licenses, royalties, or other similar agreements shall revest in the Reorganized Debtor and the Reorganized Debtor may take all actions as may be necessary or appropriate to ensure such revesting as contemplated by the Plan.

33.          Assignment. Pursuant to 8.9 of the Plan, to the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned under the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including, without limitation, those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect.

34.            Approval of Assumption, Rejection, or Assignment of Executory Contracts and Unexpired Leases. Subject to the occurrence of the Effective Date, entry of this Confirmation Order shall constitute approval of the rejections, assumptions, and/or assignments contemplated under the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease that is assumed under the Plan shall vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms as of the Effective Date, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing or providing for its assumption.

35.            Modifications, Amendments, Supplements, Restatements, or Other Agreements. Pursuant to Section 8.11 of the Plan, unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases.

36.            Reservation of Rights Relating to Contracts and Leases. Pursuant to Section 8.12 of the Plan, (i) neither the inclusion of any contract or lease on any exhibit to the Plan, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtor that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder; (ii) nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor and the Reorganized Debtor under any executory contract or non-executory contract or any unexpired or expired lease; (iii) nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any executory contract or any unexpired lease; (iv) if there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease.

37.            Return of Deposits. Pursuant to the Court’s Final Order Pursuant to U.S.C. §§ 105(a) and 366 (I) Approving Debtor’s Proposed Form of Adequate Assurance of Payment to Utilities, (II) Establishing Procedures for Resolving Objections by Utility Companies, and (III) Prohibiting Utilities from Altering, Refusing, or Discontinuing Service (ECF No. 103) (the “Utilities Order”), any deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code that was received by one of the Debtor’s utilities companies during this Chapter 11 Case (collectively, the “Deposits”) shall be returned to the Debtor, if not already returned, at the earlier of: (i) entry of an order of the Court authorizing the return of the Adequate Assurance Deposit to the Debtor, and (ii) the Effective Date (at which time the Deposit shall be automatically, without further order of the Court, be returned to the Reorganized Debtor).

38.            Conditions Precedent to Confirmation. The conditions precedent to Confirmation set forth in Section 9.1 of the Plan have occurred.

39.            Plan Supplement and Exhibits to the Plan. The documents substantially in the form contained in the Plan Supplement and the Exhibits to the Plan, and any amendments, modifications, and supplements thereto, and the execution, delivery, and performance thereof by the Debtor or the Reorganized Debtor, as applicable, are authorized and approved.

40.            Vesting of Assets. Pursuant to Section 10.2 of the Plan, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtor shall vest in the Reorganized Debtor, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan. The Reorganized Debtor may operate its business and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code. Nothing in this Paragraph 40 of this Confirmation Order shall affect the Reorganized Debtor’s obligations with respect to, or the limitations imposed on the Reorganized Debtor pursuant to, the Plan Covenants.

41.            Discharge of Claims. Except as otherwise provided in the Plan or this Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made under the Plan shall, upon the Effective Date, discharge all existing debts and Claims of any kind, nature, or description whatsoever against or in the Debtor or any of its assets or property to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan, upon the Effective Date, all existing Claims against the Debtor shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims (and all representatives, trustees, or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtor, or any of its assets or property, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

42.            Release and Discharge of Debtor. Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, and except as expressly provided in the Plan, all Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against the Debtor.

43.            Releases, Exculpations, and Injunctions. The release, exculpation, and injunction provisions contained in the Plan are fair and equitable, are given for valuable consideration, and are in the best interests of the Debtor and its chapter 11 estate, and such provisions are approved and shall be effective and binding on all persons and entities.

44.            Releases by the Debtor.

(a)            As of the Effective Date, the Debtor releases (i) all present and former directors and officers of the Debtor who were directors and/or officers at any time on or after the Commencement Date, and any other Persons who serve or served as members of management of the Debtor at any time on or after the Commencement Date, (ii) MacAndrews & Forbes Incorporated and all present and former directors and officers of MacAndrews & Forbes Incorporated who were directors and/or officers at any time after the Commencement Date, and any other Persons who serve or served as members of management of MacAndrews & Forbes Incorporated any time after the Commencement Date; (iii) all post-Commencement Date advisors, consultants, agents, counsel, or other professionals of or to the Debtor or the Creditors’ Committee, and (iv) all current and former members (solely in their capacity as members) of the Creditors’ Committee, and their respective officers, directors, agents, and employees (including, without limitation, attorneys, advisors, consultants and other professionals engaged by individual members of the Creditors’ Committee) (collectively, the “Released Parties”), from any and all Causes of Action (including, without limitation, all 2004 Derivative Causes of Action) held by, assertable on behalf of, or derivative from the Debtor, in any way relating to the Debtor (both prior to and subsequent to the Commencement Date), the Chapter 11 Case, the Plan, the Plan Supplement, negotiations regarding or concerning the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, and the ownership, management, and operation of the Debtor, (except for actions found by Final Order to be willful misconduct (including, without limitation, conduct that results in a personal profit at the expense of the Debtor’s estate), gross negligence, fraud, malpractice, criminal conduct, or ultra vires acts), which Causes of Action are based on any act, event, or omission taking place before the Effective Date; provided, however, that the foregoing shall not limit the liability of any counsel to their respective clients contrary to Rule 1.8(h)(1) of the New York Rules of Professional Conduct. The Reorganized Debtor shall be bound by all of the releases set forth above to the same extent that the Debtor is bound.

(b)        In addition, to the extent not included in the immediately preceding paragraph, as of the Effective Date, the Debtor releases (i) all present and former directors and officers of the Debtor who were directors and/or officers at any time after the Commencement

Date, and any other Persons who serve or served as members of management of the Debtor at any time after the Commencement Date, and (ii) MacAndrews & Forbes Incorporated and all present and former directors and officers of MacAndrews & Forbes Incorporated who were directors and/or officers at any time after the Commencement Date, and any other Persons who serve or served as members of management of MacAndrews & Forbes Incorporated at any time after the Commencement Date, from any and all Causes of Action derivative from the Debtor (including, without limitation, the 2004 Derivative Causes of Action). The Reorganized Debtor shall be bound by all of the releases set forth above to the same extent that the Debtor is bound.

45.        Exculpation. Upon the Effective Date, the Debtor, the Debtor’s officers and directors who served at any time on or after the Commencement Date, the Creditors’ Committee, each of its current or former members in their capacity as members of the Creditors’ Committee, and each of the respective retained professionals of any of the foregoing (collectively, the “Exculpated Parties”), shall not have or incur any liability to any Entity for any act or omission in connection with, related to, or arising out of the Chapter 11 Case; negotiations regarding or concerning the Plan; any settlement or any agreement in the Chapter 11 Case; the pursuit of confirmation of the Plan; the consummation of the Plan; the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; the administration of the Plan or property to be distributed under the Plan; or any transaction, decisions, actions and/or inactions contemplated by or relating to any of the foregoing, including without limitation, the determination by the Debtor or Reorganized Debtor of the treatment of the PharmAthene Allowed Claim as provided in Section 4.3(b)(i) of the Plan; except for actions found by Final Order to constitute willful misconduct, gross negligence, fraud, criminal conduct, or ultra vires acts, but in all respects, the

Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and this Confirmation Order.

46.        Term of Injunctions or Stays. Pursuant to Section 10.5 of the Plan, unless otherwise provided in the Plan or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

47.        PharmAthene Stay. Pursuant to Section 4.3(b)(iii) of the Plan, PharmAthene shall continue to be stayed and enjoined, from and after the Effective Date through the PharmAthene Allowed Claim Treatment Date, from taking any action to (A) enforce against the Debtor or the Reorganized Debtor or against any property of the Debtor or Reorganized Debtor any judgment or other relief granted in the PharmAthene Action; and (B) create, perfect, or enforce any lien against any property of the Debtor or Reorganized Debtor, it being understood that the PharmAthene Allowed Claim shall be treated and fully satisfied as provided in the Plan; provided, however, that nothing in the Plan or this Confirmation Order shall prevent or enjoin PharmAthene from pursuing any right, claim or remedy arising under the Plan or under applicable law with respect to a default by the Debtor or the Reorganized Debtor, as applicable, (1) in the treatment of the PharmAthene Allowed Claim pursuant to the Plan, or (2) with respect to a Plan Covenant Event of Default.

48.        Injunction Against Interference with Plan.

(a)        Pursuant to Section 10.6(a) of the Plan, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees,

agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(b)        Pursuant to Section 10.6(b) of the Plan, and except as otherwise provided in the Plan, the Debtor and the Reorganized Debtor, as applicable, and their Affiliates, shall be enjoined at all times from taking any actions to stay, change, impede, nullify, void, or otherwise override the PharmAthene Final Order or impede steps necessary to its coming into existence or the treatment of the PharmAthene Allowed Claim as provided in the Plan; provided, however, that nothing contained in this Confirmation Order or Section 10.6(b) of the Plan shall enjoin, prevent, or in any way prejudice any Person from prosecuting or otherwise pursuing any disputes that may arise with respect to the interpretation of the terms of the PharmAthene Final Order. If, however, the Debtor or the Reorganized Debtor, as applicable, or their Affiliates take any actions enjoined pursuant to Section 10.6(b) of the Plan, in addition to all rights of PharmAthene to enforce such injunction, and upon and subject to entry of an order of this Court finding that such enjoined actions were in fact taken, the Debtor or Reorganized Debtor, as applicable, shall (i) pay to PharmAthene Twenty-Five Million Dollars ($25,000,000) in Cash, which payment shall be retained by PharmAthene and shall not be refundable under any circumstance, but shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor to PharmAthene in accordance with Section 4.3(b)(i)(A), and (ii) pay to PharmAthene all actual reasonable out-of-pocket expenses, including attorneys’ fees, incurred by PharmAthene in connection with proceedings instituted by PharmAthene with respect to such enjoined actions.

49.        Injunction. Except as otherwise expressly provided in the Plan or in this Confirmation Order, upon the Effective Date, all Persons or Entities who have held, hold, or may hold Claims or Equity Interests and their successors and assigns, and all other parties in interest, along with their respective present or former employees, agents, professionals, officers, directors, principals, and affiliates, shall be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtor or the Reorganized Debtor or property of the Debtor or the Reorganized Debtor other than actions to enforce the Plan, but only as provided in the Plan and in this Confirmation Order, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order with respect to any such Claim or Equity Interest against the Debtor or the Reorganized Debtor or property of the Debtor or the Reorganized Debtor, (iii) creating, perfecting, or enforcing any encumbrance of any kind with respect to any such Claim or Equity Interest against the Debtor or the Reorganized Debtor or against property or interests in property of the Debtor or the Reorganized Debtor, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or the Reorganized Debtor or against property or interests in property of the Debtor or the Reorganized Debtor, with respect to any such Claim or Equity Interest, (v) acting or proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or this Confirmation Order, and (vi) commencing, continuing, or asserting in any manner any action or other proceeding of any kind with respect to any Claims or Equity Interests that are extinguished, released, or settled pursuant to the Plan. This injunction shall extend to any successors of the Debtor and the Reorganized Debtor and their respective property and interests in property.

50.        Retention of Causes of Action/Reservation of Rights.

(a)        Pursuant to Section 10.10 of the Plan, and except as otherwise provided in Section 10.9 of the Plan, nothing in the Plan or in this Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtor or the Reorganized Debtor may have or which the Reorganized Debtor may choose to assert on behalf of its estate under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtor, the Reorganized Debtor, or their officers, directors, or representatives and (ii) for the turnover of any property of the Debtor’s estate.

(b)        Pursuant to Section 10.10 of the Plan, and except as otherwise provided in the Plan, nothing in the Plan or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that it had immediately prior to the Commencement Date fully as if the Chapter 11 Case had not been commenced, and all of the Reorganized Debtor’s legal and equitable rights with respect to any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Case had not been commenced.

51.        Limited Applicability for Shareholder Vote. Notwithstanding anything contained herein or in the Plan to the contrary, only if (1) the PharmAthene Allowed Claim is treated under Section 4.3(b)(i)(A) (Option 1) of the Plan and (2) in connection with such treatment the Reorganized Debtor enters into a transaction that would require a vote of the Reorganized Debtor’s shareholders under applicable Delaware State law, this Order and the Plan shall not eliminate any such requirement for a shareholder vote; it being understood, however, that the foregoing shall not in any way apply to, and no shareholder vote shall be required for, (a) any other transaction in connection with the treatment of the PharmAthene Allowed Claim under Section 4.3(b)(i)(A) (Option 1) of the Plan, or any other treatment of the PharmAthene Allowed Claim under the Plan (including if the PharmAthene Allowed Claim is treated under Section 4.3(b)(i)(C) (Option 3) of the Plan or is treated as set forth in Section 4.3(b)(ii) of the Plan), or (b) the increase in the number of authorized shares of capital stock to an aggregate of six hundred twenty million (620,000,000) shares as provided in the form of the Amended and Restated Certificate of Incorporation, filed on March 30, 2016 (ECF No. 848), which shall become effective in all respects on and as of the Effective Date.

52.        Special Provisions for Governmental Units. Pursuant to Section 10.11 of the Plan, solely with respect to “governmental units” (as defined in the Bankruptcy Code), nothing in the Plan or in this Confirmation Order, including Sections 10.8 and 10.9 of the Plan, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtor or the Reorganized Debtor to a “governmental unit” arising on or after the Effective Date with respect to events occurring on or after the Effective Date, (ii) any liability to a “governmental unit” that is not a Claim, (iii) any valid right of setoff or recoupment of a “governmental unit,” (iv) any police or regulatory action by a “governmental unit,” (v) any environmental liability to a “governmental unit” that the Debtor, the Reorganized Debtor, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, and (vi) any liability to a “governmental unit” on the part of any Persons or Entities other than the Debtor or the Reorganized Debtor; provided, however, that nothing in Section 10.11 of the Plan shall affect the exculpation and releases in Section 10.8 and 10.9 of the Plan.

53.        Governmental Approvals Not Required.

(a)       Except as otherwise expressly provided in this Confirmation Order, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements related thereto, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

(b)       Each federal, state, commonwealth, local, foreign, or other governmental agency is directed and authorized to accept the validity of any and all documents, trust agreements, mortgages, and instruments that are necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, this Confirmation Order, and any agreements created or contemplated by the Plan, without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

54.        Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents under the Plan or in connection with the transactions contemplated by the Plan, including the issuance and delivery of the New Common Stock pursuant to Sections 4.3(b)(i)(C) or 4.3(b)(ii) of the Plan, if applicable, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to this Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

55.        Expedited Tax Determination. The Reorganized Debtor may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtor or the Reorganized Debtor for all taxable periods through the Effective Date.

56.        Final Fee Applications. Pursuant to Section 2.2 of the Plan, each Entity seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3) and 503(b)(4) of the Bankruptcy Code shall (i) file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is sixty (60) days after the Confirmation Date or such later date as may be ordered by the Bankruptcy Court, and (ii) be paid in full in Cash in such amounts as are allowed by the Bankruptcy Court (a) on the date on which the order of the Bankruptcy Court relating to any such application is entered on the Bankruptcy Court’s docket, or as soon thereafter as reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such Entity and the Debtor, or, if on or after the Effective Date, the Reorganized Debtor. The Debtor and the Reorganized Debtor, as applicable, are authorized to pay compensation to professionals retained by the Debtor and the Creditors’ Committee for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

57.        Dissolution of Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall be released and discharged of and from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Chapter 11 Case, and, except for the limited purposes of participating in any and all appeals or other requests to review or amend the Confirmation Order, all other orders issued in connection with confirmation, with respect to any hearings held pursuant to Sections 4.3(b)(vi) and 4.3(b)(vii) of the Plan, and prosecuting final applications for allowances of fees and expenses of the Creditors’ Committee and its professionals, the Creditors’ Committee shall be deemed dissolved.

58.        Avoidance Actions. From and after the Effective Date, all Avoidance Actions shall be deemed waived and released.

59.        No Impact on Prior Appeal Bond. Nothing in the Plan or in this Confirmation Order shall discharge, release, enjoin, stay, impact or otherwise impair PharmAthene’s rights with respect to, the Prior Appeal Bond, which bond is not property of the estate. If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A), amounts paid to PharmAthene from the Prior Appeal Bond shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor pursuant to such treatment. Each of the Debtor, PharmAthene, and ACE Insurance Company of Europe S.A. – N.V., ACE INA Insurance Company, Ace European Group Limited, Insurance Company of North America, Pacific Employers Insurance Company, Westchester Fire Insurance Company, Indemnity Insurance Company of North America, ACE American Insurance Company, and ACE Property and Casualty Insurance Company reserve their respective rights under the Prior Appeal Bond, and under that certain Agreement of Indemnity, executed by the Debtor on June 22, 2012 in connection with the Prior Appeal Bond.

60.        Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtor shall (i) pay all the respective fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, until the earliest to occur of the entry of (a) a final decree closing the Chapter 11 Case, (b) a Final Order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (c) a Final Order dismissing the Chapter 11 Case, and (ii) be responsible for the filing of consolidated postconfirmation quarterly status reports with the Bankruptcy Court in accordance with Rule 3021-1 of the Southern District of New York Local Bankruptcy Rules, which status reports shall include reports on the disbursements made by the Disbursing Agent.

61.        Nonoccurrence of Effective Date. If, by no earlier than forty-five (45) days after the Confirmation Date, the Debtor determines that any of the conditions to the Effective Date set forth in Section 9.2 of the Plan cannot be satisfied and the occurrence of such conditions is not waived by the Debtor or cannot be waived, then the Debtor, following consultation with the Creditors’ Committee shall file a notice of the failure of the Effective Date with the Bankruptcy Court. Upon the filing of such notice, in accordance with Section 9.4 of the Plan, the Plan shall be null and void in all respects and in such event, nothing contained in the Plan, the Disclosure Statement, or this Confirmation Order shall (i) constitute a waiver or release of any Claims or any Equity Interests in the Debtor, or any claims by the Debtor, (ii) prejudice in any manner the rights of any Person, or (iii) constitute an admission, acknowledgement, offer or undertaking by the Debtor or any other Person. Notwithstanding the foregoing, the Debtor reserves the right, with the consent of the Creditors’ Committee, to waive the occurrence of any or all of the conditions precedent set forth in Section 9.2 of the Plan that can be waived or to modify any or all of such conditions precedent to the extent such conditions may be modified. Any such waiver or modification of such condition precedents may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any other formal action other than proceeding to consummate the Plan.

62.        Notice of Entry of Confirmation Order. On or before the fourteenth (14) Business Day following the date of entry of this Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order (which, in the Debtor’s discretion, may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and equity interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid; provided, however, that the Rule 2002 Parties (as defined in the Order Pursuant to 11 U.S.C. §§ 105(a) and (d) and Bankruptcy Rules 2002(m), and 9007 Implementing Certain Notice and Case Management Procedures, dated November 14, 2014 (ECF No. 138)) may be served with the Notice of Confirmation by e-mail. The notice described herein is adequate under the particular circumstances, and no other or further notice is necessary. The Debtor also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in the The Wall Street Journal (National Edition).

63.        Notice of Effective Date. Pursuant to Section 6.19 of the Plan, as soon as practicable, but not later than two (2) Business Days following the Effective Date, the Debtor shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court and with the United States Securities and Exchange Commission.

64.        Binding Effect. Pursuant to sections 1123(a), 1141, and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

65.        Immediate Effectiveness. Notwithstanding the possible applicability of Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, and 9014, the terms and provisions of this Confirmation Order shall be immediately effective and enforceable upon its entry.

66.        Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the Chapter 11 Case, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Article XI of the Plan.

67.        Reference. The failure specifically to include or reference any particular provision of the Plan (including the Plan Covenants), the Plan Supplement, or any related document or agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision or related document or agreement, it being the intent of the Bankruptcy Court that the Plan is confirmed in its entirety, the Plan (including the Plan Covenants) and such related documents or agreements are approved in their entirety, and the Plan (including the Plan Covenants) and the Plan Supplement are incorporated herein by reference.

68.        No Extension of Timing. Nothing in the Plan or in this Confirmation Order including, without limitation, any court approval provided for in Sections 4.3(b)(vi) or 4.3(b)(vii) of the Plan or any required shareholder vote to the extent referenced in Paragraph 51 of this Confirmation Order, shall extend the PharmAthene Allowed Claim Treatment Date (except solely as provided in the definition of the PharmAthene Allowed Claim Treatment Date).

69.        Conflicts Between Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and provisions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of the Bankruptcy Court.

70.        Final Order. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

Dated:	New York, York
April 8, 2016
/s/ Sean H. Lane
Honorable Sean H. Lane
United States Bankruptcy Judge

EXHIBIT A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.
:
SIGA TECHNOLOGIES, INC.,	:	14-12623 (SHL)
:
Debtor.	:
:
x

DEBTOR’S THIRD AMENDED CHAPTER 11 PLAN

WEIL, GOTSHAL & MANGES LLP
Stephen Karotkin
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for Debtor and Debtor in Possession

Article I.	Definitions and Interpretation	1
1.1	Administrative Expenses	1
1.2	Allowed	1
1.3	Amended and Restated By-laws	2
1.4	Amended and Restated Certificate of Incorporation	2
1.5	Arbitration Agreement	2
1.6	Arbitrator	2
1.7	Avoidance Action	2
1.8	Bankruptcy Code	2
1.9	Bankruptcy Court	2
1.10	Bankruptcy Rules	2
1.11	Board of Directors	2
1.12	Board Observer	3
1.13	Business Day	3
1.14	Cash	3
1.15	Cash Collateral	3
1.16	Causes of Action	3
1.17	Chapter 11 Case	3
1.18	Claim	3
1.19	Class	3
1.20	Collateral	3
1.21	Commencement Date	3
1.22	Confirmation Date	3
1.23	Confirmation Hearing	4
1.24	Confirmation Order	4
1.25	Creditors’ Committee	4
1.26	Cure	4
1.27	Cure Dispute	4
1.28	Debtor	4
1.29	Debtor in Possession	4
1.30	Delaware Chancery Court Decision	4
1.31	Disbursing Agent	4

i

1.32	Disclosure Statement	4
1.33	Disputed	5
1.34	Distribution Record Date	5
1.35	District Court	5
1.36	Effective Date	5
1.37	Entity	5
1.38	Equity Interest	5
1.39	Escrow Account	5
1.40	Escrow Agent	5
1.41	Escrow Agreement	5
1.42	Estimated Damages	6
1.43	Exculpated Parties	6
1.44	Existing Common Stock	6
1.45	Final Order	6
1.46	General Unsecured Claim	6
1.47	Insurance Plans	6
1.48	Lien	6
1.49	[Reserved]	6
1.50	Monitor	6
1.51	New Common Stock	6
1.52	Notification Date	7
1.53	Person	7
1.54	Petition for Certiorari	7
1.55	PharmAthene	7
1.56	PharmAthene Action	7
1.57	PharmAthene Allowed Claim	7
1.58	PharmAthene Allowed Claim Treatment Date	7
1.59	PharmAthene Claim	8
1.60	PharmAthene Final Order	8
1.61	PharmAthene Final Order Date	8
1.62	Plan	8
1.63	Plan Covenants	8
1.64	Plan Covenant Event of Default	9

1.65	Plan Covenant Termination Date	9
1.66	Plan Supplement	10
1.67	Plan Supplement Filing Date	10
1.68	Postpetition Interest Rate	10
1.69	Prior Appeal Bond	10
1.70	Priority Non-Tax Claim	10
1.71	Priority Tax Claim	10
1.72	Reconsideration Motion	10
1.73	Released Parties	10
1.74	Reorganized Debtor	11
1.75	Schedules	11
1.76	Schedule of Assumed Contracts and Leases	11
1.77	Schedule of Rejected Contracts and Leases	11
1.78	Schedule of Plan Covenants	11
1.79	Secured Claim	11
1.80	SIGA Pharmaceuticals (Europe) Limited	11
1.81	Subsidiary	11
1.82	Transition Plan	11
1.83	2004 Derivative Causes of Action	11
1.84	U.S. Trustee	12
1.85	Voting Deadline	12
Article II.	Administrative Expenses and Priority Tax Claims	12
2.1	Administrative Expenses	12
2.2	Compensation and Reimbursement Claims	13
2.3	Priority Tax Claims	13
Article III.	Classification of Claims and Interests	13
3.1	Summary	13
3.2	Special Provision Governing Unimpaired Claims	14
Article IV.	Treatment of Claims and Equity Interests	14
4.1	Class 1 – Secured Claims	14
4.2	Class 2 – Priority Non-Tax Claims	14
4.3	Class 3 – General Unsecured Claims	14
4.4	Class 4 – Equity Interests	23

Article V.	Provisions Governing Distributions	24
5.1	Distribution Record Date	24
5.2	Date of Distributions	24
5.3	Disbursing Agent	24
5.4	Delivery of Distributions and Undeliverable Distributions	24
5.5	Cash Payments	24
5.6	Time Bar to Cash Payments	25
5.7	Distributions After Effective Date	25
5.8	Allocation of Plan Distribution Between Principal and Interest	25
5.9	Setoff and Recoupment; Waiver of Avoidance Actions	25
5.10	Withholding and Reporting Requirements	25
Article VI.	Means for Implementation and Execution of the Plan	26
6.1	Establishment of Escrow Account	26
6.2	Tax Treatment of Escrow Account	26
6.3	Compliance with the Plan Covenants	27
6.4	Termination of Plan Covenants	27
6.5	Determination of Plan Covenants Event of Default	29
6.6	Consequences of Plan Covenant Event of Default	29
6.7	Appointment of Board Observer	30
6.8	Cancellation of Existing Agreements and Instruments	31
6.9	Cancellation of Liens	32
6.10	Reverse Stock Split	32
6.11	Authorization and Issuance of New Common Stock	33
6.12	Effectiveness of Transition Plan	33
6.13	Section 1145 Exemption	33
6.14	Equity Interests in Subsidiary	33
6.15	Reorganized Debtor	33
6.16	Corporate Reorganization Actions, Effectuating Documents, and Further Transactions	34
6.17	Nonconsensual Confirmation	35
6.18	Transactions on Business Days	35
6.19	Notice of Effective Date	36

Article VII.	Procedures for Disputed Claims	36
7.1	Objections to Claims	36
7.2	Resolution of Disputed Administrative Expenses and Disputed Claims	36
7.3	No Distribution Pending Allowance	36
7.4	Distributions After Allowance	36
7.5	Estimation	36
Article VIII.	Executory Contracts and Unexpired Leases	37
8.1	General Treatment of Executory Contracts and Unexpired Leases	37
8.2	Determination of Cure Disputes and Deemed Consent	37
8.3	Payments Related to Assumption or Assignment of Contracts and Leases	38
8.4	Rejection	38
8.5	Survival of the Debtor’s Indemnification Obligations	38
8.6	Compensation and Benefits	39
8.7	Insurance Plans	39
8.8	Intellectual Property Licenses and Agreements	39
8.9	Assignment	39
8.10	Approval of Assumption, Rejection, or Assignment of Executory Contracts and Unexpired Leases	40
8.11	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
8.12	Reservation of Rights	40
Article IX.	Effectiveness of the Plan	41
9.1	Conditions Precedent to Confirmation of Plan	41
9.2	Conditions Precedent to Effective Date	41
9.3	Satisfaction and Waiver of Conditions	42
9.4	Effect of Non-Occurrence of Effective Date	42
Article X.	Effect of Confirmation	42
10.1	Claims of Subordination	42
10.2	Vesting of Assets	43
10.3	Discharge of Claims	43
10.4	Release and Discharge of Debtor	43
10.5	Term of Injunctions or Stays	43
10.6	Injunction Against Interference with Plan	44

v

10.7	Injunction	44
10.8	Exculpation	45
10.9	Releases by the Debtor	45
10.10	Retention of Causes of Action/Reservation of Rights	46
10.11	Special Provisions for Governmental Units	46
10.12	Plan Supplement	47
Article XI.	Retention of Jurisdiction	47
11.1	Jurisdiction of Bankruptcy Court	47
Article XII.	Rights and Powers of Disbursing Agent	49
12.1	Exculpation	49
12.2	Powers of the Disbursing Agent	49
Article XIII.	Miscellaneous Provisions	49
13.1	Dissolution of Creditors’ Committee	49
13.2	Substantial Consummation	50
13.3	Exemption from Transfer Taxes	50
13.4	Expedited Tax Determination	50
13.5	Payment of Statutory Fees	50
13.6	Plan Modifications and Amendments	50
13.7	Revocation or Withdrawal of Plan	51
13.8	Courts of Competent Jurisdiction	51
13.9	Severability	51
13.10	Governing Law	51
13.11	Exhibits and Schedules	51
13.12	Successors and Assigns	51
13.13	Time	52
13.14	Deemed Acts	52
13.15	Notices	52

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:
	:	Chapter 11 Case No.
SIGA TECHNOLOGIES, INC.,	:
	:	14-12623 (SHL)
Debtor.	:
x

DEBTOR’S THIRD AMENDED CHAPTER 11 PLAN

SIGA Technologies Inc., the above-captioned debtor, proposes the following chapter 11 plan pursuant to section 1121(a) of title 11 of the United States Code:

ARTICLE I.

Definitions and Interpretation

Definitions. The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1        Administrative Expenses means costs or expenses of administration of the Chapter 11 Case arising on or prior to the Effective Date and allowed under section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code that have not already been paid by the Debtor, including, without limitation, any actual and necessary costs and expenses of preserving the Debtor’s estate and/or operating the Debtor’s business, any indebtedness or obligations incurred or assumed by the Debtor, as Debtor in Possession, during the Chapter 11 Case, including, without limitation, for the acquisition or lease of property or an interest in property or the performance of services, any compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

1.2        Allowed means, (i) with reference to any Claim (other than the PharmAthene Claim) (a) any Claim against the Debtor that has been listed by the Debtor in the Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed, (b) any Claim listed on the Schedules or included in a timely filed proof of Claim, as to which no objection to its allowance has been, or subsequently is, interposed in accordance with Section 7.1 hereof or prior to the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or if an objection to such Claim’s allowance has been timely interposed, the allowed amount of such Claim as determined by a Final Order, or (c) any other Claim expressly allowed by a Final Order, and (ii) with respect to the PharmAthene Claim, the PharmAthene Allowed Claim;

1

provided, however, that after the fifth (5th) Business Day prior to the Voting Deadline, no claim of an Insider or Affiliate of the Debtor may be added to the Schedules and Allowed without the Creditors’ Committee’s written consent (or PharmAthene’s written consent, if after the Effective Date), or a Bankruptcy Court order issued after notice to the Creditors’ Committee and a hearing, or if after the Effective Date, notice to PharmAthene and a hearing.

1.3         Amended and Restated By-laws means the by-laws of the Reorganized Debtor, to be amended and restated as of the Effective Date, in substantially the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee.

1.4         Amended and Restated Certificate of Incorporation means the certificate of incorporation of the Reorganized Debtor, to be amended and restated as of the Effective Date, in substantially the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee.

1.5         Arbitration Agreement means the arbitration agreement, which shall be substantially in the form filed in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtor, the Creditors’ Committee and PharmAthene, setting forth, among other things, the procedures for arbitration, if applicable, of the matters set forth in Section 6.4(b)(ii) and/or 6.4(a)(ii)(Z) hereof. The Arbitration Agreement shall provide, among other things, that any decision shall be rendered by the Arbitrator within sixty (60) days of its submission to the Arbitrator, unless otherwise agreed to in writing by the Reorganized Debtor and PharmAthene.

1.6         Arbitrator means the arbitrator identified in the Arbitration Agreement (or any successor thereto appointed pursuant to the Arbitration Agreement).

1.7         Avoidance Action means any and all avoidance, equitable subordination or recovery Causes of Action arising under or in connection with chapter 5 of the Bankruptcy Code.

1.8        Bankruptcy Code means title 11 of the United States Code, as amended from time to time and applicable to the Chapter 11 Case.

1.9        Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, having subject matter jurisdiction over the Chapter 11 Case and, to the extent of any reference withdrawal made under section 157(d) of title 28 of the United States Code, the District Court having subject matter jurisdiction over the Chapter 11 Case.

1.10      Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and the Local Bankruptcy Rules for the Southern District of New York, in each case as amended from time to time and applicable to the Chapter 11 Case.

1.11     Board of Directors means the Board of Directors of the Debtor or Reorganized Debtor, as it may exist from time to time.

2

1.12      Board Observer means a person designated by PharmAthene (or any successor thereto) who shall act as an observer of the Reorganized Debtor’s Board of Directors as provided in Section 6.7 of the Plan. The initial Board Observer shall be Jeffrey Steinberg.

1.13      Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.14      Cash means legal tender of the United States of America.

1.15      Cash Collateral means “Cash Collateral” as such term is defined in Section 6.4 of the Plan.

1.16      Causes of Action means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of setoff, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, claims, counterclaims, cross-claims, affirmative defenses, and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law or in equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Case, including through the Effective Date. Without limiting the generality of the foregoing, when referring to Causes of Action of the Debtor or its estate, Causes of Action shall include (i) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law or equity, (ii) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code, and (iii) claims and defenses such as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

1.17      Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Commencement Date in the Bankruptcy Court and currently styled In re SIGA Technologies, Inc., Case No. 14-12623 (SHL).

1.18      Claim means “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.19      Class means any group of Claims or Equity Interests classified herein pursuant to section 1123(a)(1) of the Bankruptcy Code.

1.20      Collateral means any property or interest in property of the estate of the Debtor subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not avoided under the Bankruptcy Code.

1.21      Commencement Date means September 16, 2014, the date on which the Debtor commenced the Chapter 11 Case.

1.22      Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

3

1.23      Confirmation Hearing means the hearing held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.24      Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee, except for any provisions that alter (i) the Plan in a manner that materially and adversely affects any holder of a Claim, or (ii) the Plan Covenants, which provisions must be acceptable to each of the Debtor and the Creditors’ Committee in their absolute discretion.

1.25      Creditors’ Committee means the statutory committee of unsecured claimholders appointed by the U.S. Trustee in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, as same may be constituted from time to time.

1.26      Cure means the payment of Cash by the Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to permit the Debtor to assume or, if applicable, assume and assign, such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.27      Cure Dispute means a pending objection regarding assumption, assignment, Cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues relating to assumption of a contract or lease pursuant to section 365 of the Bankruptcy Code.

1.28      Debtor means SIGA Technologies, Inc., a Delaware corporation.

1.29      Debtor in Possession means the Debtor in its capacity as debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.30      Delaware Chancery Court Decision means any or all of (i) the August 15, 2013, Bench Ruling issued by the Delaware Court of Chancery in the PharmAthene Action, (ii) the August 8, 2014, Memorandum Opinion (PharmAthene, Inc. v. SIGA Techs., Inc., 2014 WL 3974167, Case No. 2627-VCP (Del. Ch. Aug. 8, 2014)) and Order regarding, inter alia, the method for calculating damages in the PharmAthene Action, (iii) the January 7, 2015, Letter Opinion issued by the Delaware Court of Chancery in the PharmAthene Action, and (iv) the January 15, 2015, Final Order and Judgment, determining, inter alia¸ the amount of damages awarded to PharmAthene in the PharmAthene Action.

1.31      Disbursing Agent means the Reorganized Debtor (or such other Entity designated by the Debtor or the Reorganized Debtor in its sole discretion and without the need for any further order of the Bankruptcy Court) in its capacity as a disbursing agent pursuant to Section 5.3 hereof.

1.32      Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

4

1.33      Disputed means a Claim or Administrative Expense (as applicable) to the extent the allowance of such Claim or Administrative Expense is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Confirmation Order, or is otherwise disputed by the Debtor in accordance with applicable law, and which objection, request for estimation, or dispute has not been withdrawn, with prejudice, or determined by a Final Order. For the avoidance of doubt, if no proof of Claim or Administrative Expense has been filed by the applicable deadline and the Claim or Administrative Expense is not listed on the Schedules or has been or hereafter is listed on the Schedules as $0, disputed, contingent, or unliquidated, such Claim or Administrative Expense, as applicable, shall be disallowed and not Disputed, and shall be disregarded for all purposes.

1.34      Distribution Record Date means, except with respect to public securities, the Effective Date.

1.35      District Court means the United States District Court for the Southern District of New York having subject matter jurisdiction over the Chapter 11 Case.

1.36      Effective Date means a Business Day selected by the Debtor and the Creditors’ Committee that is on or after the later of (a) the Confirmation Date, and (b) the date on which the conditions to the effectiveness of the Plan specified in Section 9.2 have been satisfied or waived.

1.37      Entity means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, or other Person or entity.

1.38      Equity Interest means the interest (or any proxy related thereto) in the Debtor, represented by any issued and outstanding shares of common or preferred stock, including the Existing Common Stock (and including Existing Common Stock after giving effect to any potential Reverse Stock Split), stock appreciation rights or any other instrument evidencing a present ownership interest, inchoate or otherwise, in the Debtor, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest (including, without limitation, any right to receive any such shares issued or issuable under any plans for the benefit of employees or directors of the Debtor in effect on the Commencement Date, and unvested restricted stock), whether in existence prior or subsequent to the Effective Date; provided, however, for the avoidance of doubt, the term “Equity Interest” shall not include or pertain to any New Common Stock in the event New Common Stock is issued to PharmAthene pursuant to the Plan.

1.39      Escrow Account means the escrow account opened by the Debtor or the Reorganized Debtor, as applicable, which shall be governed by the terms and conditions of the Escrow Agreement and the Plan.

1.40      Escrow Agent means the escrow agent identified in the Escrow Agreement.

1.41      Escrow Agreement means that certain Escrow Agreement setting forth the terms and conditions of the Escrow Account, which shall be substantially in the form filed in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee.

5

1.42      Estimated Damages means “Estimated Damages” as defined in Section 6.4(b) of the Plan.

1.43      Exculpated Parties means the Debtor, the Debtor’s officers and directors who served at any time on or after the Commencement Date, the Creditors’ Committee, each of its current or former members in their capacity as members of the Creditors’ Committee, and each of the respective retained professionals of any of the foregoing.

1.44      Existing Common Stock means the issued and outstanding shares of common stock of the Debtor, with a par value of $0.0001, as the same may be reduced pursuant to the terms of Section 6.10 hereof.

1.45      Final Order means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Case (or the docket of such other court) which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment. The susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code shall not render a Final Order not a Final Order.

1.46      General Unsecured Claim means any Claim against the Debtor’s estate that is not an Administrative Expense, Priority Tax Claim, Secured Claim, or Priority Non-Tax Claim. For the avoidance of doubt, the PharmAthene Claim is a General Unsecured Claim under the Plan.

1.47      Insurance Plans means the Debtor’s insurance policies and any agreements, documents, or instruments relating thereto.

1.48      Lien means “Lien” as defined in section 101(37) of the Bankruptcy Code.

1.49     [Reserved]

1.50      Monitor means a person designated by PharmAthene as provided in Section 6.6(c) of the Plan.

1.51      New Common Stock means the common stock of the Reorganized Debtor that will be issued by the Reorganized Debtor to PharmAthene, simultaneously with the cancellation of the then existing Equity Interests in the Debtor, in the circumstances set forth in Section

6

4.3(b)(i)(C) or 4.3(b)(ii) of the Plan, if the treatment set forth in either such section of the Plan becomes applicable.

1.52      Notification Date means ten (10) calendar days prior to the date that is 120 days after the PharmAthene Final Order Date.

1.53      Person means “person” as defined in section 101(41) of the Bankruptcy Code.

1.54      Petition for Certiorari means a petition for writ of certiorari to the United States Supreme Court.

1.55      PharmAthene means PharmAthene, Inc., a Delaware corporation.

1.56      PharmAthene Action means the action commenced in the Delaware Court of Chancery styled PharmAthene, Inc. v. SIGA Technologies, Inc., Civ. Action No. 2627-VCP, including, without limitation, all appeals and remands.

1.57      PharmAthene Allowed Claim means the judgment and/or other award or relief, if any, granted in favor of PharmAthene with respect to the PharmAthene Claim as determined by the PharmAthene Final Order, including, without limitation, any attorneys’ fees and expenses, and interest that may be granted and/or payable as provided in such order; provided, however, that notwithstanding anything to the contrary contained in the Plan, the PharmAthene Allowed Claim shall not in any circumstance be subject to any right of setoff, recoupment, subordination, avoidance, objection, reduction, or any other challenge.

1.58      PharmAthene Allowed Claim Treatment Date means the date that is one hundred twenty (120) days after the PharmAthene Final Order Date (such date, the “120th Day”); provided, however, that such date shall be automatically extended, one time only, for ninety (90) days to and including the date that is two hundred ten (210) days after the PharmAthene Final Order Date (such date, the “210th Day” and such ninety (90) day extension period, if in effect, the “Extension Period”), if, and only, if (i) the Debtor or Reorganized Debtor, as applicable, has notified PharmAthene of its intention to satisfy the PharmAthene Allowed Claim pursuant to Option 1 as provided in Section 4.3(b)(i)(A) hereof, and (ii) on or before the Notification Date, the Debtor or Reorganized Debtor, as applicable, has paid to PharmAthene Twenty Million Dollars ($20,000,000), with such payment to be treated as provided in Section 4.3(b)(iv)(C) hereof.

Notwithstanding the immediately preceding sentence if (i) the Debtor or Reorganized Debtor, as applicable, has notified PharmAthene of its intention to satisfy the PharmAthene Allowed Claim pursuant to Option 1 as provided in Section 4.3(b)(i)(A) hereof, and (ii) solely if the PharmAthene Final Order provides that the Lump Sum Payment Award (as defined in Section 4.3(b)(i)(A) hereof) granted to PharmAthene pursuant to such order is due on a date that is later than the 120th Day (such later due date, the “Order Payment Date”) then:

(X)    solely in the circumstance where the Order Payment Date is a date that is on or before the 210th Day, and the Debtor or Reorganized Debtor, as applicable, on or before the Notification Date, has not paid to PharmAthene Twenty Million Dollars

7

($20,000,000) (and therefore the Extension Period is not effective), the PharmAthene Allowed Claim Treatment Date shall instead mean the Order Payment Date;

(Y)     solely in the circumstance where the Order Payment Date is a date that is on or before the 210th Day, and the Debtor or Reorganized Debtor, as applicable, on or before the Notification Date, has paid to PharmAthene Twenty Million Dollars ($20,000,000) (and therefore the Extension Period is effective), the PharmAthene Allowed Claim Treatment Date shall instead mean the 210th Day; or

(Z)    solely in the circumstance where the Order Payment Date is a date that is after the 210th Day, the PharmAthene Allowed Claim Treatment Date shall instead mean the Order Payment Date.

1.59      PharmAthene Claim means all Claims of PharmAthene asserted in and/or arising with respect to the PharmAthene Action, including all Claims asserted in the proof of claim filed by PharmAthene, Claim No. 17 on the official claims docket maintained in the Chapter 11 Case (as such claims docket may be amended or modified).

1.60      PharmAthene Final Order means an order or judgment entered in the PharmAthene Action which finally resolves the PharmAthene Action, and which has not been reversed, vacated, or stayed, except by this Plan after the Effective Date and by section 362(a) of the Bankruptcy Code prior to the Effective Date, and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument, reconsideration, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, reconsideration, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a PharmAthene Final Order solely because of the possibility that a motion under Rules 59 or 60 of the Rules of the Court of Chancery of the State of Delaware or equivalent provision has been or may be filed.

1.61      PharmAthene Final Order Date means the date on which the order or judgment entered in the PharmAthene Action becomes the PharmAthene Final Order.

1.62      Plan means this chapter 11 plan, including the schedules and exhibits hereto and the Plan Supplement, as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.63      Plan Covenants means the covenants set forth in the Schedule of Plan Covenants, as the same may be amended solely as provided therein, and which shall become effective on the Effective Date and remain in full force and effect through the Plan Covenant Termination Date.

8

1.64      Plan Covenant Event of Default means, subject to Section 6.5 hereof: (X) a breach by the Reorganized Debtor of -

(1)  one or more of the following Plan Covenants: (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiv) (except for those subclauses specified in Section 1.64(Y) below), (xv), (xvi); (xvii), (xxi), (xxii), (xxiii), (xxiv) a, (xxiv) c, (xxiv) d, (xxv), (xxvii), (xxviii), (xxix), (xxx), (xxxi), (xxxii) or (xxxiii); or

(2)  any other Plan Covenant that by its terms is expressly modified by a materiality qualifier or otherwise tied to the occurrence of a Material Adverse Effect (as such term is defined in the Plan Covenants); or

(3)  any other Plan Covenant not otherwise included in clauses (1) or (2) above that specifies a dollar or percentage cap; provided, however, that notwithstanding the foregoing, to the extent the Reorganized Debtor exceeds the specified dollar or percentage cap for any Plan Covenant (inclusive of any Plan Covenants that contain a specified dollar or percentage cap referred to in this clause (3) and in the immediately preceding clauses (1) and (2) (hereinafter, a “Specified Basket” and any excess above the Specified Basket, an “Overage”), the Reorganized Debtor shall have available, in any fiscal year, an additional general basket of Five Hundred Thousand ($500,000) (a “Supplemental Basket”) which shall be automatically utilized to increase the cap contained in such Specified Basket by an amount equal to the lesser of the Overage and the remaining balance available in the Supplemental Basket (with all amounts so utilized automatically reducing the amount of the Supplemental Basket dollar for dollar); provided, further, however, that (i) the Supplemental Basket cannot be used to increase the amount of any Specified Basket by more than one hundred percent (100%); (ii) any unused portion of the Supplemental Basket in one fiscal year may not be carried forward or backward to any other fiscal year; and (iii) once the Supplemental Basket has been fully utilized in any fiscal year, any subsequent Overage in any Specified Basket in such fiscal year shall constitute a breach of the Plan Covenant in which such Specified Basket is contained (which breach, for the avoidance of doubt, shall be subject to Section 6.5 hereof); or

(Y) a material breach of one or more of clauses (xiv) b, (xiv) c, (xiv) f, (xiv) h, (xiv) i, (xiv) m, (xiv) n, (xiv) o, (xiv) p, or (xiv) q of the Plan Covenants, or of any other Plan Covenant not included in clause (X) above.

In addition to the foregoing, to the extent it is asserted that a breach of a Plan Covenant has occurred based on an alleged action being outside the Ordinary Course of Business (as defined in the Plan Covenants), any such alleged breach must be material, provided, however, that in any litigation relating to such alleged breach, the Reorganized Debtor shall have the burden of proof with respect to both Ordinary Course of Business and materiality.

1.65      Plan Covenant Termination Date means the date on which the Plan Covenants terminate in accordance with Section 6.4 hereof.

9

1.66      Plan Supplement means a supplemental appendix to the Plan, which shall contain, among other things, substantially final forms of the Amended and Restated By-Laws, Amended and Restated Certificate of Incorporation (and the amendment to same described in clause (ii) in the last sentence of Section 4.4 hereof), Escrow Agreement, Transition Plan, Arbitration Agreement, confidentiality agreements contemplated pursuant to Sections 6.6(c) and 6.7(c) hereof, Schedule of Assumed Contracts and Leases, Schedule of Rejected Contracts and Leases, and to the extent known, with respect to members of the Board of Directors, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code. All documents, schedules and other information contained in the Plan Supplement shall only be effective if they are in form and substance reasonably acceptable to the Debtor and the Creditors’ Committee and, where applicable, PharmAthene; provided, however, that through the Effective Date, the Debtor, with the consent of the Creditors’ Committee (and, with respect to those documents requiring PharmAthene’s consent, PharmAthene), shall have the right to amend documents contained in, and exhibits to, the Plan Supplement. The Plan Supplement shall be filed with the Bankruptcy Court no later than the Plan Supplement Filing Date.

1.67      Plan Supplement Filing Date means five (5) Business Days before the Voting Deadline.

1.68      Postpetition Interest Rate means with respect to all General Unsecured Claims other than the PharmAthene Claim, the interest rate prescribed by any contract, lease, or judgment applicable thereto, or in the absence of any such contract, lease, or judgment, or if no rate is prescribed therein, the federal judgment rate pursuant to 28 U.S.C. § 1961.

1.69      Prior Appeal Bond means the appeal bond posted in favor of PharmAthene in connection with the PharmAthene Action by Westchester Fire Insurance Company, dated June 25, 2012, in the amount of $2,695,912.41.

1.70      Priority Non-Tax Claim means any Claim, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(4), (5), or (7) of the Bankruptcy Code.

1.71      Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.72      Reconsideration Motion means a motion for reconsideration filed with the Delaware Supreme Court in connection with the appeal before such Court of the Delaware Chancery Court Decision.

1.73      Released Parties means (i) all present and former directors and officers of the Debtor who were directors and/or officers at any time on or after the Commencement Date, and any other Persons who serve or served as members of management of the Debtor at any time on or after the Commencement Date, (ii) MacAndrews & Forbes Incorporated and all present and former directors and officers of MacAndrews & Forbes Incorporated who were directors and/or officers at any time after the Commencement Date, and any other Persons who serve or served as members of management of MacAndrews & Forbes Incorporated any time after the Commencement Date; (iii) all post-Commencement Date advisors, consultants, agents, counsel,

10

or other professionals of or to the Debtor or the Creditors’ Committee, and (iv) all current and former members (solely in their capacity as members) of the Creditors’ Committee, and their respective officers, directors, agents, and employees (including, without limitation, attorneys, advisors, consultants and other professionals engaged by individual members of the Creditors’ Committee).

1.74      Reorganized Debtor means the Debtor as reorganized on the Effective Date in accordance herewith.

1.75      Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtor pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the fifth (5th) Business Day prior to the Voting Deadline.

1.76      Schedule of Assumed Contracts and Leases means the schedule of executory contracts and unexpired leases to be assumed, and, if applicable, assigned, by the Debtor, to be filed as part of the Plan Supplement.

1.77      Schedule of Rejected Contracts and Leases means the schedule of executory contracts and unexpired leases to be rejected by the Debtor, to be filed as part of the Plan Supplement.

1.78      Schedule of Plan Covenants means the schedule setting forth the Plan Covenants, annexed hereto as Exhibit “A.”

1.79      Secured Claim means a Claim (i) secured by Collateral, to the extent of the value of such Collateral (a) as agreed to by the holder of such Claim, the Debtor and the Creditors’ Committee, or (b) as determined by a Final Order in accordance with section 506 of the Bankruptcy Code or (ii) secured by the amount of any valid rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.80      SIGA Pharmaceuticals (Europe) Limited means the wholly-owned subsidiary of the Debtor, which is a private limited company incorporated under the laws of England and Wales.

1.81      Subsidiary means SIGA Pharmaceuticals (Europe) Limited, and any hereafter direct or indirect subsidiary of SIGA Technologies, Inc.

1.82      Transition Plan means the transition plan, in substantially the form included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtor and PharmAthene, to facilitate the orderly transition of ownership of the equity of the Reorganized Debtor to PharmAthene, if the PharmAthene Allowed Claim is treated in accordance with Sections 4.3(b)(i)(C) or 4.3(b)(ii) of the Plan.

1.83      2004 Derivative Causes of Action means, to the extent any such Causes of Action exist, those potential Causes of Action sought to be investigated by the Creditors’ Committee pursuant to the Motion of Statutory Creditors’ Committee for Order Pursuant to

11

Bankruptcy Rule 2004 Authorizing Discovery From Debtor and Certain Third Parties (ECF No. 342), Motion of Statutory Creditors’ Committee for Order Pursuant to Bankruptcy Rule 2004 Authorizing Further Discovery From Debtor and Certain Third Parties (ECF No. 554), or any other motion, seeking a similar type of relief.

1.84      U.S. Trustee means the United States Trustee for the Southern District of New York.

1.85      Voting Deadline means the date set by the Bankruptcy Court by which all Persons entitled to vote on the Plan must vote to accept or reject the Plan.

Interpretation; Application of Definitions and Rules of Construction.

The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as may be amended, waived, or modified from time to time; (3) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (4) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

Controlling Document

In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

ARTICLE II.

Administrative Expenses and Priority Tax Claims

2.1         Administrative Expenses. Except to the extent that a holder of an Allowed Administrative Expense agrees to a different treatment of such Allowed Administrative Expense, on the Effective Date, or as soon thereafter as is reasonably practicable, the Debtor shall pay to

12

each holder of an Allowed Administrative Expense, in full satisfaction of such Allowed Administrative Expense, an amount in Cash equal to the Allowed amount of such Administrative Expense; provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course by the Debtor, as Debtor in Possession, may be paid by the Debtor or the Reorganized Debtor, as the case may be, in the ordinary course, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2        Compensation and Reimbursement Claims. Each Entity seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3) and 503(b)(4) of the Bankruptcy Code shall (i) file its final application for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is sixty (60) days after the Confirmation Date or such later date as may be otherwise provided in the Confirmation Order and (ii) be paid in full in Cash in such amounts as are allowed by the Bankruptcy Court (a) on the date on which the order of the Bankruptcy Court relating to such application is entered on the Bankruptcy Court’s docket, or as soon thereafter as reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such Entity and the Debtor, or, if on or after the Effective Date, the Reorganized Debtor. The Debtor and the Reorganized Debtor, as applicable, are authorized to pay compensation to professionals retained by the Debtor and the Creditors’ Committee for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3        Priority Tax Claims. Except to the extent that the Debtor and a holder of an Allowed Priority Tax Claim agree to a different treatment of such Claim, the Debtor shall pay to each holder of an Allowed Priority Tax Claim, in full satisfaction of such Claim, Cash in an amount in equal to such Allowed Priority Tax Claim. The Debtor shall make such payment on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Priority Tax Claim. All Allowed Priority Tax Claims against the Debtor that are not due and payable on or before the Effective Date shall be paid in the ordinary course as such obligations become due.

ARTICLE III.

Classification of Claims and Interests

3.1        Summary. The following table designates the Classes of Claims against and Equity Interests in the Debtor and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to accept or reject the Plan pursuant to 1126 of the Bankruptcy Code. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Equity Interests set forth in this Article III.

13

Class	Designation	Treatment	Entitled to Vote
1	Secured Claims	Unimpaired	No (deemed to accept)
2	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
3	General Unsecured Claims	Impaired	Yes
4	Equity Interests	Impaired	No (deemed to reject)

3.2        Special Provision Governing Unimpaired Claims. Except as otherwise provided in the Plan, nothing in the Plan shall affect the rights of the Reorganized Debtor in respect of any unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such unimpaired Claims.

ARTICLE IV.

Treatment of Claims and Equity Interests

4.1        Class 1 – Secured Claims. Except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment of such Claim, each holder of an Allowed Secured Claim shall receive, in full satisfaction of such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Secured Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the Debtor and the holder of such Allowed Secured Claim, at the option of the Debtor either (a) Cash in an amount equal to such Allowed Secured Claim, (b) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (c) the Collateral securing such Allowed Secured Claim, or (d) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled.

4.2        Class 2 – Priority Non-Tax Claims. Except to the extent that a holder of an
Allowed Priority Non-Tax Claim agrees to a different treatment of such Claim, each holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction of such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Priority Non-Tax Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the Debtor and the holder of such Allowed Priority Non-Tax Claim, Cash in an amount equal to such Allowed Priority Non-Tax Claim.

4.3        Class 3 – General Unsecured Claims.

(a)       Allowed General Unsecured Claims. On or as soon as reasonably practicable after the later of (i) the Effective Date and (ii) the date such General Unsecured Claim becomes Allowed, each holder of an Allowed General Unsecured Claim shall receive Cash in an amount equal to such Allowed General Unsecured Claim up to Five Million Dollars ($5,000,000), plus postpetition interest at the Postpetition Interest Rate accrued from the Commencement Date to the Effective Date. To the extent any such Allowed General Unsecured Claim is Five Million Dollars ($5,000,000) or less, such treatment shall be in full settlement and

14

satisfaction of such Claim. The PharmAthene Claim shall be deemed allowed to the extent of Five Million Dollars ($5,000,000) on the Effective Date, if not otherwise Allowed in a greater amount on such date. In the event that the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), such Cash shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor pursuant to such treatment (and in the case of Section 4.3(b)(i)(B), as such payments become due). Notwithstanding anything to the contrary contained in the Plan, including, without limitation, Sections 5.9, 7.3, 10.3, 10.4, 10.6, 10.7, and 10.10, such Five Million Dollars ($5,000,000) Cash payment shall be retained by PharmAthene and shall not be refundable to the Reorganized Debtor under any circumstance, including if the payments required to be made pursuant to either Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), as applicable, are less than Five Million Dollars ($5,000,000). If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim under Section 4.3(b)(i)(C) or Section 4.3(b)(i)(D), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), such Cash payment shall be retained by PharmAthene and shall not be refundable under any circumstance.

(b)       Treatment of Portions of Claims in Excess of Five Million Dollars. The only potential holder of an Allowed General Unsecured Claim in excess of Five Million Dollars ($5,000,000) is PharmAthene. PharmAthene shall receive in respect of the portion, if any, of the PharmAthene Allowed Claim in excess of Five Million Dollars ($5,000,000), in full settlement and satisfaction of such Claim, the following:

(i)        Treatment on PharmAthene Allowed Claim Treatment Date. On the PharmAthene Allowed Claim Treatment Date, treatment in accordance with one of the following options, which option shall be determined by the Debtor or Reorganized Debtor, as applicable, in its sole and absolute discretion:

(A)       Option 1: Payment in full in Cash of the unpaid balance of the PharmAthene Allowed Claim. Option 1 shall only be available if the PharmAthene Final Order provides for a single lump sum payment (but not periodic royalty payments or other periodic or installment payments), together with any interest, fees and expenses included in such PharmAthene Final Order, to be paid to PharmAthene (such payment award pursuant to the PharmAthene Final Order, a “Lump Sum Payment Award”);

(B)       Option 2: Treatment of the PharmAthene Allowed Claim pursuant to and in compliance with the provisions of the PharmAthene Final Order if, and only if, such order provides for something other than a single lump sum payment (plus any interest, fees and expenses included in such PharmAthene Final Order) to be paid to PharmAthene (such as an award of periodic royalty payments or other periodic or installment payments, or an award of specific performance) (any such award pursuant to the PharmAthene Final Order, an “Alternative Award”). Notwithstanding the foregoing, if the PharmAthene Final Order provides for a single lump

15

sum payment to be paid to PharmAthene and such lump sum payment is conditioned on the Reorganized Debtor’s achievement of a performance metric, contract milestone or condition, or other future event other than the mere passage of time, then such payment award shall be deemed to be an Alternative Award subject to treatment under Option 2, not Option 1;

(C)       Option 3: Delivery to PharmAthene of one hundred percent (100%) of the New Common Stock of the Reorganized Debtor; or

(D)       Option 4: Such other treatment as may be mutually agreed to in writing by the Debtor or Reorganized Debtor, as applicable, and PharmAthene.

The Debtor or the Reorganized Debtor, as applicable, shall notify PharmAthene in writing of which of the foregoing options it selects by no later than the Notification Date. For the avoidance of doubt, the Debtor or the Reorganized Debtor, as applicable, shall not be obligated to seek or obtain funding to satisfy the PharmAthene Allowed Claim.

If the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim under Option 1 or 2 above, the Debtor or the Reorganized Debtor, as applicable, shall have the authority (exercisable, in its sole discretion, no later than the PharmAthene Allowed Claim Treatment Date) to issue additional shares of capital stock of the Reorganized Debtor for Cash in an amount up to the full amount of the payment(s) under such provision plus any issuance expenses, without the need for any further notice, Bankruptcy Court approval, shareholder vote or other approvals; provided, however, that the foregoing (i) shall be subject to the Plan Covenants included under the headings “Transfer and Issuance of Equity or Debt” and “Transactions with Affiliates” (but excluding, solely for purposes of this paragraph, compliance with clause (xxv)(c)(i) of the Plan Covenants under the heading “Transactions with Affiliates”), and (ii) shall not in any way alter the manner of treatment of the PharmAthene Allowed Claim, or the deadlines applicable thereto, as set forth in the Plan.

(ii)       Treatment If No Election; Failure to Consummate Election. Without in any manner limiting the provisions of Section 4.3(b)(i) above, if the Debtor or Reorganized Debtor, as applicable, shall fail to elect any of the forgoing treatment Options with respect to the PharmAthene Allowed Claim on or before the Notification Date, or if the Debtor or Reorganized Debtor, as applicable, shall have timely elected either treatment Option 1 or 3 but shall have failed to consummate such elected treatment Option as provided in the Plan on or before three (3) Business Days following the PharmAthene Allowed Claim Treatment Date, then

16

(A)  PharmAthene shall receive, pursuant to the treatment set forth in Option 3 above, one hundred percent (100%) of the New Common Stock in full settlement and satisfaction of the PharmAthene Allowed Claim, on the expiration of such three (3) Business Day period;

(B)  all Equity Interests shall be automatically cancelled consistent with Sections 4.4 and 6.15(b)(iii) of the Plan; and

(C)  the amendment to the Amended and Restated Certificate of Incorporation described in clause (ii) in the last sentence of Section 4.4 of the Plan shall be filed with the Secretary of State of the State of Delaware.

If the Reorganized Debtor fails to comply fully with the provisions of this Section 4.3(b)(ii), PharmAthene can seek entry of an order of the Bankruptcy Court, on two (2) Business Days’ notice to the Reorganized Debtor, compelling specific performance by the Reorganized Debtor of the terms of this Section 4.3(b)(ii). In any such action for specific performance, the sole issue to be determined by the Bankruptcy Court is whether the Reorganized Debtor failed to comply fully with the terms of this Section 4.3(b)(ii); no other issue or defense may be raised before the Bankruptcy Court, including any defense relating to the value of the common stock of the Reorganized Debtor.

(iii)      PharmAthene Stay. From and after the Effective Date, and continuing through the PharmAthene Allowed Claim Treatment Date, PharmAthene shall continue to be stayed and enjoined from taking any action to (A) enforce against the Debtor or the Reorganized Debtor or against any property of the Debtor or Reorganized Debtor any judgment or other relief granted in the PharmAthene Action; and (B) create, perfect, or enforce any lien against any property of the Debtor or Reorganized Debtor, it being understood that the PharmAthene Allowed Claim shall be treated and fully satisfied as provided in the Plan; provided, however, that nothing in the Plan or the Confirmation Order shall prevent or enjoin PharmAthene from prosecuting the PharmAthene Action to the point of the entry of the PharmAthene Final Order, or from pursuing any right, claim or remedy arising under the Plan or under applicable law with respect to a default by the Debtor or the Reorganized Debtor, as applicable, (1) in the treatment of the PharmAthene Allowed Claim pursuant to the Plan, or (2) with respect to a Plan Covenant Event of Default.

(iv)      Additional Provisions Regarding PharmAthene Allowed Claim.

(A)      Petition for Certiorari. Upon and subject to the occurrence of both of the following events:

(1)        Either the Delaware Supreme Court in the appeal of the PharmAthene Action (Case No. 20, 2015) (x) affirms the Delaware Chancery Court Decision in all respects; or (y) affirms the Delaware Chancery Court Decision but remands solely with

17

respect to non-substantive, residual, and incidental issues (e.g., the calculation of attorneys’ fees); and

(2)        The Debtor or Reorganized Debtor files a Petition for Certiorari with respect to either of the rulings set forth in the immediately preceding Section 4.3(b)(iv)(A)(1),

then, on the date of the filing of the Petition for Certiorari, the Reorganized Debtor shall pay to PharmAthene Cash in the amount of Twenty Million Dollars ($20,000,000). In the event the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), such Cash shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor pursuant to such treatment (in the case of Section 4.3(b)(i)(B), as such payments become due). Notwithstanding anything to the contrary contained in the Plan, including, without limitation, Sections 5.9, 7.3, 10.3, 10.4, 10.6, 10.7, and 10.10, such Cash payment shall be retained by PharmAthene and shall not be refundable to the Reorganized Debtor under any circumstance, including if the payments required to be made pursuant to either Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), as applicable, are less than Twenty Million Dollars ($20,000,000). If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim under Section 4.3(b)(i)(C) or Section 4.3(b)(i)(D), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), such Cash payment shall be retained by PharmAthene and shall not be refundable under any circumstance.

(B)      Reconsideration Motion. Upon and subject to the occurrence of both of the following events:

(1)        Either the Delaware Supreme Court in the appeal of the PharmAthene Action (Case No. 20, 2015) (x) affirms the Delaware Chancery Court Decision in all respects; or (y) affirms the Delaware Chancery Court Decision but remands solely with respect to non-substantive residual, and incidental issues (e.g., the calculation of attorneys’ fees); and

(2)        the Debtor or Reorganized Debtor files a Reconsideration Motion with respect to either of the rulings set forth in the immediately preceding Section 4.3(b)(iv)(B)(1),

then, on the date of the filing of the Reconsideration Motion, the Reorganized Debtor shall deposit into the Escrow Account Twenty Million Dollars ($20,000,000) in Cash. The Escrow Agreement shall provide that if the Reconsideration Motion thereafter is denied, such Cash shall be promptly paid to PharmAthene, and in the event the Debtor or

18

Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), such Cash shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor pursuant to such treatment (in the case of Section 4.3(b)(i)(B), as such payments become due). Notwithstanding anything to the contrary contained in the Plan, including, without limitation, Sections 5.9, 7.3, 10.3, 10.4, 10.6, 10.7, and 10.10, in such circumstances, such Cash payment shall be retained by PharmAthene and shall not be refundable to the Reorganized Debtor under any circumstance, including if the payments required to be made pursuant to either Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), as applicable, are less than Twenty Million Dollars ($20,000,000). If the Reconsideration Motion is thereafter denied and if the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim under Section 4.3(b)(i)(C) or Section 4.3(b)(i)(D), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), such Cash payment shall be retained by PharmAthene and shall not be refundable under any circumstance. The Escrow Agreement shall further provide that if the Reconsideration Motion thereafter is granted, the Twenty Million Dollars ($20,000,000) deposited into the Escrow Account shall be promptly returned to the Debtor or the Reorganized Debtor, as applicable. If the Reconsideration Motion is not decided by the Delaware Supreme Court on or before the sixtieth (60th) day after it is filed, and thereafter the Reconsideration Motion is denied, the 120 day or 210 day period, as applicable, provided for in Section 1.58 hereof shall be reduced by the number of days in excess of thirty (30) from the date the Reconsideration Motion is filed to the date the Reconsideration Motion is decided by the Delaware Supreme Court.

(C)      Extension of PharmAthene Allowed Claim Treatment  Date. If the Extension Period pursuant to Section 1.58 hereof is in effect, the Twenty Million Dollar ($20,000,000) payment referenced in section 1.58 shall be treated as follows:

(1)        In the event the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), such Cash shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor pursuant to such treatment (in the case of Section 4.3(b)(i)(B), as such payments become due). Notwithstanding anything to the contrary contained in the Plan, including, without limitation, Sections 5.9, 7.3, 10.3, 10.4, 10.6, 10.7, and 10.10, such Cash payment shall be retained by PharmAthene and shall not be refundable to the Reorganized Debtor under any circumstance, including if the payments required to be made pursuant to either Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), as applicable, are less than Twenty Million Dollars

19

($20,000,000). If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim under Section 4.3(b)(i)(C) or Section 4.3(b)(i)(D), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), such Cash payment shall be retained by PharmAthene and shall not be refundable under any circumstance.

(D)      Interest.

(1)        If the PharmAthene Final Order provides for a Lump Sum Payment Award to be paid to PharmAthene, pre- and post-judgment interest shall accrue and be payable as follows:

(x)	during the period to and including the day prior to the Effective Date, interest shall accrue at a per annum rate equal to the Delaware judgment rate and shall be treated under Section 4.3(b)(i) of the Plan as part of the PharmAthene Allowed Claim;

(y)
from and after the Effective Date, interest shall accrue at the rate of 8.75% per annum. If the Effective Date occurs prior to the PharmAthene Final Order Date, then five (5) Business Days after the PharmAthene Final Order Date, the Reorganized Debtor shall pay in Cash all interest accrued as provided in this subclause (y) for the period from the Effective Date through and including the PharmAthene Final Order Date. Interest accruing for the period after the PharmAthene Final Order Date shall be paid by the Reorganized Debtor to PharmAthene in Cash in arrears at the rate of 8.75% per annum on a monthly basis commencing on the first day of the month immediately following the PharmAthene Final Order Date and continuing thereafter on the first day of each month until the PharmAthene Allowed Claim Treatment Date; provided, however, that if the PharmAthene Allowed Claim is treated under Option 1 above, such interest shall be paid through the date on which the PharmAthene Allowed Claim is paid in full pursuant to such Option. If the Effective Date occurs after the PharmAthene Final Order Date, then interest accruing after the Effective Date shall be paid by the Reorganized Debtor to PharmAthene in Cash in arrears at the rate of 8.75% per annum on a monthly basis commencing on the first day of the month immediately following the Effective Date and continuing thereafter on the first day of each month until the PharmAthene Allowed Claim Treatment Date; provided, however, that if the PharmAthene Allowed Claim is treated under Option 1

20

above, such interest shall be paid through the date on which the PharmAthene Allowed Claim is paid in full pursuant to such Option.

Notwithstanding anything to contrary in clauses (x) and (y) immediately above, solely for purposes of this Section 4.3(b)(iv)(D)(1), and solely in the circumstance where the Order Payment Date is a date later than the 120th Day, interest for the period after the 120th Day and through the Order Payment Date shall accrue at a per annum rate equal to the Delaware judgment rate.

(2)        If the PharmAthene Final Order provides for an Alternative Award, interest payable, if any, shall be determined and payable as follows:

(x)	to the extent such PharmAthene Final Order provides for the payment of any amounts that otherwise would have been due and payable under the terms of such PharmAthene Final Order prior to and including the Effective Date, interest, at a per annum rate equal to the Delaware judgment rate, shall accrue on such past due and unpaid amounts commencing from the date such amounts otherwise would have been due and payable under the PharmAthene Final Order through the Effective Date and shall be treated under the Plan as part of the PharmAthene Allowed Claim;

(y)	during the period commencing from and after the Effective Date, to the extent such PharmAthene Final Order provides for the payment of any amounts that otherwise would have been due and payable under the terms of such PharmAthene Final Order prior to the PharmAthene Allowed Claim Treatment Date, interest shall accrue on any such past due and unpaid amounts at the rate of 8.75% per annum;

(z)	if the PharmAthene Allowed Claim is treated under Option 2 above, all of the accrued interest as provided in the immediately preceding subclauses (x) and (y), if any, shall continue to accrue at the respective rates set forth therein through, and shall be paid in full in Cash on, the date any such past due amounts described in such subclauses (x) and (y) shall have been paid in full in Cash.

In addition, it is understood that if the PharmAthene Allowed Claim is treated under Option 2 above, any and all payments that, pursuant to the terms of such PharmAthene Final Order, first become due and payable on a date occurring after the PharmAthene Allowed Claim Treatment Date shall not be subject to this Section 4.3(b)(iv)(D)(2), but shall be paid in accordance with the terms of such PharmAthene Final Order.

21

(E)      No Impact on Prior Appeal Bond. Nothing in the Plan or the Confirmation Order shall discharge, release, enjoin, stay, impact or otherwise impair PharmAthene’s rights with respect to, the Prior Appeal Bond, which bond is not property of the estate. If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A) or Section 4.3(b)(i)(B), amounts paid to PharmAthene from the Prior Appeal Bond shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor pursuant to such treatment (in the case of Section 4.3(b)(i)(B), as such payments become due). Each of the Debtor, PharmAthene, and ACE Insurance Company of Europe S.A. – N.V., ACE INA Insurance Company, Ace European Group Limited, Insurance Company of North America, Pacific Employers Insurance Company, Westchester Fire Insurance Company, Indemnity Insurance Company of North America, ACE American Insurance Company, and ACE Property and Casualty Insurance Company reserve their respective rights under the Prior Appeal Bond, and under that certain Agreement of Indemnity, executed by the Debtor on June 22, 2012 in connection with the Prior Appeal Bond.

(v)       Additional Notice Regarding Option for Treatment of  PharmAthene Allowed Claim. Contemporaneously with the notification to be provided to PharmAthene pursuant to Section 4.3(b), the Debtor or the Reorganized Debtor, as applicable, shall file with the Bankruptcy Court and serve on parties in interest in accordance with the Order Pursuant to 11 U.S.C. §§ 105(a) and (d) and Bankruptcy Rules 2002(m) and 9007 Implementing Certain Notice and Case Management Procedures (ECF No. 138) a notice of the option selected for the treatment of the PharmAthene Allowed Claim under Section 4.3(b)(i) or that no option has been selected under Section 4.3(b)(i) (the “Notice”), and file the Notice publicly with the United States Securities and Exchange Commission.

(vi)      Bankruptcy Court Review of Option 1 for Treatment of  PharmAthene Allowed Claim. In the event the PharmAthene Allowed Claim is to be treated under Section 4.3(b)(i)(A) (Option 1) hereof, and solely with respect to such treatment of the PharmAthene Allowed Claim, the Bankruptcy Court shall retain exclusive jurisdiction subsequent to the Effective Date to review and

22

approve the terms and provisions of any transaction effectuating such treatment, and the implementation of such transaction shall be subject in all respects to the Bankruptcy Court’s review and approval. In connection with the foregoing, the Reorganized Debtor shall, and shall be authorized to, schedule a hearing before the Bankruptcy Court on seven (7) days’ notice to all parties that received notice of the Confirmation Hearing and the rights of all such parties to object and be heard at such hearing are reserved and preserved.

(vii)     Bankruptcy Court Review of Option 4 for Treatment of PharmAthene Allowed Claim. In the event the PharmAthene Allowed Claim is to be treated under Section 4.3(b)(i)(D) (Option 4) hereof, and solely with respect to such treatment of the PharmAthene Allowed Claim, the Bankruptcy Court shall retain exclusive jurisdiction subsequent to the Effective Date to review and approve the terms and provisions of such treatment, and the implementation of such treatment shall be subject in all respects to the Bankruptcy Court’s review and approval. In connection with the foregoing, the Reorganized Debtor shall schedule a hearing before the Bankruptcy Court on at least twenty-one (21) days’ notice to all parties that received notice of the Confirmation Hearing and the rights of all such parties to object and be heard at such hearing are reserved and preserved.

(viii)    No Extension of Timing. Nothing in the Plan or in the Confirmation Order including, without limitation, any court approval provided for in Sections 4.3(b)(vi) or 4.3(b)(vii) hereof or any required shareholder vote to the extent referenced in Paragraph 51 of the Confirmation Order, shall extend the PharmAthene Allowed Claim Treatment Date (except solely as provided in the definition of the PharmAthene Allowed Claim Treatment Date).

4.4        Class 4 – Equity Interests. On the Effective Date, Equity Interests shall be reinstated and remain unaltered by the Plan except as provided for in Section 6.10 and the last sentence of Section 6.15(b) hereof; provided, however, that if the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C) of the Plan, or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii) of the Plan, then the following shall occur automatically without further order or action by the Bankruptcy Court or any other Entity and without the need for any notice, approval, authorization, stockholder vote, action by the Board of Directors, or consent: on the PharmAthene Allowed Claim Treatment Date (i) one hundred percent (100%) of the New Common Stock shall be delivered to PharmAthene, (ii) all Equity Interests shall be (and shall be deemed to be) immediately cancelled and be of no further force and effect and the holders of such Equity Interests shall receive no distribution or consideration in respect thereof, and (iii) the Reorganized Debtor shall be authorized to file, and shall duly execute and file, a certificate of amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effectuate and evidence such cancellation.

23

ARTICLE V.

Provisions Governing Distributions

5.1         Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtor or its agents shall be deemed closed and there shall be no further changes in the record holders of any of such Claims. The Debtor or the Reorganized Debtor, as applicable, shall (i) have no obligation to recognize any transfer of such Claims occurring on or after the Distribution Record Date, and (ii) be entitled to recognize and deal for all purposes hereunder only with those record holders of Claims stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

5.2         Date of Distributions. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

5.3         Disbursing Agent. All distributions hereunder shall be made by the Disbursing Agent, as provided herein, without compensation.

5.4         Delivery of Distributions and Undeliverable Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made by the Disbursing Agent at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtor or its agents or in a letter of transmittal unless the Debtor or its agents have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected on the Schedules for such holder. If any distribution to any holder is returned as undeliverable, no further distributions to such holder shall be made unless and until such distributions are claimed, at which time all missed distributions shall be made to such holder, without any interest for the period during which such distributions were undeliverable. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 5.10. Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable or such distribution reverts back to the Reorganized Debtor, as provided herein. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three hundred sixty (360) days from the date of distribution. After such date, all such unclaimed distributions shall revert to the Reorganized Debtor, and all Claims of any Entity to such distributions shall be discharged and forever barred from assertion against the Debtor, the Reorganized Debtor, and their respective property, notwithstanding any federal or state escheat laws to the contrary.

5.5         Cash Payments. At the option of the Debtor or the Reorganized Debtor, as applicable, any Cash payment to be made hereunder may be made by check or wire transfer of immediately available funds or as otherwise required or provided in applicable agreements. All cash payments to be made to PharmAthene pursuant to the Plan shall be made by wire transfer of immediately available funds pursuant to written instructions to be delivered by PharmAthene to

24

the Debtor or Reorganized Debtor, as applicable, on or before the Effective Date (and thereafter such instructions can be modified from time to time by PharmAthene in a writing delivered by PharmAthene to the Reorganized Debtor).

5.6         Time Bar to Cash Payments. Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within three hundred sixty (360) days after the date of issuance thereof. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check originally was issued. Any Claim in respect of such a voided check shall be made on or before thirty (30) days after the expiration of the three hundred sixty (360) day period following the date of issuance of such check. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtor, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

5.7         Distributions After Effective Date. Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

5.8         Allocation of Plan Distribution Between Principal and Interest. Except as otherwise required by law (as reasonably determined by the Debtor or Reorganized Debtor), distributions with respect to an Allowed General Unsecured Claim shall be allocated first to the interest portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

5.9         Setoff and Recoupment; Waiver of Avoidance Actions. Except with respect to the PharmAthene Allowed Claim, and any other payments or distributions to be made to PharmAthene pursuant to this Plan, the Debtor and the Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Allowed Claim, and any distribution to be made on account of such Allowed Claim, any and all claims, rights, and Causes of Action of any nature that the Debtor or Reorganized Debtor may have against the holder of such Allowed Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver, abandonment, or release by the Debtor or the Reorganized Debtor, as applicable, of any such claims, rights, and Causes of Action that the Debtor or the Reorganized Debtor, as applicable, may have against the holder of such Claim. On the Effective Date, all Avoidance Actions shall be deemed waived and released.

5.10      Withholding and Reporting Requirements.

(a)       In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instrument or making any distribution described herein shall comply with all applicable withholding and reporting requirements imposed by any United States federal, state, or local taxing authority, and all distributions pursuant to the Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property on behalf of the party entitled to receive such property to generate Cash necessary to pay over the

25

withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) or (ii) pay the withholding tax using its own funds and retain such withheld property. Any Cash or property withheld pursuant to this paragraph shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each Entity that receives a distribution pursuant to the Plan shall have the sole and exclusive responsibility for satisfaction of any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution to a holder of an Allowed Claim or Equity Interest until such holding has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligation. If any Person making any distribution under the Plan fails to withhold with respect to any holder’s distribution, and is later held liable for the amount of such withholding, such holder shall reimburse such Person.

(b)       The Disbursing Agent may require, as a condition to the receipt of a distribution, that the holder to receive such distribution complete and deliver to the Disbursing Agent (or such other Person designated by the Disbursing Agent) the appropriate Form W-8 or Form W-9, as applicable to such holder. If the holder fails to comply with such requirement within twelve (12) months of such request, such distribution shall irrevocably revert to the Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Reorganized Debtor or its property.

ARTICLE VI.

Means for Implementation and Execution of the Plan

6.1          Establishment of Escrow Account. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall open the Escrow Account in accordance with the Plan and the terms and conditions set forth in the Escrow Agreement. The Escrow Account shall have its situs, and all of the assets of the Escrow Account shall be located, within the United States.

6.2          Tax Treatment of Escrow Account. To protect against the Escrow Account being treated as a “qualified settlement fund” for U.S. federal income tax purposes, (i) the Reorganized Debtor shall make a “grantor trust election” with respect to the Escrow Account in accordance with U.S. Treasury Regulation section 1.468B-1(k), and (ii) the Escrow Agreement shall provide that (a) the Escrow Agent shall be the “administrator” of the Escrow Account as such term is used in such section, (b) the Reorganized Debtor and the Escrow Agent shall comply with the respective provisions of such section, and (c) the Escrow Agent shall use one of the reporting methods set forth in U.S. Treasury Regulation section 1.671-4(b)(2) with respect to the Escrow Account. To the extent permitted by applicable law, the parties shall report consistent therewith for state and local income tax purposes. Accordingly, in furtherance of the foregoing, the Reorganized Debtor shall file an applicable election statement as an attachment to its timely filed income tax return for the taxable year in which the Escrow Account is established, and provide the escrow agent with an executed IRS Form W-9 or acceptable substitute Form W-9.

26

6.3          Compliance with the Plan Covenants. From the Effective Date through and including the Plan Covenant Termination Date, the Reorganized Debtor shall and shall cause any Subsidiary to comply with the Plan Covenants.

6.4          Termination of Plan Covenants.

(a)           The Plan Covenants shall terminate on the earliest to occur of the following: (i) if the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A), the date on which PharmAthene receives payment in full in Cash as provided therein; (ii) if the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(B), upon the earliest to occur of (X) the date the Reorganized Debtor makes the first payment to PharmAthene as required pursuant to and in accordance with the PharmAthene Final Order (the amount of such payment, the “Option 2 First Payment Amount”); (Y) the twelve (12) month anniversary of the PharmAthene Final Order Date; provided, however, that clauses (xxii), (xxviii), (xxix), (xxx), and (xxxi) of the Plan Covenants shall remain in full force and effect through the date the Option 2 First Payment Amount shall have been made to PharmAthene; and (Z) the date on which the Reorganized Debtor cash collateralizes the Option 2 First Payment Amount (the “Option 2 Cash Collateral”) in an amount estimated by an arbitrator, jointly selected by the Debtor and PharmAthene and identified in the Plan Supplement, to equal the Option 2 First Payment Amount (inclusive of all accrued and accruing interest, costs and fees, if any) (such estimated amount, the “Option 2 Estimated First Payment Amount”); provided that, if the arbitrator finds the Option 2 Estimated First Payment Amount to be in a range of reasonable amounts, the Option 2 Estimated First Payment Amount shall be the maximum amount in such range; (iii) if the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), the date on which PharmAthene receives the New Common Stock as provided therein; (iv) if the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(D), the date agreed to by the Debtor or Reorganized Debtor, as applicable, and PharmAthene; and (v) such other date as may be agreed upon by PharmAthene and the Reorganized Debtor.

(b)          The Plan Covenants shall also terminate:

(i)         If the Delaware Supreme Court reverses or vacates the Delaware Chancery Court Decision without remanding the case to the Delaware Court of Chancery for a determination of damages and the Debtor or Reorganized Debtor, as applicable, pays to PharmAthene in Cash the amount, if any, provided for in the order of the Delaware Supreme Court; or

(ii)        If (A) the Delaware Supreme Court remands the PharmAthene Action to the Delaware Court of Chancery for a determination of damages, and (B) one arbitrator, jointly selected by the Debtor and PharmAthene and identified in the Plan Supplement, estimates the reasonable amount of the Debtor’s liability to PharmAthene based on such remand (inclusive of all accrued and accruing interest, costs, and fees) (the “Estimated Damages”) pursuant to the Arbitration

27

Agreement, and the Debtor or Reorganized Debtor, as applicable, cash collateralizes (the “Cash Collateral”) such amount for the benefit of PharmAthene. If the arbitrator finds the Estimated Damages to be a range of reasonable amounts, then the amount of the Cash Collateral shall be the maximum amount in such range. The Cash Collateral shall be applied as follows:

(A)       If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(A) hereof, the Cash Collateral shall be applied dollar for dollar to the payments due thereunder, with any excess remaining after full payment of the PharmAthene Allowed Claim as provided in such section being transferred to the Reorganized Debtor; or

(B)       If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(B) hereof, the Cash Collateral shall be credited against any payments the Reorganized Debtor is required, pursuant to the terms of the PharmAthene Final Order, to make to PharmAthene within ninety (90) calendar days following the PharmAthene Final Order Date, if any, with any excess remaining after any such required payments to PharmAthene have been made in full being transferred to the Reorganized Debtor; or

(C)       If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C) hereof, the Cash Collateral shall be transferred to the Reorganized Debtor promptly upon PharmAthene’s receipt of one hundred percent (100%) of the New Common Stock pursuant to Section 4.3(b)(i)(C) or 4.3(b)(ii) hereof, as applicable; or

(D)       If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(D) hereof, the Cash Collateral shall be distributed as provided in the mutual agreement referred to in such Section.

(c)           To the extent the Reorganized Debtor cash collateralizes the Option 2 First Payment Amount in accordance with Section 6.4(a)(ii)(Z) above, such Option 2 Cash Collateral shall be released to the Reorganized Debtor on the date that the Reorganized Debtor pays to PharmAthene, in full, the actual Option 2 First Payment Amount.

(d)           Upon termination of the Plan Covenants, the Plan Covenants shall be of no force or effect.

28

6.5          Determination of Plan Covenants Event of Default.

(a)           Within three (3) Business Days after the occurrence and during the continuation of a Plan Covenant Event of Default, the Debtor shall provide PharmAthene written notice thereof containing a description in reasonable detail of the circumstances of such default.

(b)           Except for any continuing Plan Covenant Event of Default for which PharmAthene receives notice pursuant to Section 6.5(a), promptly after PharmAthene becomes aware of the occurrence of an alleged Plan Covenant Event of Default, PharmAthene shall notify the Reorganized Debtor in writing of such alleged event of default, setting forth in reasonable detail the nature of the alleged event of default. No Plan Covenant Event of Default shall be deemed to have occurred until such time, if any, as either (a) the Reorganized Debtor has acknowledged in writing that a Plan Covenant Event of Default has occurred and is continuing, or (b) the Bankruptcy Court shall have entered an order (upon notice of a motion filed by PharmAthene) determining that a Plan Covenant Event of Default has occurred and is continuing. PharmAthene shall be entitled to (and the Reorganized Debtor shall not object to) an expedited hearing before the Bankruptcy Court on not less than five (5) Business Days’ notice for a determination as to whether a Plan Covenant Event of Default has occurred and is continuing. If PharmAthene seeks a determination from the Bankruptcy Court that a Plan Covenant Event of Default has occurred and is continuing and prevails with respect thereto, in addition to the remedies available to PharmAthene pursuant to Section 6.6 of the Plan, the Reorganized Debtor shall pay the reasonable legal fees and expenses incurred by PharmAthene in connection with such proceeding before the Bankruptcy Court. The sole issue to be determined by the Bankruptcy Court with respect to any motion filed by PharmAthene pursuant to this Section 6.5 shall be whether a Plan Covenant Event of Default has occurred and is continuing.

6.6          Consequences of Plan Covenant Event of Default. Upon the occurrence and continuation of a Plan Covenant Event of Default as determined in accordance with Section 6.5(b), the Reorganized Debtor shall:

(a)           Within five (5) Business Days of such determination deposit in the Escrow Account all Cash and Cash equivalents then held by the Reorganized Debtor in excess of Fifty Million Dollars ($50,000,000). Thereafter on the fifteenth (15th) day of each month commencing with the month next succeeding the month, if any, in which the foregoing deposit is made, the Reorganized Debtor shall provide to PharmAthene and to the Escrow Agent a certification signed by an executive officer certifying the amount of Cash and Cash equivalents held by the Reorganized Debtor (exclusive of any Cash in the Escrow Account) on the last day of the immediately preceding month. If such certification reflects Cash and Cash equivalents on hand less than Fifty Million Dollars ($50,000,000), the Escrow Agent shall promptly transfer to the Reorganized Debtor (without any further notice or instructions) funds from the Escrow Account in an amount necessary to restore the Reorganized Debtor’s Cash and Cash equivalents on hand to Fifty Million Dollars ($50,000,000). If such certification reflects Cash and Cash equivalents on hand in excess of Fifty Million Dollars ($50,000,000), the Reorganized Debtor shall promptly transfer to the Escrow Account such excess;

29

(b)           Grant holders of Allowed General Unsecured Claims whose claims have not been satisfied in full as of such date, including PharmAthene, a perfected Lien against the Escrow Account and substantially all assets of the Reorganized Debtor to secure the Reorganized Debtor’s obligations under the Plan with respect to such claims; provided, however, that nothing contained herein shall require the granting of any Lien on any assets that may not be pledged as collateral security pursuant to any existing agreement or applicable law;

(c)           Retain, at the Reorganized Debtor’s expense, the Monitor to have reasonable access to the Reorganized Debtor’s offices in both New York, New York and Corvallis, Oregon, and whose approval, which shall not be unreasonably withheld, shall be required with respect to any transaction or payment that the Reorganized Debtor seeks to enter into or make to the extent such transaction or payment is in excess of Twenty-Five Thousand Dollars ($25,000). The Monitor shall be subject to a confidentiality agreement, the form and substance of which shall be reasonably acceptable to the Reorganized Debtor, but shall permit the Monitor to share all his findings with the Board Observer; and

(d)           Reconstitute the Board of Directors of the Reorganized Debtor such that the reconstituted Board of Directors shall consist of a majority of directors designated by PharmAthene, with the remainder designated by the Reorganized Debtor. Those directors designated by PharmAthene shall be identified prior to the Confirmation Hearing; provided, however, that PharmAthene shall retain the right to alter such designation at any time prior to any reconstitution of the Board of Directors. Notwithstanding the foregoing, the directors designated by PharmAthene shall be excluded from all meetings of the Board of Directors (including subcommittee meetings of the Board of Directors) relating solely to the PharmAthene Action or the treatment or potential treatment of the PharmAthene Allowed Claim under the Plan, and shall not receive or be furnished any documents solely with respect to such matters. The directors designated by PharmAthene also shall not be permitted to vote as members of the Board of Directors with respect to the matters described in the preceding sentence.

Upon the date on which PharmAthene receives the entirety of the treatment required under the Plan in respect of the PharmAthene Allowed Claim (or solely in the event the treatment set forth in Section 4.3(b)(i)(B) hereof is applicable, upon the date the Plan Covenants terminate pursuant to Section 6.4(a)(ii) hereof), (i) all Cash held in the Escrow Account shall immediately be paid to the Reorganized Debtor; (ii) any and all Liens granted pursuant to Section 6.6(b) hereof shall be automatically released, terminated, and extinguished; (iii) the Monitor shall be released and discharged of and from all further authority, duties, responsibilities, and obligations, and shall no longer have any authority hereunder or otherwise; and (iv) the Reorganized Debtor shall be permitted to reconstitute the Board of Directors in accordance with the Reorganized Debtor’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws.

6.7          Appointment of Board Observer.

(a)            As of the Effective Date through and including the Plan Covenant Termination Date, PharmAthene shall be entitled to the Board Observer.

(b)           Subject to execution of the confidentiality agreement provided for in Section 6.7(c), the Board Observer shall (i) receive all notices of meetings of the Reorganized

30

Debtor’s Board of Directors (whether such meetings are by telephone, video conference or in person) or of actions to be taken by such Board of Directors by consent, whether regular, special, or subcommittee meetings, and all documents provided by the Reorganized Debtor to members of its Board of Directors; (ii) be entitled to attend and observe all meetings of the Reorganized Debtor’s Board of Directors (including all meetings of every subcommittee of such Board of Directors), and (iii) be provided with a copy of all resolutions adopted by the Reorganized Debtor’s Board of Directors subsequent to the Effective Date (including of actions approved by consent of the Board of Directors). Notwithstanding the foregoing, the Board Observer shall be excluded from those portions of such meetings solely concerning the PharmAthene Action or treatment or potential treatment of the PharmAthene Allowed Claim under the Plan (such matters, the “Excluded Matters”), and shall not receive any documents provided to members of the Board of Directors solely with respect to such matters; provided, however, if any such documents pertain to matters concerning both Excluded Matters and non-Excluded Matters, such documents shall be provided to the Board Observer redacted solely with respect to any portion thereof that concerns Excluded Matters.

(c)           The Board Observer shall be subject to a confidentiality agreement, the form and substance of which shall be reasonably acceptable to the Debtor and PharmAthene. The Board Observer may disclose to PharmAthene, PharmAthene’s board of directors and legal counsel all information obtained at meetings of the Board of Directors or any subcommittee thereof, or from any notices or documents provided to the Board Observer; provided, however, that the Board Observer shall not be allowed to disclose any information to PharmAthene that the Debtor or the Reorganized Debtor, as applicable, has designated as confidential unless the Board Observer reasonably believes that the Reorganized Debtor has committed or may imminently commit a Plan Covenant Event of Default and such information is necessary to determine the same. PharmAthene, the members of its board of directors and its legal counsel shall be subject to a confidentiality agreement, the form and substance of which shall be reasonably acceptable to the Debtor or the Reorganized Debtor, as applicable, and which shall be executed and be in full force and effect prior to the Effective Date.

(d)           The Reorganized Debtor shall (i) pay the Board Observer an hourly fee not to exceed $500 per hour for services rendered in his capacity as Board Observer, and (ii) reimburse the Board Observer for (x) all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors upon presentation of invoices therefor; and (y) reasonable fees and expenses of any attorneys retained by the Board Observer to represent him in his capacity as such upon presentation of invoices therefor. Any dispute regarding the reasonableness of any such fees and expenses shall be resolved by the Bankruptcy Court.

6.8          Cancellation of Existing Agreements and Instruments. Except as otherwise expressly provided for in the Plan or with respect to executory contracts or unexpired leases that have been assumed by the Reorganized Debtor, as of the Effective Date, agreements and instruments evidencing debt of the Debtor shall be cancelled and deemed null and void and of no further force and effect, and the holders thereof shall have no rights, and such agreements and instruments shall evidence no rights, except the right to receive the distributions provided herein. For the avoidance of doubt, all Equity Interests in the Debtor shall not be cancelled and shall

31

remain in full force and effect on and after the Effective Date, but shall be subject to the provisions of Sections 4.4 and 6.10 hereof.

6.9          Cancellation of Liens. Except as otherwise specifically provided herein, upon the occurrence of the Effective Date, any and all Liens securing any Secured Claims shall be deemed released, and the holders of such Secured Claims shall be authorized and directed to release any and all Collateral or other property of the Debtor (including, without limitation, any cash collateral) held by each such holders and to take such actions as may be requested by the Reorganized Debtor to evidence the release of such Liens, including, without limitation, the execution, delivery, and filing or recording of such releases as may be requested by the Reorganized Debtor. For the avoidance of doubt, the provisions of the foregoing sentence shall not apply to any Liens in Collateral (including any Cash Collateral) that may be granted pursuant to Section 6.6(b) of the Plan.

6.10       Reverse Stock Split.

(a)           Upon and subject to the occurrence of the Effective Date, and without any further order of the Bankruptcy Court, stockholder action, or other corporate action, the Reorganized Debtor shall have the option to combine shares of Existing Common Stock into a lesser number of validly issued, fully paid, and non-assessable shares of Existing Common Stock (the “Reverse Stock Split”) which shall satisfy the minimum bid price requirements of the NASDAQ Stock Exchange or any other relevant exchange or trading platform. The Reorganized Debtor shall have the authority, pursuant to this Section 6.10, to implement the Reverse Stock Split through and including December 31, 2016.

(b)           If the Reverse Stock Split is implemented, the Reorganized Debtor shall not issue fractional shares of common stock or pay Cash in respect thereof in connection with the Reverse Stock Split but, in lieu thereof, the aggregate number of shares of Existing Common Stock issuable to each holder in connection with the Reverse Stock Split shall be rounded up or down to the nearest whole number of shares of Existing Common Stock with a half share rounded down.

(c)           Following the Reverse Stock Split, if implemented, each certificate (or book-entry form of Existing Common Stock) that, on the Business Day immediately prior to the implementation of the Reverse Stock Split, represented shares of Existing Common Stock shall be thereafter deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to represent only that number of shares of Existing Common Stock into which the shares of the Existing Common Stock represented by the prior certificate shall have been combined pursuant to the Reverse Stock Split (subject to the treatment of fractional shares as set forth above).1 Holders of Existing Common Stock in certificate form shall receive a transmittal letter from the Debtor’s transfer agent as soon as practicable after the implementation of the Reverse Stock Split to exchange the old certificate for a new one reflecting the Reverse Stock Split.

1 The Existing Common Stock, however, will be represented by a new securities identification number (i.e., CUSIP).

32

6.11        Authorization and Issuance of New Common Stock. The Debtor and the Reorganized Debtor, as applicable, are authorized and directed to authorize and issue the New Common Stock, to the extent required if the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), without the need for any further corporate action, Bankruptcy Court approval, shareholder vote or other approvals. In the event of such issuance of New Common Stock, the Debtor or the Reorganized Debtor, as applicable, shall file a notice of such issuance and the cancellation of the Existing Common Stock with the Bankruptcy Court and the United States Securities and Exchange Commission.

6.12        Effectiveness of Transition Plan. The Transition Plan shall be executed and delivered by the Debtor or the Reorganized Debtor, as applicable, on the Effective Date, but shall become effective on (a) the Notification Date if the Debtor or the Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C), or (b) on the date, if any, that it is determined that the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii).

6.13        Section 1145 Exemption. If the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C), or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii), the issuance and distribution under the Plan of the New Common Stock, if applicable, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. Notwithstanding the foregoing, under such circumstances, PharmAthene shall be deemed a Section 1145 underwriter such that the New Common Stock issued to it shall be subject to applicable restrictions on transfer, and the certificate evidencing the New Common Stock shall be appropriately legended to reflect such restrictions.

6.14        Equity Interests in Subsidiary. The Debtor’s equity interests in SIGA Pharmaceuticals (Europe) Limited shall be unaffected by the Plan, and the Reorganized Debtor shall continue to own and hold such equity interests from and after the Effective Date.

6.15        Reorganized Debtor.

(a)           Continued Corporate Existence. The Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a Delaware corporation, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, subject in all cases to the terms of the Plan Covenants.

(b)           Amendment of Certificate of Incorporation. The Debtor’s certificate of incorporation shall be amended and restated as of the Effective Date in substantially the form of the Amended and Restated Certificate of Incorporation, which certificate shall be filed with the Secretary of State of the State of Delaware. The Amended and Restated Certificate of Incorporation shall, without limitation, (i) incorporate and adopt the Plan Covenants; (ii) incorporate provisions to effectuate the potential reconstitution of the Reorganized Debtor’s

33

Board of Directors if required by Section 6.6(d); (iii) authorize the Board of Directors to cancel existing Equity Interests and issue the New Common Stock without further stockholder approval, in the event that the Debtor or Reorganized Debtor, as applicable, elects to treat the PharmAthene Allowed Claim in accordance with Section 4.3(b)(i)(C) hereof, or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii) hereof, and (iv) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Prior to the PharmAthene Allowed Claim Treatment Date, the Amended and Restated Certificate of Incorporation shall not be further amended other than as provided for in the Plan Covenants. The Debtor and the Reorganized Debtor, as applicable, reserve the right to include in the Amended and Restated Certificate of Incorporation transfer restrictions on the disposition and accumulation of stock of the Reorganized Debtor in order to preserve and/or maximize the amount of tax attributes and benefits. If any such restrictions are to be included in the Amended and Restated Certificate of Incorporation, they shall be set forth in the form of Amended and Restated Certificate of Incorporation included in the Plan Supplement filed on the Plan Supplement Filing Date.

(c)           Amendment of By-Laws. The Debtor’s by-laws shall be amended and restated as of the Effective Date in substantially the form of the Amended and Restated By-laws. Prior to the PharmAthene Allowed Claim Treatment Date, the Amended and Restated By-laws shall not be further amended other than as provided for in the Plan Covenants.

(d)           Board of Directors of Reorganized Debtor. The initial members of the Board of Directors of the Reorganized Debtor, as well as the members of the Board of Directors who will be appointed in the event of a reconstitution of the Reorganized Debtor’s Board of Directors in accordance with Section 6.6(d), will be identified by no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code.

(e)           Officers of the Reorganized Debtor: To the extent applicable, the Board of Directors of the Reorganized Debtor shall elect officers of the Reorganized Debtor as of or after the Effective Date.

(f)            Employment and Separation Agreements. On the Effective Date, the Reorganized Debtor shall enter into new employment contracts and a separation agreement, as applicable, with those Persons set forth on Exhibit “B,” which contracts and separation agreement shall be substantially in the form set forth in Exhibit “C” hereto and which shall become automatically effective on the Effective Date without any further authorization or approval.

6.16        Corporate Reorganization Actions, Effectuating Documents, and Further  Transactions.

(a)          On or as soon as practicable after the Effective Date, the Reorganized Debtor shall take such actions as may be or become necessary to effectuate the Plan and any transactions contemplated thereby, all of which shall be authorized and approved in all respects, in each case without further action being required under applicable law, regulation, order, or rule.

34

(b)           Each officer of the Debtor is (and each officer of the Reorganized Debtor shall be) authorized and directed to execute, deliver, file, or record such contracts, instruments, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors of the Debtor or the Reorganized Debtor).

(c)           All matters provided for herein involving the corporate structure of the Debtor or Reorganized Debtor, or any corporate or related action required by the Debtor or Reorganized Debtor in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Debtor or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, or officers, as applicable, of the Debtor or Reorganized Debtor.

(d)           Notwithstanding any provision of the Plan to the contrary, any issuance and sale by the Reorganized Debtor, in connection with the treatment of the PharmAthene Allowed Claim under Section 4.3(b)(i)(A) (Option 1) or under Section 4.3(b)(i)(D) (Option 4), of common stock, preferred stock, or any other security convertible, exchangeable, or exercisable into common or preferred stock of the Reorganized Debtor (an “Equity Issuance”) to MacAndrews & Forbes Incorporated or any of its affiliates (“MacAndrews”) shall provide each other holder of Existing Common Stock with the opportunity to purchase its pro rata share of any class of such securities issued to MacAndrews based on each holder’s percentage ownership interest of the outstanding Existing Common Stock of the Reorganized Debtor (as of a record date to be set by the Board of Directors of the Reorganized Debtor that shall be on or about the date of such transaction) on the same terms and conditions as MacAndrews. If MacAndrews either (a) provides a backstop commitment with respect to an Equity Issuance or (b) otherwise commits to purchase any unsubscribed shares without providing a backstop commitment, funds and accounts managed by Jet Capital Management LP, funds and accounts managed by Nantahala Capital Management, LLC, and funds and accounts managed by Esopus Creek Value Series Fund LP shall have the right to participate in such (x) backstop commitment or (y) commitment to purchase unsubscribed shares, in each case on the same terms and conditions as MacAndrews, pro rata, based upon the percentage ownership interest of the outstanding Existing Common Stock of the Reorganized Debtor of each committing party as compared to the aggregate percentage ownership interest of the outstanding Existing Common Stock of all committing parties determined as of the record date as set forth above.

6.17       Nonconsensual Confirmation. In the event any impaired class of Claims entitled to vote on the Plan does not accept the Plan by the requisite statutory majority under section 1126(c) of the Bankruptcy Code, then the Debtor reserves the right to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code. Because Class 4 (Equity Interests) is deemed to reject the Plan, the Debtor intends to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

6.18        Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur hereunder shall occur on a day that is not a Business Day, the
35

transaction contemplated by the Plan to occur on such day shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.19       Notice of Effective Date. As soon as practicable, but not later than two (2) Business Days following the Effective Date, the Debtor shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court and with the United States Securities and Exchange Commission.

ARTICLE VII.

Procedures for Disputed Claims

7.1          Objections to Claims. The Reorganized Debtor shall be entitled to object to Claims and Administrative Expenses (other than the PharmAthene Claim, which shall be resolved solely pursuant to the PharmAthene Action). All objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date and (ii) such date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court), whether fixed before or after the date specified in clause (i) above.

7.2          Resolution of Disputed Administrative Expenses and Disputed Claims. On and after the Effective Date, the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expenses or Claims and to compromise, settle, or otherwise resolve any disputed Administrative Expenses and Disputed Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expenses relating to compensation of professionals.

7.3          No Distribution Pending Allowance. Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. The forgoing sentence shall not apply to any payments to be made to PharmAthene prior to the PharmAthene Allowed Claim Treatment Date pursuant to Sections 4.3(a), 4.3(b), and 10.6(b) of the Plan.

7.4          Distributions After Allowance. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan as soon as reasonably practicable after the date that such Disputed Claim becomes an Allowed Claim (whether by Final Order of the Bankruptcy Court or otherwise). Holders of Disputed Claims that ultimately become Allowed Claims shall not be entitled to payment of interest that accrued thereon from and after the Effective Date unless otherwise expressly provided herein.

7.5          Estimation. The Debtor and the Reorganized Debtor may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim (other than the PharmAthene Claim) pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any

36

Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount estimated shall constitute either the Allowed amount of such Claim or a maximum limitation of the amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation of the amount of such Claim, the Debtor or the Reorganized Debtor, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim; provided, however, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code. The aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE VIII.

Executory Contracts and Unexpired Leases

8.1          General Treatment of Executory Contracts and Unexpired Leases. As of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed, and, if applicable, assigned, except for an executory contract or unexpired lease that (a) has previously been assumed, assumed and assigned, or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or unexpired lease to be rejected on the Schedule of Rejected Contracts and Leases, (c) is the subject of a rejection motion filed by the Debtor under section 365 of the Bankruptcy Code prior to the Confirmation Date with respect to which there is not yet a Final Order of the Bankruptcy Court, or (d) is the subject of a pending Cure Dispute.

8.2          Determination of Cure Disputes and Deemed Consent.

(a)           The Debtor shall file, as part of the Plan Supplement, the Schedule of Assumed Contracts and Leases, which, if and where applicable, will indicate whether the executory contract is also being assigned and to whom, and shall simultaneously serve a notice on parties to executory contracts or unexpired leases to be assumed or, if applicable, assigned, reflecting the Debtor’s intention to assume or assume and assign the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure amount (if any).

(b)           With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtor, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtor existing as of the Confirmation Date shall be the amount set forth on the Schedule of Assumed Contracts and Leases.

(c)           Counterparties to the contracts and leases included on the Schedule of Assumed Contracts and Leases may object to the Cure amounts set forth therein by filing and serving on the Debtor an objection within twenty-one (21) days of service of the Debtor’s notice of intent to assume or assume and assign. If there are any objections filed, Cure Disputes shall be scheduled for a hearing by the Bankruptcy Court. Following resolution of a Cure Dispute by

37

Final Order of the Bankruptcy Court, the applicable contract or lease shall be deemed assumed or assumed or assigned, as applicable, effective as of the Effective Date; provided, however, that the Debtor reserves the right to reject any contract or lease prior to or following entry of a Final Order of the Bankruptcy Court resolving the applicable Cure Dispute by filing a notice indicating such rejection within three (3) Business Days of the entry of such Final Order.

(d)           To the extent that an objection is not timely filed and properly served on the Debtor with respect to a proposed Cure, then the counterparty to the applicable contract or lease shall be deemed to have assented to (a) the Cure amount proposed by the Debtor and (b) the assumption or assumption and assignment, as applicable, of such contract or lease, notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (ii) terminate or permit the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtor or the Reorganized Debtor, or terminating or modifying such contract or lease on account of transactions contemplated by the Plan.

8.3          Payments Related to Assumption or Assignment of Contracts and Leases. Subject to resolution of any Cure Dispute, all Cures shall be satisfied by the Debtor or Reorganized Debtor, as the case may be, upon assumption or assumption and assignment, as applicable, of the underlying contracts and leases. Assumption and assignment of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including, without limitation, defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment. Any and all proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned, as applicable, shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.

8.4          Rejection. In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor, or their respective estate, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtor no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or order of the Bankruptcy Court. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases.

8.5          Survival of the Debtor’s Indemnification Obligations. The obligations of the Debtor to indemnify and reimburse persons who are or were directors, officers, or employees of the Debtor on the Commencement Date or at any time thereafter against and for any obligations

38

(including, without limitation, reasonable fees and expenses incurred by the Board of Directors of the Debtor, or the members thereof, in connection with the Chapter 11 Case) pursuant to the certificate of incorporation, by-laws, applicable state law, or specific agreement, or any combination of the foregoing, will survive confirmation of the Plan, remain unaffected thereby, shall not be discharged, and shall be deemed and treated as executory contracts assumed under the Plan, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date. In furtherance of the foregoing, but subject to compliance with the Plan Covenants, the Reorganized Debtor will maintain insurance for the benefit of such directors, officers, and employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than four (4) years following the Effective Date.

8.6          Compensation and Benefits. As of the Effective Date, unless specifically rejected by a Final Order of the Bankruptcy Court or otherwise specifically provided for herein, all employment and severance policies, workers’ compensation programs, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its present and former employees, officers, and directors, including, without limitation, all health care plans, disability plans, severance benefit plans, and incentive plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan, and the Debtor’s obligations under such plans, policies, and programs, shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code. Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Reorganized Debtor.

8.7          Insurance Plans. All Insurance Plans pursuant to which the Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor, subject to Sections 8.1–8.3, and shall continue in full force and effect. All other Insurance Plans shall revest in the Reorganized Debtor. The discharge and release of the Debtor as provided in this Plan, and the re-vesting of property in the Reorganized Debtor, shall not diminish nor impair the enforceability of any Insurance Plans.

8.8          Intellectual Property Licenses and Agreements. All intellectual property contracts, licenses, royalties, and other similar agreements to which the Debtor has any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor, subject to Sections 8.1–8.3, and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected hereunder or pursuant to a Final Order, or is the subject of a separate rejection motion filed by the Reorganized Debtor. Unless otherwise provided herein, all other intellectual property contracts, licenses, royalties, or other similar agreements shall revest in the Reorganized Debtor and the Reorganized Debtor may take all actions as may be necessary or appropriate to ensure such revesting as contemplated herein.

8.9          Assignment. To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned hereunder

39

shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including, without limitation, those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect.

8.10        Approval of Assumption, Rejection, or Assignment of Executory Contracts and Unexpired Leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the rejections, assumptions, and/or assignments contemplated hereunder pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease that is assumed hereunder shall vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms as of the Effective Date, except as modified by the provisions hereof or any order of the Bankruptcy Court authorizing or providing for its assumption.

8.11        Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases.

8.12        Reservation of Rights.

(a)           With the consent of the Creditors’ Committee, which consent shall not be unreasonably withheld, the Debtor may amend the Schedule of Assumed Contracts and Leases and the Schedule of Rejected Contracts and Leases through to 4:00 p.m. (Eastern Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and (ii) amend the proposed Cure amount with respect to any executory contract or unexpired lease listed on the Schedule of Assumed Contracts and Leases; provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtor’s right to amend the Schedule of Assumed Contracts and Leases and the Schedule of Rejected Contracts and Leases shall be extended to 4:00 p.m. (Eastern Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing.

(b)           Neither the exclusion or inclusion of any contract or lease on any exhibit or schedule to the Plan, nor anything contained in the Plan or the Plan Supplement, shall

40

constitute an admission by the Debtor that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder.

(c)           Nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor and the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

(d)           Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any executory contract or any unexpired lease.

(e)           If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease.

ARTICLE IX.

Effectiveness of the Plan

9.1          Conditions Precedent to Confirmation of Plan. The following are conditions precedent to confirmation of the Plan:

(a)           The Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in form and substance reasonably satisfactory to the Debtor and the Creditors’ Committee (and, with respect to any schedules, documents and exhibits contained in the Plan Supplement requiring PharmAthene’s consent, PharmAthene); and

(b)           The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Creditors’ Committee.

9.2          Conditions Precedent to Effective Date. The following are conditions precedent to the Effective Date of the Plan:

(a)           The Bankruptcy Court shall have entered the Confirmation Order, the Confirmation Date shall have occurred, and the Confirmation Order shall be in full force and effect and not subject to any stay;

(b)           All actions, documents, and agreements necessary to implement and consummate the Plan, shall have been effected or executed;

(c)           The Amended and Restated Certificate of Incorporation for the Reorganized Debtor shall have been filed with the Secretary of State of Delaware; and

(d)           The Debtor shall have received any and all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and/or are required by law, regulation, or order.

41

9.3          Satisfaction and Waiver of Conditions. Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If, by no earlier than forty-five (45) days after the Confirmation Date, the Debtor determines that any of the conditions precedent set forth in Section 9.2 cannot be satisfied and the occurrence of such conditions is not waived by the Debtor or cannot be waived, then the Debtor, following consultation with the Creditors’ Committee, shall file a notice of the failure of the Effective Date with the Bankruptcy Court. Notwithstanding the foregoing, the Debtor reserves the right, with the consent of the Creditors’ Committee, to waive the occurrence of any or all of the conditions precedent set forth in Section 9.2 hereof that can be waived or to modify any or all of such conditions precedent to the extent such conditions may be modified. Any such waiver or modification of such condition precedents may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any other formal action other than proceeding to consummate the Plan.

9.4          Effect of Non-Occurrence of Effective Date. If the conditions listed in Sections 9.1 and 9.2 of the Plan are not satisfied or waived in accordance with the Plan, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will (i) constitute a waiver or release of any Claims or any Equity Interests in the Debtor, or any claims by the Debtor, (ii) prejudice in any manner the rights of any Person or (iii) constitute an admission, acknowledgement, offer or undertaking by the Debtor or any other Person.

ARTICLE X.

Effect of Confirmation

10.1        Claims of Subordination.

(a)           The allowance, classification, and treatment of all Allowed Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

(b)           Except as specifically provided herein, to the fullest extent permitted by applicable law, on the latest to occur of (i) the Effective Date, and (ii) the entry of a Final Order resolving all Claims in the Chapter 11 Case, all Claims and Equity Interests, and all rights and claims between or among holders of Claims and Equity Interests relating in any manner whatsoever to Claims or Equity Interests, based upon any contractual, equitable, or legal subordination rights, will be terminated and discharged in the manner provided in this Plan, and all such Claims, Equity Interests, and rights so based, and all such contractual, equitable, and legal subordination rights to which any Entity may be entitled will be irrevocably waived. To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests under this Plan will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim or Equity Interest by reason of any contractual, equitable, or legal subordination rights, so that, notwithstanding any

42

such contractual, equitable, or legal subordination rights, each holder of a Claim or Equity Interest shall have and receive the benefit of the rights and distributions set forth in this Plan.

10.2        Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtor shall vest in the Reorganized Debtor, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as otherwise provided herein. The Reorganized Debtor may operate its business and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code. Nothing in this Section 10.2 shall affect the Reorganized Debtor’s obligations with respect to, or the limitations imposed on the Reorganized Debtor pursuant to, the Plan Covenants.

10.3       Discharge of Claims. Except as otherwise provided herein or in the Confirmation Order, the rights afforded herein and the payments and distributions to be made hereunder shall, upon the Effective Date, discharge all existing debts and Claims of any kind, nature, or description whatsoever against or in the Debtor or any of its assets or property. Except as otherwise provided herein, upon the Effective Date, all existing Claims against the Debtor shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims (and all representatives, trustees, or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtor, or any of its assets or property, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4       Release and Discharge of Debtor. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor of and from any and all Claims, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, and except as expressly provided herein, all Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against the Debtor.

10.5        Term of Injunctions or Stays. Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

43

10.6        Injunction Against Interference with Plan.

(a)           Upon and subject to entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(b)           Upon and subject to entry of the Confirmation Order, and except as otherwise provided herein, the Debtor and Reorganized Debtor, as applicable, and their Affiliates, shall be enjoined at all times from taking any actions to stay, change, impede, nullify, void, or otherwise override the PharmAthene Final Order or impede steps necessary to its coming into existence or the treatment of the PharmAthene Allowed Claim as provided in the Plan; provided, however, that nothing herein shall (i) prevent, enjoin, or in any way prejudice the Debtor or the Reorganized Debtor, as applicable, from prosecuting the PharmAthene Action in the Delaware State court system or by writ of certiorari in the United States Supreme Court to the point of the existence of the PharmAthene Final Order; or (ii) enjoin, prevent, or in any way prejudice any Person from prosecuting or otherwise pursuing any disputes that may arise with respect to the interpretation of the terms of such PharmAthene Final Order. If, however, the Debtor or Reorganized Debtor, as applicable, or their Affiliates take any such enjoined actions, in addition to all rights of PharmAthene to enforce such injunction, and upon and subject to entry of an order of the Bankruptcy Court finding that such enjoined actions were in fact taken, the Debtor or Reorganized Debtor, as applicable, shall (i) pay to PharmAthene Twenty-Five Million Dollars ($25,000,000) in Cash, which payment shall be retained by PharmAthene and shall not be refundable under any circumstance, but shall be credited dollar for dollar against the payments to be made by the Reorganized Debtor to PharmAthene in accordance with Section 4.3(b)(i)(A) or 4.3(b)(i)(B) of the Plan, as applicable (in the case of Section 4.3(b)(i)(B), as such payments become due), and (ii) pay to PharmAthene all actual reasonable out-of-pocket expenses, including attorneys’ fees, incurred by PharmAthene in connection with proceedings instituted by PharmAthene with respect to such enjoined actions.

10.7        Injunction. Except as otherwise expressly provided herein or in the Confirmation Order, upon the Effective Date, all Persons or Entities who have held, hold, or may hold Claims or Equity Interests and their successors and assigns, and all other parties in interest, along with their respective present or former employees, agents, professionals, officers, directors, principals, and affiliates, shall be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtor or the Reorganized Debtor or property of the Debtor or the Reorganized Debtor other than actions to enforce the Plan, but only as provided herein and in the Confirmation Order, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order with respect to any such Claim or Equity Interest against the Debtor or the Reorganized Debtor or property of the Debtor or the Reorganized Debtor, (iii) creating, perfecting, or enforcing any encumbrance of any kind with respect to any such Claim or Equity Interest against the Debtor or the Reorganized Debtor or against property or interests in property of the Debtor or the Reorganized Debtor, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or the Reorganized Debtor or against

44

property or interests in property of the Debtor or the Reorganized Debtor, with respect to any such Claim or Equity Interest, (v) acting or proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or Confirmation Order, and (vi) commencing, continuing, or asserting in any manner any action or other proceeding of any kind with respect to any Claims or Equity Interests that are extinguished, released, or settled pursuant to the Plan; provided, however, that the foregoing injunction shall not preclude the Debtor, Reorganized Debtor, and PharmAthene from continuing to prosecute the PharmAthene Action (subject to the provisions of the Plan) to the point of obtaining the PharmAthene Final Order. Such injunction shall extend to any successors of the Debtor and the Reorganized Debtor and their respective property and interests in property.

10.8        Exculpation. Upon the Effective Date, the Exculpated Parties shall not have or incur any liability to any Entity for any act or omission in connection with, related to, or arising out of the Chapter 11 Case; negotiations regarding or concerning the Plan; any settlement or any agreement in the Chapter 11 Case; the pursuit of confirmation of the Plan; the consummation of the Plan; the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date; the administration of the Plan or property to be distributed hereunder; or any transaction, decisions, actions and/or inactions contemplated by or relating to any of the foregoing, including without limitation, the determination by the Debtor or Reorganized Debtor of the treatment of the PharmAthene Allowed Claim as provided in Section 4.3(b)(i) hereof; except for actions found by Final Order to constitute willful misconduct, gross negligence, fraud, criminal conduct, or ultra vires acts, but in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities hereunder. Subject to the occurrence of the Effective Date, nothing in this Section 10.8 shall exculpate or release any Exculpated Party from complying fully with its obligations under the Plan and the Plan Covenants, including, without limitation, its obligations with respect to the treatment of the Allowed Claims pursuant to the Plan.

10.9       Releases by the Debtor.

(a)           As of the Effective Date, the Debtor releases the Released Parties, from any and all Causes of Action (including, without limitation, all 2004 Derivative Causes of Action) held by, assertable on behalf of, or derivative from the Debtor, in any way relating to the Debtor (both prior to and subsequent to the Commencement Date), the Chapter 11 Case, the Plan, the Plan Supplement, negotiations regarding or concerning the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, and the ownership, management, and operation of the Debtor, (except for actions found by Final Order to be willful misconduct (including, without limitation, conduct that results in a personal profit at the expense of the Debtor’s estate), gross negligence, fraud, malpractice, criminal conduct, or ultra vires acts), which Causes of Action are based on any act, event, or omission taking place before the Effective Date; provided, however, that the foregoing shall not limit the liability of any counsel to their respective clients contrary to Rule 1.8(h)(1) of the New York Rules of Professional Conduct. The Reorganized Debtor shall be bound by all of the releases set forth above to the same extent that the Debtor is bound.

45

(b)           In addition, to the extent not included in subclause (a) above, as of the Effective Date, the Debtor releases (i) all present and former directors and officers of the Debtor who were directors and/or officers at any time after the Commencement Date, and any other Persons who serve or served as members of management of the Debtor at any time after the Commencement Date, and (ii) MacAndrews & Forbes Incorporated and all present and former directors and officers of MacAndrews & Forbes Incorporated who were directors and/or officers at any time after the Commencement Date, and any other Persons who serve or served as members of management of MacAndrews & Forbes Incorporated at any time after the Commencement Date, from any and all Causes of Action derivative from the Debtor (including, without limitation, the 2004 Derivative Causes of Action). The Reorganized Debtor shall be bound by all of the releases set forth above to the same extent that the Debtor is bound.

10.10     Retention of Causes of Action/Reservation of Rights.

(a)           Except as otherwise provided in Section 10.9 hereof, nothing herein or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtor or the Reorganized Debtor may have or which the Reorganized Debtor may choose to assert on behalf of its estate under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtor, the Reorganized Debtor, or their officers, directors, or representatives and (ii) for the turnover of any property of the Debtor’s estate.

(b)           Except as otherwise provided herein, nothing herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that it had immediately prior to the Commencement Date fully as if the Chapter 11 Case had not been commenced, and all of the Reorganized Debtor’s legal and equitable rights with respect to any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Case had not been commenced.

10.11     Special Provisions for Governmental Units. Solely with respect to “governmental units” (as defined in the Bankruptcy Code), nothing herein, including Sections 10.8 and 10.9 hereof, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtor or the Reorganized Debtor to a “governmental unit” arising on or after the Effective Date with respect to events occurring on or after the Effective Date, (ii) any liability to a “governmental unit” that is not a Claim, (iii) any valid right of setoff or recoupment of a “governmental unit,” (iv) any police or regulatory action by a “governmental unit,” (v) any environmental liability to a “governmental unit” that the Debtor, the Reorganized Debtor, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, and (vi) any liability to a “governmental unit” on the part of any Persons or Entities other than the Debtor or the Reorganized Debtor; provided, however, that

46

nothing in this Section 10.11 shall affect the exculpation and releases in Section 10.8 and 10.9 hereof.

10.12     Plan Supplement. The Plan Supplement shall be filed with the Bankruptcy Court by no later than the Plan Supplement Filing Date. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents to be included in the Plan Supplement will be posted at https://cases.primeclerk.com/siga/

ARTICLE XI.

Retention of Jurisdiction

11.1        Jurisdiction of Bankruptcy Court. On and after the Effective Date, the Bankruptcy Court shall retain all exclusive jurisdiction it has of all matters arising under, arising out of, or related to the Chapter 11 Case and the Plan, pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)           To hear and determine motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b)           To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on the Effective Date or that, pursuant to the Plan, may be commenced by the Debtor or the Reorganized Debtor or PharmAthene after the Effective Date, including, without limitation, any proceeding with respect to a Cause of Action or Avoidance Action;

(c)            To ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein (including, if applicable, to enforce the cancellation of Equity Interests if such cancellation becomes applicable under the Plan);

(d)           To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e)            To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)            To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan (including to enforce, or enjoin non-compliance with, the Plan Covenants), the Confirmation Order, or any other order of the Bankruptcy Court;

(g)           To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code and to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court,

47

including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)           To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)             To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated herein, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)             To hear and determine disputes arising in connection with or related to the Plan Covenants, including, without limitation, determining whether a Plan Covenant Event of Default has occurred and is continuing;

(k)            To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(l)             To recover all assets of the Debtor and property of the Debtor’s estate, wherever located;

(m)           To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)           To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(o)           To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p)           To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, the Escrow Agreement or any contract, instrument, release, or other agreement or document related to the Plan, the Disclosure Statement, or the Confirmation Order;

(q)           To hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

(r)            To hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtor or the Reorganized Debtor pursuant to the Bankruptcy Code or any federal or state statute or legal theory;

(s)           To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings granted or entered pursuant to the Plan or in connection with the Chapter 11 Case;

48

(t)            To hear and determine any and all matters as provided in Section 4.3(b)(vi) and Section 4.3(b)(vii) hereof;

(u)           To hear any other matter not inconsistent with the Bankruptcy Code; and

(v)           To enter a final decree closing the Chapter 11 Case.

To the extent that the Bankruptcy Court is not permitted under applicable law to preside over any of the forgoing matters, the reference to the “Bankruptcy Court” in this Article XI shall be deemed to be replaced by the “District Court.” Nothing in this Article XI shall expand the exclusive jurisdiction of the Bankruptcy Court beyond that provided by applicable law.

ARTICLE XII.

Rights and Powers of Disbursing Agent

12.1        Exculpation. From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan.

12.2      Powers of the Disbursing Agent. Except as may be provided otherwise hereunder, the Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby, and (c) exercise such other powers as may be vested in a Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by such Disbursing Agent to be necessary and proper to implement the provisions hereof.

ARTICLE XIII.

Miscellaneous Provisions

13.1      Dissolution of Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall be released and discharged of and from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Chapter 11 Case, and, except for the limited purposes of participating in any and all appeals or other requests to review or amend the Confirmation Order, all other orders issued in connection with confirmation, with respect to any hearings held pursuant to Sections 4.3(b)(vi) and 4.3(b)(vii) of

49

the Plan, and prosecuting final applications for allowances of fees and expenses of the Creditors’ Committee and its professionals, the Creditors’ Committee shall be deemed dissolved.

13.2        Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.3        Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents hereunder or in connection with the transactions contemplated hereby, including the issuance and delivery of the New Common Stock pursuant to Sections 4.3(b)(i)(C) or 4.3(b)(ii) hereof, if applicable, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

13.4        Expedited Tax Determination. The Reorganized Debtor may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtor or the Reorganized Debtor for all taxable periods through the Effective Date.

13.5        Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtor shall (i) pay all the respective fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, until the earliest to occur of the entry of (a) a final decree closing the Chapter 11 Case, (b) a Final Order converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (c) a Final Order dismissing the Chapter 11 Case, and (ii) be responsible for the filing of consolidated postconfirmation quarterly status reports with the Bankruptcy Court in accordance with Rule 3021-1 of the Southern District of New York Local Bankruptcy Rules, which status reports shall include reports on the disbursements made by the Disbursing Agent.

13.6        Plan Modifications and Amendments. The Plan may be amended, modified, or supplemented by the Debtor or the Reorganized Debtor, as applicable, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment or rights of holders of Claims or Equity Interests hereunder, the Debtor, in consultation with the Creditors’ Committee, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. Prior to the Effective Date, the Debtor may, upon not less than five (5) Business Days’ notice to the attorneys for the Creditors’ Committee, make appropriate technical adjustments and modifications to the Plan without further order or approval of the

50

Bankruptcy Court; provided, however, that such technical adjustments and modifications do not materially and adversely affect the treatment or rights of holders of Claims or Equity Interests as they existed hereunder prior to any such proposed technical adjustments or modifications.

13.7        Revocation or Withdrawal of Plan. The Debtor reserves the right, with the consent of the Creditors’ Committee, to revoke, withdraw, or delay consideration of the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan in its entirety, the Plan shall be deemed null and void. In such event, nothing herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtor, or any other Person or to prejudice in any manner the rights of the Debtor or any other Person in any further proceedings involving the Debtor.

13.8        Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

13.9        Severability. If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, in such case, the Plan only may be confirmed without such term or provision at the request of the Debtor but with the consent of the Creditors’ Committee. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.10     Governing Law. Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, or to the extent an Exhibit or Schedule hereto, or a document in the Plan Supplement, expressly provides otherwise, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

13.11     Exhibits and Schedules. The Exhibits and Schedules to the Plan (including, without limitation, the Plan Covenants) are incorporated into, and are part of, the Plan as if set forth herein.

13.12     Successors and Assigns. All the rights, benefits, and obligations of any Person named or referred to herein shall be binding on, and inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such Person.

51

13.13     Time. In computing any period of time prescribed or allowed herein, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.14     Deemed Acts. Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

13.15     Notices. To be effective, all notices, requests, and demands to or upon the Debtor, the Reorganized Debtor, the Creditors’ Committee or PharmAthene, shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtor, to:

SIGA Technologies, Inc.
600 Madison Avenue, Suite 1700
New York, New York 10965
Attn:	Daniel Luckshire
Telephone:	(212) 672-9100
Facsimile:	(212) 697-9999
E-mail:	Dluckshire@siga.com

-and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Stephen Karotkin, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007
E-mail:	stephen.karotkin@weil.com

If to the Creditors’ Committee, to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attn:	Martin J. Bienenstock, Esq.
Scott K. Rutsky, Esq.
Telephone:	(212) 969-3000
Facsimile:	(212) 969-2900
E-mail:	mbienenstock@proskauer.com
srutsky@proskauer.com

52

If to PharmAthene, to:

PharmAthene, Inc.
One Park Place, Suite #450
Annapolis, MD 21401
Attn:	Jeffrey Steinberg
Phone:	(410) 269-2600
Fax:	(410) 269-2601
E-mail:	jeffrey.steinberg@pharmathene.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
State Street Financial Center, One Lincoln Street
Boston, MA 02111-2950
Attn:	Chad Dale
Phone:	(617) 261-3112
Fax:	(617) 261-3175
E-mail:	chad.dale@klgates.com

Dated:	New York, New York
April 7, 2016

Respectfully submitted,

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire

Name:	Daniel J. Luckshire
Title:	Executive Vice President and Chief Financial Officer

53

Exhibit A

Schedule of Plan Covenants

CERTAIN DEFINED TERMS

As used in these Plan Covenants (Exhibit A) the terms set forth below shall have the following meanings. Other capitalized terms used but not defined in these Plan Covenants shall have the meanings ascribed to such terms in the Plan, except that “SIGA” or the “Company” shall mean SIGA Technologies, Inc., a Delaware corporation, before and/or after the Effective Date as the context requires.

“Adjusted Research and Development Expenses”
SIGA’s research and development expenses less (without duplication):

(a)    non-cash equity compensation expenses incurred in connection with SIGA’s compensation plans as authorized by the Board;

(b)    depreciation expenses and amortization expenses;

(c)    inventory write-off expenses, to the extent included as a research and development expense in the Company’s financial statements;

(d)    expenses related to any estimate changes to an accrual or expenses related to prior period activity;

(e)    write-offs of capitalized assets;

(f)  any non-cash items (not otherwise noted in this definition) to the extent included as a research and development expense in the Company’s financial statements;

(g)    Reimbursable BARDA Expenses to the extent included as a research and development expense in the Company’s financial statements;

(h)    Other expenses (not covered by clause (g) above) incurred as part of a grant or contract with a U.S. government entity (such as the National Institutes of Health or the Department of Defense) which were authorized to be reimbursed to SIGA by such entity under such grant or contract, but only to the extent included as research and development expenses in the Company’s financial statements; and

(i)  litigation expenses incurred in connection with the PharmAthene litigation to the extent included as a research and development expense in the Company’s financial statements.

For purposes of the Plan Covenants, SIGA’s Adjusted Research and Development Expenses (and any components thereof) shall be calculated based on amounts disclosed in financial statements filed with the SEC for the applicable period(s); provided, that, if no such financial statements are filed with the SEC, such expenses shall be calculated as disclosed in SIGA’s audited financial statements for the applicable period(s) if available, and if not available, as disclosed in SIGA’s internal financial statements (which internal financial statements shall be certified as true and correct by SIGA’s CFO). Nothing in this provision shall alter or waive SIGA’s reporting obligations pursuant to the Plan Covenants or applicable law.

1

“Adjusted SG&A Expenses”
SIGA’s selling, general and administrative expenses less (without duplication):

(a)   any expenses directly incurred in connection with confirmation or implementation of the  Plan or the allowance or disallowance and the treatment of claims and equity interests thereunder, or any expenses designated as reorganization expenses in SIGA’s financial statements filed with the SEC, it being understood that expenses incurred in connection with normal business operations, including those associated with the performance of the BARDA Contracts shall not be included in this subsection (a);

(b)    non-cash equity compensation expenses incurred in connection with SIGA’s compensation plans as authorized by the Board;

(c)    depreciation expenses and amortization expenses;

(d)   expenses related to any estimate changes to an accrual or expenses related to prior period activity;

(e)    write-offs of capitalized assets;

(f)    any non-cash items (not otherwise noted in this definition) to the extent included as a selling, general and administrative expense in the Company’s financial statements;

(g)    litigation expenses incurred in connection with the PharmAthene litigation to the extent included as a selling, general and administrative expense in the Company’s financial statements;

(h)    inventory write-off expenses to the extent included as a selling, general and administrative expense in the Company’s financial statements;

(i)     Reimbursable BARDA Expenses to the extent included as a selling, general and administrative expense in the Company’s financial statements; and

(j)     Other expenses (not covered by clause (i) above) incurred as part of a grant or contract with a U.S. Government entity (such as the National Institutes of Health or the Department of Defense) which were authorized to be reimbursed to SIGA by such entity under such grant or contract, but only to the extent included as selling, general and administrative expenses in the Company’s financial statements.

For purposes of the Plan Covenants, SIGA’s Adjusted SG&A Expenses (and any components thereof) shall be calculated based on amounts disclosed in financial statements filed with the SEC for the applicable period(s); provided, that, if no such financial statements are filed with the SEC, such expenses shall be calculated as disclosed in SIGA’s audited financial statements for the applicable period(s) if available, and if not available, as disclosed in SIGA’s internal financial statements statements (which internal financial statements shall be certified as true and correct by SIGA’s CFO). Nothing in this provision shall in any manner alter or waive SIGA’s reporting obligations pursuant to the Plan Covenants or applicable law.

“BARDA”	Biomedical Advanced Research and Development Authority.

“BARDA Contracts”
The procurement contract between BARDA and the Debtor (HHSO100201100001C) and the research and development contract between BARDA and the Debtor (HHSO100201100023C), both as have been amended from time to time.

2

“Material Adverse Effect”
Any change, circumstance, effect, event, or fact, occurring after the Effective Date (other than fraud or willful misconduct by SIGA, which shall not be limited to acts occurring after the Effective Date and shall apply regardless of when any such acts occurred), that has or is reasonably likely to have a material and adverse effect on the business, assets, properties, financial condition, or results of operations of the Reorganized Debtor, taken as a whole; provided, however, that (a) the PharmAthene Litigation (and the circumstances giving rise to such litigation), (b) the filing of the Chapter 11 Case, (c) the facts alleged in paragraphs 25–43 of the Affidavit, dated September 16, 2014, of Eric A. Rose Pursuant to Local Bankruptcy Rule 1007-2 filed in the Chapter 11 Case [ECF No. 3], or [(d) any matters disclosed in Schedule [*] hereto], shall not constitute or give rise to a Material Adverse Effect. Notwithstanding anything herein to the contrary, the termination or cancellation of the BARDA Contracts (or a suspension of the BARDA Contracts that has the effect of termination or cancellation) for any reason shall constitute a Material Adverse Effect.

“Key Contract”
(1)          Each contract or agreement between SIGA and any officer, director, or employee;

(2)          each contract or agreement existing as of the Effective Date (or replacements of same containing terms materially no less favorable to SIGA than under such existing contracts or agreements) having scheduled or projected annual payments by SIGA during any fiscal year in excess of $100,000 individually or in the aggregate for all contracts or agreements between SIGA and any one Person (or such Person’s affiliates);

(3)          each contract or agreement not existing as of the Effective Date (other than replacements of existing contracts or agreements referred to in clause (2) above) having scheduled or projected annual payments by SIGA during any fiscal year in excess of $20,000 individually or in the aggregate for all contracts between SIGA and any one Person (or such Person’s affiliates);

(4)          each contract or agreement containing covenants limiting, in any material respect, SIGA’s ability to conduct business in any area or territory or line of business, to buy or sell particular goods or services, to buy or sell goods or services from any other person, or to solicit customers, employees, or other service providers;

(5)          each contract or agreement with any affiliate of SIGA, other than as set forth in standard form purchase orders or confirmations for goods sold by SIGA;

(6)          each lease (as lessor, lessee, sublessor, or sublessee) of any real property;

(7)          each lease existing as of the Effective Date (as lessor, lessee, sublessor, or sublessee), or replacements of such leases containing terms materially no less favorable to SIGA than under the existing lease, of any tangible personal property with annual payments of at least $75,000 individually or in the aggregate for all contracts between SIGA and any Person (or such Person’s affiliates); or each new lease (as lessor, lessee, sublessor, or sublessee) of any tangible personal property with annual payments of at least $20,000 individually or in the aggregate for all leases between SIGA and any one Person (or such Person’s affiliates);

(8)          each license (as licensor, licensee, sublicensor, or sublicensee) of any intellectual property excluding (i) licenses of commercially available, “packaged, off the shelf,” shrink-wrap or click-through software and (ii) licenses existing as of the Effective Date (or replacements of such licenses containing terms materially no less favorable to SIGA than under the existing license) for products or services utilized or being performed in the Ordinary Course of Business and which require annual payments of less than $50,000 individually or in the aggregate for all licenses between SIGA and any one Person (or such Person’s affiliate);

(9)          each contract or agreement under which any money has been or may be borrowed or loaned by SIGA, or any note, bond, factoring agreement, indenture, or other

3

evidence of Debt that has been issued or assumed by SIGA, and each guaranty by SIGA (including “take-or-pay” and “keepwell” agreements) of any evidence of Debt (other than any insurance premium finance agreements or trade payables), in each case incurred in the Ordinary Course of Business and which involves liabilities or payments in excess of $25,000 individually or in the aggregate for all contracts or agreements between SIGA and any one Person (or such Person’s affiliate);

(10)        each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract, or capital lease, in each case securing or involving an obligation or liability in excess of $75,000 individually or in the aggregate for all such agreements between SIGA and any one Person (or such Person’s affiliate);

(11)        each partnership, joint venture agreement, or similar agreement providing for the joint performance of work or services and for which SIGA has or is expected to have obligations in excess of $75,000 per year individually or in the aggregate for all such agreements between SIGA and any one Person (or such Person’s affiliate);

(12)        each contract or agreement relating to securities of SIGA, including stockholder or other equity holder agreements, voting agreements, and any agreements granting preferential rights to acquire securities of SIGA or containing restrictions with respect to transfers of, or the payment of dividends or other distributions with respect to, SIGA’s capital stock or securities;

(13)        each agreement or other arrangement pursuant to which SIGA is obligated to accept returned merchandise or grant credit for unsold merchandise, other than as set forth in standard form purchase orders or confirmations or in the BARDA Contracts;

(14)        each agreement that obligates SIGA to indemnify a third party, other than such agreements entered into the Ordinary Course of Business or that do not have the primary purpose of indemnifying a third party;

(15)        each employment contract or professional retention agreement entered into with respect to any potential financing or strategic transaction;

(16)        SIGA’s bylaws and charter; and

(17)        each other contract or agreement (or group of substantially related contracts or agreements) not listed above, the termination or suspension of which could reasonably be expected to cause a Material Adverse Effect.

“Ordinary Course of Business”
An action taken by a person or entity shall be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of such person or entity and is taken in the ordinary course of the normal day to day operations of such person or entity.

“Reimbursable BARDA Expense”	Any cost or expense incurred by SIGA in connection with the BARDA Contracts which was authorized by BARDA to be reimbursed under the BARDA Contracts.
“Subsidiary”	Any now or hereafter existing direct or indirect subsidiary of SIGA.

4

Exhibit A

Covenants
Subsequent to the Plan Effective Date and prior to the Plan Covenant Termination Date, unless (a) PharmAthene shall otherwise consent, in writing, following at least 10 days’ prior written notice provided by SIGA (which consent may be granted or withheld by PharmAthene in its sole discretion for any reason or no reason) or (b) in any case where PharmAthene declines to grant such consent, as otherwise ordered by the Bankruptcy Court (except that in no circumstance shall SIGA be permitted to seek such an order from the Bankruptcy Court (or any other court) with respect to the Plan Covenants contained in clauses (iv), (vi), (xi), (xvi), (xxii), (xxvii), (xxviii), (xxix), (xxx), (xxxi), (xxxii), or (xxxiii)),[1] SIGA shall not, and shall not cause or permit any Subsidiary, to:

Transfer and Issuance of Equity or Debt

Except as expressly contemplated under the Plan to pay holders of Allowed Claims in full, and in cash:

(i)                   Pledge, transfer, or encumber any shares of capital stock of any class or other equity interests. For the avoidance of doubt, SIGA shall be permitted to issue shares of capital stock (including stock issuable with respect to outstanding RSUs and options) or securities convertible or exchangeable into capital stock.

(ii)                 Reclassify its outstanding shares of capital stock or debt securities.

(iii)                Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or debt securities, or securities convertible into or exchangeable for capital stock or debt securities, or options, warrants, calls, commitments or rights of any kind to acquire capital stock or debt securities (collectively, any and all such convertible securities, options, warrants, calls, commitments or rights to acquire capital stock or debt securities, hereinafter “Securities Rights”) unless shares are to be repurchased as part of a net share settlement in connection with the vesting of employee RSUs and such repurchases in the aggregate do not exceed $500,000 in any fiscal year.[2]

1 In any action (such action, a “Covenant Relief Action”) in which SIGA (to the extent permitted pursuant to the Plan Covenants) requests relief from the Plan Covenants (other than a termination of the Plan Covenants pursuant to Section 6.4 of the Plan), SIGA shall have the burden of proof to demonstrate that such relief is justified pursuant to section 363(b) of the Bankruptcy Code as if estate property were at issue. In connection with the foregoing, the court shall consider the impact of the relief sought on the enterprise value of the Reorganized Debtor and the potential prejudice, if any, that may be suffered by PharmAthene if the relief sought were approved. If the potential prejudice to PharmAthene is material, the court shall not grant the relief requested by SIGA. For the avoidance of doubt, in any Covenant Relief Action, SIGA shall only be entitled to seek prospective relief from the Plan Covenants (and cannot under any circumstances seek retroactive relief or a waiver from any court of any Plan Covenant Event of Default).

2 Unless otherwise expressly specified in the Plan Covenants, dollar baskets (limitations) contained in the Plan Covenants that relate to a specific period of time (e.g., fiscal year, etc.) cannot be applied, or carried forward or backward, to a different period of time.

5

Notwithstanding anything to the contrary in these Plan Covenants, all capital stock of SIGA and all Securities Rights pertaining to capital stock, whether in existence or created prior or subsequent to the Effective Date, shall be subject to all of the terms and conditions of the Plan, including, without limitation, the cancellation thereof to the extent provided in the Plan.

Indebtedness, Investments, Material Transactions

(iv)               Incur any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money other than:

a.                    Indebtedness expressly permitted pursuant to the Plan, including to pay holders of Allowed Claims as provided in the Plan;

b.                   Trade payables arising in the Ordinary Course of Business;

c.                    Indebtedness in respect of capital leases and purchase money indebtedness in an aggregate amount not to exceed $25,000 at any time outstanding, and permitted refinancings thereof (on terms materially no less favorable to SIGA than under the Indebtedness being refinanced);

d.                   Indebtedness existing as of the date of entry of the Confirmation Order to be listed on Schedule 1 hereof and permitted refinancings thereof (such refinancings not to exceed more than 105% of the principal amount of the indebtedness being refinanced); and

e.                    Indebtedness in connection with the financing of insurance premiums consistent with the Ordinary Course of Business and provided that the Company shall exercise commercially reasonable best efforts to obtain the most competitive financing terms available; provided, however, that in connection with the financing of insurance premiums for Directors’ and Officers’ insurance, the amount financed shall not exceed $250,000 (subject to an annual inflationary increase of 10%).

(v)                 Make any loans, advances or capital contributions to, or investments in, any person or entity in excess of $50,000 in the aggregate at any time outstanding.

(vi)               Enter into any new lines of business, research and development of new products, or new product lines. The foregoing shall not apply to (a) new formulations or indications of Tecovirimat (e.g., pediatric indications or intravenous formulations of Tecovirimat) developed or to be developed in  connection with any contracts with BARDA or any U.S. government entity (e.g., the National Institutes of Health or the Department of Defense), or (b) research and development of SIGA’s drug candidate for dengue fever pursuant to (and to the extent of) SIGA’s grant from the National Institutes of Health.

Limitation on Liens

(vii)              Except as expressly permitted pursuant to the Plan to pay holders of Allowed Claims as provided in the Plan, create, incur, assume or suffer to exist any lien or encumbrance upon any of its property or assets (including, without limitation, its cash, revenues and receivables), other than:

6

a.             Liens with respect to any indebtedness permitted under clauses (iv)(a), (c), (d) and (e) of the Plan Covenants;

b.             Liens for taxes, fees, assessments or other governmental charges or levies (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves if required in accordance with GAAP are being maintained;

c.             Statutory liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar liens imposed by operation of law (i) for amounts not yet overdue, (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or (iii) the non-payment of which would not reasonably be expected to result in a Material Adverse Effect.

d.             Liens (other than any lien imposed by ERISA securing any material amount of liabilities), (i) imposed by requirements of law incurred in the Ordinary Course of Business and not securing indebtedness for borrowed money; or (ii) consisting of pledges or deposits required in the Ordinary Course of Business, in the case of clause (i) and clause (ii), solely in connection with workers’ compensation, employment insurance and other social security legislation or to secure the performance of or obligations with respect to, statutory obligations, surety, customs, stay or appeal bonds (and with respect to stay or appeal bonds, subject to the limitation contained in clause (vii)(o)), governmental contracts, performance and return of money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of Indebtedness for borrowed money) or to secure liability to insurance carriers;

e.             Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods in the Ordinary Course of Business and not to exceed $100,000 in the aggregate at any time outstanding;

f.              Real property easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of SIGA or result in a Material Adverse Effect;

g.             Real property survey exceptions and title exceptions, easements, encroachments, protrusions, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which do not interfere in any material respect with the ordinary conduct of the business of SIGA or result in a Material Adverse Effect;

h.             With respect solely to real property, any interest or title of a lessor or sublessor, licensor or sublicensor under any lease, sublease, license or sublicense and all encumbrances and liens on the title of any such lessor or sublessor or licensor or sublicensor;

i.              Liens with respect to any lease, license, sublease or sublicense not otherwise prohibited pursuant to these Plan Covenants; provided, however, that the Liens subject to such financing statements are limited solely to the specific property covered by such lease, license, sublease or sublicense (and the proceeds of such property);

j.              Liens (including the right of set-off) in favor of a bank or other depository institution (i) arising as a matter of applicable requirements of law or pursuant to customary account agreements and other similar agreements, in each case, encumbering deposits, (ii) on cash deposits to secure ACH/EDI transactions in the ordinary course of business and (iii) relating to pooled deposit or sweep accounts to permit satisfaction

7

of overdraft or similar obligations incurred in the Ordinary Course of Business, in each case which are within the general parameters customary in the banking industry;

k.             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

l.              Zoning, building, entitlement, and other land use regulations by governmental authorities;

m.            Outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted in the Ordinary Course of Business that do not exceed $100,000 in the aggregate and that do not (i) interfere in any material respect with the ordinary conduct of SIGA’s business, or (ii) result in a Material Adverse Effect.

n.             Liens existing on the Effective Date and set forth on Schedule 2 hereof and modifications, replacements, renewals and extensions thereof; provided, that such modified, replacement, renewal or extension lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such lien and (b) proceeds and products thereof;

o.             Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) so long as the judgment(s) secured by such Liens do not exceed $2,500,000 in the aggregate in any fiscal year;

p.             Liens securing capital lease obligations to the extent permitted under the Plan Covenants; provided, that in each case, such liens attach solely to the property subject to the applicable capital lease, the contract rights related to such capital lease, and the proceeds thereof;

q.             Liens on insurance proceeds and the unearned portion of insurance premiums incurred in the Ordinary Course of Business in connection with the financing of insurance premiums to the extent permitted pursuant to the Plan Covenants; and

r.              Other liens and encumbrances in an aggregate amount not to exceed $75,000 at any time outstanding.

For purposes of Section 1.64 of the Plan, if SIGA or any Subsidiary shall suffer to exist or incur (as opposed to create, grant or voluntarily assume) any lien or encumbrance in violation of this clause (vii), such violation shall be governed by the material breach standard contained in Section 1.6(Y) of the Plan.

8

Financial Covenants[3]

(viii)        Incur more than $12,000,000 in any fiscal year, or more than $4,500,000 in the three (3) months ended March 31 in any fiscal year, or more than $7,000,000 in the six (6) months ended June 30 in any fiscal year or more than $9,500,000 for the nine (9) months ended September 30 in any fiscal year, of Adjusted SG&A Expenses.

(ix)           Incur more than $8,000,000 in any fiscal year, or more than $3,000,000 in the three (3) months ended March 31 in any fiscal year, or more than $5,000,000 for the six (6) months ended June 30 in any fiscal year, or more than $6,500,000 for the nine (9) months ended September 30 in any fiscal year, of Adjusted Research and Development Expenses.

(x)            Make or incur capital expenditures in excess of $30,000 in the aggregate in any four (4) consecutive post Effective Date fiscal quarters (with measurement starting on January 1, 2016 and subject to an annual inflationary increase of 3%), other than costs budgeted for information technology activities and other than purchases of capital equipment necessary for the performance of the BARDA Contracts, such BARDA-related purchases not to exceed $750,000 in the aggregate in any four (4) consecutive fiscal quarters.

Dividends

(xi)           Declare, set aside or pay any dividend or other distribution (whether in cash, securities or property) with respect to its capital stock or other equity interests or rights, other than as set forth in employment agreements and/or a MIP that is agreed to by the Committee under the Plan.

Insurance

(xii)          Cancel, terminate, fail to maintain or permit to lapse any current insurance or reinsurance policies insuring material risks or assets unless simultaneously with such cancellation, termination, or lapse, to the extent reasonably practicable and subject to market conditions, replacement policies providing substantially similar coverage to the coverage cancelled, terminated, or lapsed are in full force. For purposes of clarity, the Debtor is not required to obtain any replacement insurance policy unless comparable coverage is commercially available at less than 150% of prior year pricing; provided, that, if the failure to obtain such replacement coverage (a) would result in a default under the BARDA Contracts or under contracts that are necessary to the fulfillment of the BARDA Contracts, or (b) would render SIGA unable to operate in the Ordinary

3 For purposes of the Plan Covenants, any newly created expense classification in SIGA’s financial statements that, consistent with past practice, would otherwise qualify as (i) selling, general and administrative expenses or (ii) research and development expenses, shall be included as either Adjusted Research and Development Expenses or Adjusted Selling, General & Administrative Expenses for purposes of calculating SIGA’s compliance with these Financial Covenants. All such newly created expenses classifications shall be determined by the Company’s CFO consistent with the Company’s recordkeeping practices; provided, however, that once such expense has been classified, such classification shall not be changed. For the avoidance of doubt, the purpose of this note is to capture expenses that, consistent with SIGA’s past practice, would be recorded in SIGA’s financial statements as either selling, general & administrative expenses, or research and development expenses; as such, this note is not intended to capture expenses that, consistent with SIGA’s past practice, are (or are expected to be) classified separate from selling, general & administrative expenses, or research and development expenses.

9

Course of Business, or (c) would subject SIGA to a risk of material loss in value of its assets or operations, then SIGA shall use best efforts to obtain replacement coverage on the most favorable terms available.

Intellectual Property

(xiii)         Dispose of or permit to lapse any right to the use of any material intellectual property, or license any material intellectual property except in the Ordinary Course of Business and except as otherwise provided in the Plan Covenants.

Key Contracts, Etc.

(xiv)             Enter into, renew, amend, modify, terminate, suspend, cancel, retire, sell, assign or extend any Key Contract with customers, suppliers, service providers, contract manufacturing organizations (“CMOs”), contract research organizations (“CROs”), or similar entities, other than:

a.                   enter into, renew, amend, modify, terminate, suspend, cancel, retire, or extend contracts relating to the performance of the BARDA Contracts which involve a Reimbursable BARDA Expense in which the reimbursement by BARDA shall not be less than 80% of such expenses;

b.                   enter into, renew, amend, modify, terminate, suspend, cancel, retire, or extend contracts relating to the performance of any grant or development contract (for example, the current dengue grant with the National Institutes of Health) in which costs are reimbursed by a third party;

c.                   replacements, renewals, amendments, modifications, terminations, suspensions, cancellations, retirements, or extensions of existing contracts in the Ordinary Course of Business;

d.              changes to any contract with a CMO that are either required under the terms of the existing contract or that do not change the financial terms of the existing contract that would result in a Material Adverse Effect;

e.                    replacements, amendments, modifications, terminations, suspensions, or cancellations of an existing CMO contract if (i) there is a material and adverse performance issue on the part of the CMO, (ii) there is a material default or failure in performance by the CMO under the contract, or (iii) there is a change of majority ownership at the CMO that SIGA determines will materially and adversely impair the ability of the CMO to perform under the contract;

f.                     any contracts with independent public auditors of SIGA in relation to auditing or related services;

g.                   enter into, renew, amend, modify, terminate, suspend, cancel, retire, or extend insurance contracts in the Ordinary Course of Business;

h.                   enter into, renew, amend, modify, terminate, suspend, cancel, retire, or extend contracts with consultants to promote the regulatory process relating to Tecovirimat or for the performance of the BARDA Contracts;

i.                     enter into new Tecovirimat procurement or development contracts with customers or governmental entities; provided, however, that if any such contract results in the incurrence of commitments or liabilities by SIGA which exceed $1,000,000 in any fiscal year, SIGA shall provide PharmAthene with (i) prompt (but no less than 15 days) prior written notice of SIGA’s intention to enter into such contract and (ii) at least 10 days to review and comment on a draft of the contract prior to its execution by SIGA;

10

j.                     enter into market employment agreements with new employees who will not be replacing or otherwise be given responsibilities commensurate with the CEO, CFO, General Counsel or CSO or other equivalent officer, and who are otherwise not Insiders, and where (i) the cash and non-cash consideration to be paid by SIGA under any such agreement does not exceed $300,000 in any fiscal year and as to all such agreements does not increase overall compensation by more than $1,000,000 in any fiscal year, and (ii) the term of such agreement does not exceed two years from the date such agreement becomes effective;

k.                   employment agreements relating to replacements for the CEO, CFO, General Counsel and CSO positions, or any equivalent positions; provided that SIGA shall provide PharmAthene with prompt (but no less than 15 days) prior written notice of SIGA’s intention to enter into such an agreement, and further provided that (i) the aggregate cash consideration to be paid by SIGA under such agreements does not increase overall aggregate maximum cash compensation that may be payable with respect to all such positions by more than $2,500,000 in any fiscal year, and (ii) the term of any such agreement does not exceed two years from the date such agreement becomes effective;

l.                     enter into contracts necessary to the performance of the BARDA Contracts, or enter into contracts necessary to the performance of any additional procurement contracts awarded by BARDA in the future or permitted by clause (xiv)(i) above;

m.                  enter into, renew, amend, modify, terminate, suspend, cancel, retire, sell, assign or extend contracts (not otherwise permitted by these covenants) in the Ordinary Course of Business so long as such contracts in the aggregate do not involve liabilities owing by SIGA in any fiscal year in excess of $100,000;

n.                   enter into employment contracts or professional retention or consulting agreements with respect to any potential financing or strategic transaction, provided that SIGA shall provide PharmAthene with prompt notice of its intent to enter into such contracts or agreements and provide PharmAthene with a copy of such contracts or agreements promptly upon their execution;

o.                   enter into contracts with non-legal professional service providers retained to provide litigation support in connection with the PharmAthene Litigation;

p.                   enter into contracts for legal services;

q.                   enter into contracts with employee search / recruitment companies, in which the recruiting firm would be compensated through a commercially reasonable and market based contingency fee; and

r.                    enter into contracts for new information technology services with projected or expected payments of no greater than $75,000 in the aggregate for all such contracts.

(xv)              Notwithstanding anything to the contrary contained herein, in no circumstances shall SIGA (i) terminate, cancel, sell, assign or suspend (which in the case of suspension has the effect of termination or cancellation) the BARDA Contracts; however, SIGA shall be allowed to modify or amend the BARDA Contracts in the Ordinary Course of Business; or (ii) terminate, cancel, retire, or suspend any other Key Contract if such action can be reasonably avoided and if, as a result of such action, SIGA shall be unable to perform or shall be in default of the BARDA Contracts, or there shall occur a Material Adverse Effect.

Governance

(xvi) Fail to provide PharmAthene a right to have one Board Observer at all SIGA Board meetings and meetings of each subcommittee of the Board as

11

provided in the Plan.
(xvii)           Fail to pay, within ten (10) Business Days following the presentment of an invoice therefor, the reasonable compensation, fees and expenses of the Board Observer or its professionals as provided in the Plan.

(xviii)          Amend or modify its corporate charter, articles of incorporation, or bylaws.

Tax Matters

(xix)              Make any new material tax election, adopt any new tax method of accounting, or revoke or change a tax election or any tax method of accounting, in each case, to the extent such action would result in a Material Adverse Effect.

(xx)               Change its method of reporting income or deductions for tax purposes to the extent such change would result in a Material Adverse Effect.

(xxi)             Settle or compromise any tax liability or refund except for any such liability or refund that does not individually or in a series of related transactions exceed $2,500,000.

Accounting

(xxii)            Change any accounting principles or practices used by it unless required or permitted to do so by GAAP and applicable law; provided, however, that any such permitted change that is not required by GAAP and applicable law and which negatively or adversely affects, directly or indirectly, the calculation of any amounts payable by SIGA to PharmAthene in respect of the PharmAthene Allowed Claim shall be disregarded, and deemed to be null and void and of no force or effect, as such change relates to the calculation of any such amounts that may be payable to PharmAthene in respect of the PharmAthene Allowed Claim.

Satisfaction of Liabilities and Settlements

(xxiii)           Except with respect to obligations to and from BARDA arising under the BARDA Contracts and for the payment of Allowed Claims, including the PharmAthene Allowed Claim, as and to the extent provided in the Plan, pay, discharge, settle or satisfy any claims, liabilities, litigation or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than:

a.             the payment, discharge, settlement or satisfaction of ordinary course liabilities and claims in the Ordinary Course of Business; and

b.                   settlements or compromises of any non-Ordinary Course of Business liabilities and claims or any threatened or actual litigation (other than the PharmAthene Litigation) where the amount paid by SIGA (after giving effect to insurance proceeds actually received by SIGA and/or the litigation counterparty, and provided that SIGA does not have any obligation to reimburse the insurance carrier(s) for any such insurance proceeds) does not exceed $2,500,000 in the aggregate for all such settlements or compromises in any fiscal year.

Mergers, Acquisitions, Dispositions, Joint Ventures, Sale Leasebacks, Etc.

(xxiv) Other than a transaction upon the closing of which the PharmAthene Allowed Claim shall be paid in full, and in cash, as provided in the Plan and

12

as otherwise permitted under the Plan Covenants:
a.             Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business entity or division thereof, or enter into any joint venture or similar agreement other than (i) joint ventures or other similar agreements which do not involve the payment of cash by SIGA and/or the transfer of Tecovirimat-related property by SIGA, and with respect to which SIGA is not obligated to incur (and shall not incur) expenditures in excess of $50,000 in any fiscal year in connection with all such joint ventures or agreements or (ii) any such transaction that does not involve a transfer of assets by SIGA, or the incurrence of obligations by SIGA, in excess of $50,000 in the aggregate for all such transactions in any fiscal year (other than with respect to any such transaction solely involving SIGA’s dengue fever assets);

b.             Sell, transfer, lease, license, or otherwise dispose of, directly or indirectly, any tangible or intangible assets except for sales, transfers, leases, licenses, or dispositions:

i.              which are sales of inventory (i.e., vaccines or medicines) in the Ordinary Course of Business,

ii.             which are transfers in the Ordinary Course of Business of drug product inventory for clinical or development purposes,

iii.                 which involve obsolete assets or assets of no material value no longer useful or necessary in the business;

iv.           which are licenses, sales, transfers, dispositions or leases of intellectual property in the Ordinary Course of Business, or licenses, dispositions or sales of intellectual property involving drug candidates other than Tecovirimat (but including items provided for in the immediately preceding clause (iii) that may be related to Tecovirimat), or

v.            which are other dispositions in an amount not to exceed $50,000 in the aggregate for all such sales, transfers, leases, licenses, or other dispositions in any fiscal year.

c.             Enter into, renew, or extend any sale and leaseback transaction with respect to any property (whether now or hereafter acquired); or

d.             Dissolve or liquidate, other than a liquidation or dissolution of a Subsidiary resulting in the transfer of such entity’s assets to SIGA or another Subsidiary.

Transactions with Affiliates (xxv) Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise

4 For purposes of the Plan Covenants, “affiliate” means, any Insider (as defined in the Bankruptcy Code) or any Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 20% or more of the equity securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary, MacAndrews and Forbes Incorporated and all its affiliates thereof (together, “M&F”), shall be deemed to be an affiliate of SIGA for purposes of the Plan and the Plan Covenants.
13

engage in any other transactions (including, without limitation, loans and advances) with, any of its affiliates[4] other than:
a.             Transactions and agreements existing as of the date of entry of the Confirmation Order and that are listed on Schedule 3 hereof and as to which SIGA has provided to the Committee copies of all contracts or agreements respecting such transactions;[5]

b.             Renewals or extensions of any transactions described in clause (a), provided that such renewals or extensions are (i) in the Ordinary Course of Business, (ii) are on terms and conditions consistent with prior practice, and (iii) are on terms and conditions not less favorable than could be obtained on an arm’s-length basis; and

c.             Transactions or agreements with any affiliate in connection with raising funds or implementing a transaction for the purpose of enabling SIGA to treat the PharmAthene Allowed Claim under Section 4.3(b)(i)(A) of the Plan (Option 1), provided that any such transaction or agreement is (i) on terms and conditions not less favorable than could be obtained on an arm’s-length basis and (ii) is approved by SIGA’s disinterested directors and provided further that a copy of any such agreement or transaction is provided to PharmAthene no later than five (5) Business Days prior to the effectiveness, provided, however, that there will be no liability or payment obligation of SIGA to M&F prior to the consummation of the funding transaction and the payment in full of the PharmAthene Allowed Claim, other than reimbursement of fees (including commitment fees and professional fees and expenses) not to exceed $250,000 in the aggregate.

Compensation, Benefits and Perquisites

(xxvi)       Except as expressly contemplated under the Plan or to comply with any applicable governmental rules and regulations:

a.             increase the compensation or perquisites payable to any officer or other employee, including by granting any stock related, performance or similar awards or bonuses; other than as provided in any employment contract that is effective on the Plan Effective Date and other than (i) customary increases or adjustments in the Ordinary Course of Business not to exceed 3% on an annual basis for the CEO, CFO, General Counsel and CSO and 5% on an annual basis for other employees, and (ii) for all employees (excluding the CEO, CFO, General Counsel and CSO), within the year in which a promotion becomes effective, 15% increases from the previous year as to any individual employee; and in any event, not to exceed $50,000 in the aggregate in any fiscal year for all such employees who are receiving promotions;

b.             materially improve the health, life, dental or vision coverages (and any related health or welfare benefit coverages) that are available to all employees as part of the existing benefits program, unless there is no increased cost to SIGA involved;

c.             Increase the compensation, benefits or perquisites payable or available to any director, on a per meeting basis, or change the compensation structure of the Company’s directors;

5 Schedule 4 attached hereto lists all such contracts/transactions for which copies have already been provided to the Committee.

14

d.              grant any new severance or termination pay to (or amend any such existing arrangement or corporate program or policy with or governing) any director, officer, other employee or consultant, other than in the Ordinary Course of Business and (i) not to exceed one week of pay per each year of service with SIGA, and in any event not to exceed a total of eight weeks pay unless an existing employment, severance or termination plan or agreement specifies other terms and (ii) in any event not to be less than two weeks’ pay;

e.                   enter into any deferred compensation, change of control or other similar agreement (or amend any such existing agreement) with any director, senior officer or other employee;

f.                    change severance or termination pay policies or programs other than in the Ordinary Course of Business. Changes in the Ordinary Course of Business shall not result in an increase in SIGA liabilities of more than $100,000 in the aggregate in any fiscal year;

g.                   enter into, amend, or extend any collective bargaining or other labor agreement, except as required by law;

h.                   adopt, amend, modify or terminate any benefit plan, policy or program other than adopting, amending, modifying or terminating any such programs that are available to all employees and which do not result in greater than $100,000 in the aggregate of additional liability to SIGA in any fiscal year;

i.                     enter into any agreement for new outsourcing services relating to the benefit plans; or

j.                     establish any new or fund any existing “rabbi” or similar trust.

Maintenance of Business and Assets

(xxvii)      Except as otherwise provided in the Plan Covenants:

a.                    Fail to act in the Ordinary Course of Business to (i) preserve substantially intact its present existence and business operations, and (iii) continue its marketing and selling activities relating to its business, operations, or affairs except to the extent the failure to do so would not result in a Material Adverse Effect; or

b.                   Fail to use commercially reasonable efforts to maintain (i) its material tangible assets used or useful in its business in their current physical condition, except for ordinary wear and tear, (ii) its intangible assets used or useful in its business, including all material Tecovirimat-related intellectual property, and (iii) the goodwill of its business.

Subsequent Insolvency

Prior to complete consummation of the Plan (including, without limitation, making all payments and distributions in full as required by the Plan, and the exercise of remedies if applicable):

(xxviii)       Voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (any or all of the foregoing, “Insolvency Relief”);

(xxix)           Consent to, or otherwise support or encourage, directly or indirectly, or fail to contest in a timely and appropriate manner, any involuntary proceeding or involuntary petition seeking (a) Insolvency Relief against it; or (b) the appointment of a receiver, trustee, custodian, sequestrator,

15

conservator or similar official for it or for a substantial part of its assets or property;

(xxx)             Apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets or property; or

(xxxi)           Make a general assignment for the benefit of creditors.

Failure to Notify of Material Adverse Effect

(xxxii)          Fail to notify the Plan Monitor and PharmAthene of the occurrence of a Material Adverse Effect.

No Impairment of Satisfaction of Allowed Claims
(xxxiii)        Enter into any arrangement or transaction with any person or entity which may materially impair, hinder, prevent or delay SIGA’s satisfaction of any and all Allowed Claims as required pursuant to the Plan, including, without limitation, by entering into any arrangement or transaction that would limit or eliminate SIGA’s rights to incur any type of debt or sell equity in order to satisfy the PharmAthene Allowed Claim.

Reporting

SIGA shall provide PharmAthene with the following:

(xxxiv)       Within (a) 5 business days after each quarterly or annual report (as applicable) is required to be filed with the SEC, all financial reporting packages for the period then ended as are provided internally to SIGA’s CEO and board of directors; provided, however, if any such quarterly or  annual report is for any reason not required to be filed with the SEC, such financial reporting packages shall be provided by SIGA by no later than 45 days after the end of each fiscal quarter, and 75 days after the end of each fiscal year, as applicable. Each such report shall be accompanied by a schedule listing any amendments, renewals, suspensions or terminations, during the applicable period, of any Key Contract, together with an explanation, in reasonable detail, describing the action(s) taken and the reasons therefor. Such schedule and accompanying explanation shall only be required for actions that result in the suspension and/or termination of a Key Contract, or otherwise alter the total contract value by greater than $50,000;

(xxxv)         Within 10 business days after the end of each month, a report, substantially in the form attached hereto as Schedule 5, listing the beginning and  ending cash balances for such month, and a detail listing of checks issued and wires sent during such month;

(xxxvi)        By no later than March 15th of each year, a copy of SIGA’s annual budget for such year as approved by the audit committee of SIGA’s board of directors. Such annual budgets shall be substantially in the form of, and shall contain the same level of detail as contained in, the 2015 annual budget provided by SIGA to the Committee’s financial advisor;

(xxxvii)      Within (a) 5 business days after each quarterly or annual report (as applicable) is required to be filed with the SEC, a detailed calculation of SIGA’s Adjusted SG&A Expenses and Adjusted Research and Development Expenses for the period then ended, in each case in a form substantially similar to that contained in Schedules 6 and 7 hereof, respectively; provided, however, if any such quarterly or annual report is for  any reason not required to be filed with the SEC such calculations shall be provided by SIGA by no later than 45 days after the end of each fiscal quarter, and 75 days after the end of each fiscal year, as applicable; and

16

(xxxviii)   Reasonable access to other books and records of SIGA upon PharmAthene’s request. At SIGA’s discretion, such access may be given to the Board Observer (subject to SIGA paying for all reasonable fees and expenses of the Board Observer as provided in the Plan); and

(xxxix)      Within five (5) business days after each quarterly or annual report is required to be filed with the SEC, a certification, in a form substantially similar to that contained in Schedule 8, duly executed by SIGA’s Chief Financial Officer, certifying that, to the best of his knowledge after due inquiry, no Plan Covenant Event of Default has occurred and is continuing during the period from the Effective Date through the date of such certification.

For purposes of Section 1.64 of the Plan, if SIGA fails to comply with its obligations specified in clauses (xxxiv), (xxxv), (xxxvi), (xxxvii), and/or (xxxix) hereof, such failure shall be governed by the material breach standard contained in Section 1.64(Y) of the Plan, provided that (X) a material default for purposes of each of clauses (xxxiv), (xxxv), (xxxvii) or (xxxix) shall mean the failure by SIGA to provide PharmAthene with the reports and/or other information required by such clause by no later than the number of days that is 60% greater than the due date for the delivery thereof as specified in such clause, or (Y) a material default for purposes of clause (xxxvi) shall mean the failure of SIGA to provide PharmAthene with the report required by such clause within two (2) weeks following the due date for delivery thereof as specified in such clause.

17

SCHEDULE 1

INDEBTEDNESS FOR BORROWED MONEY EXISTING AS OF THE DATE OF THE CONFIRMATION ORDER

As of the date of the Confirmation Order, the Debtor has no outstanding indebtedness for borrowed money.

SCHEDULE 2

LIENS EXISTING ON THE EFFECTIVE DATE

[TO BE INSERTED]

SCHEDULE 3

LIST OF ALL AFFILIATE CONTRACTS/TRANSACTIONS EXISTING AS OF THE DATE OF ENTRY OF THE
CONFIRMATION ORDER

1.	That certain sublease of nonresidential real property, dated January 9, 2013, by and between MacAndrews & Forbes Group, LLC, as sublessor, and SIGA Technologies, Inc., as sublessee, for a portion of the seventeenth (17th) floor of the building located at 660 Madison Avenue, New York, New York 10065.

2.	That certain services agreement, dated April 30, 2013, by and between MacAndrews & Forbes Group, LLC and SIGA Technologies, Inc., as amended on November 19, 2015.

SCHEDULE 4

LIST OF ALL AFFILIATE CONTRACTS/TRANSACTIONS
FOR WHICH COPIES HAVE ALREADY BEEN PROVIDED TO THE COMMITTEE

1.	That certain sublease of nonresidential real property, dated January 9, 2013, by and between MacAndrews & Forbes Group, LLC, as sublessor, and SIGA Technologies, Inc., as sublessee, for a portion of the seventeenth (17th) floor of the building located at 660 Madison Avenue, New York, New York 10065.

2.	That certain services agreement, dated April 30, 2013, by and between MacAndrews & Forbes Group, LLC and SIGA Technologies, Inc., as amended on November 19, 2015.

SCHEDULE 5

MONTHLY CASH BALANCES, CHECKS, AND WIRES (FORM)

SIGA Technologies, Inc.
Cash Balance, Checks, and/or Wires

for the Period [                                       ] to and Including [                      ]

Disbursement Type (Check/Wire)	Identification No.	Date		Payee	Account Description	Amount Paid

Cash and Cash Equivalents balance as of [_] =		$	[ ]
Cash and Cash Equivalents balance as of [_] =		$	[ ]

SCHEDULE 6

ADJUSTED SG&A EXPENSES (FORM)

Plan Covenant (xxxvii) Compliance Certificate of SIGA Technologies, Inc. (“SIGA”)
Adjusted SG&A Expense - Covenant Compliance Calculation

Less: Covenant Exclusions (1)
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

	Selling, General and Administrative Expenses	Reorganization Expenses	Non-Cash Equity Compensation Expenses	Depreciation & Amortization Expenses	Expenses Related to Accrual Estimate Changes or Prior Period Activity	Write-off of Capitalized Assets	Any Non-Cash SG&A Expense Items (not otherwise noted)	Litigation Expenses in Connection with PharmAthene Litigation	Inventory Write-Off Expenses	Reimbursable BARDA Expenses	Other Reimbursable Expenses	Adjusted Selling, General and Administrative Expenses (Covenant)

For the period [__] to and including [__]

Selling, General and Administrative- GAAP to Covenant Threshold Reconciliation

Compensation
Rent - NY
G&A Overhead
Human Resources
IT
Strategic Development
Professional Fees
Governance/Risk Management												-
Business Development												-
Patent Back-out												-
SG&A Expenses(2)	-											-

Total Per Above:
Less: Covenant Threshold (3):
Difference:
Compliant?(Yes/No):

CERTIFICATION

Pursuant to the Chapter 11 Plan of SIGA Technologies, Inc., dated [ ] (the “Chapter 11 Plan”), I hereby certify that the data and calculation contained in this report are true and correct to the best of my knowledge after due inquiry.

BY:	Date: _____________
Daniel J. Luckshire
Executive Vice President and Chief Financial Officer
SIGA Technologies, Inc.

(1)	As specified in the definition of Adjusted SG&A Expenses contained in the Plan Covenants annexed as Exhibit A to the Chapter 11 Plan.
(2)	GAAP SG&A figure per SIGA financial statements filed with the SEC for the applicable period (or, if no SEC filing is made, considered the official financial record of SIGA).
(3)	Per the applicable period as specified in Plan Covenant (viii).

SCHEDULE 7

ADJUSTED RESEARCH AND DEVELOPMENT EXPENSES (FORM)

Plan Covenant (xxxvii) Compliance Certificate of SIGA Technologies, Inc. (“SIGA”)
Adjusted Research and Development Expense - Covenant Compliance Calculation

Less: Covenant Exclusions (1)
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

	Research and Development Expenses	Non-Cash Equity Compensation Expenses	Depreciation & Amortization Expenses	Inventory Write-Off Expenses	Expenses Related to Accrual Estimate Changes or Prior Period Activity	Write-off of Capitalized Assets	Any Non-Cash R&D Expense Items (not otherwise noted)	Reimbursable BARDA Expenses	Other Reimbursable Expenses	Litigation Expenses in Connection with PharmAthene Litigation	Adjusted Selling, General and Administrative Expenses (Covenant)

For the period [__] to and including [__]

Adjusted Research and Development Covenant Compliance Calculation

Compensation											-
Rent - Corvallis											-
G&A Overhead											-
Other R&D Science Costs											-
[Other]
Research and Development Expenses (2)	-										-

Total Per Above:
Less: Covenant Threshold (3):
Difference:
Compliant?(Yes/No):

CERTIFICATION

Pursuant to the Chapter 11 Plan of SIGA Technologies, Inc., dated [ ] (the “Chapter 11 Plan”), I hereby certify that the data and calculation contained in this report are true and correct to the best of my knowledge after due inquiry.

BY:	Date: _____________
Daniel J. Luckshire
Executive Vice President and Chief Financial Officer
SIGA Technologies, Inc.

(1)	As specified in the definition of Adjusted Research and Development Expenses contained in the Plan Covenants annexed as Exhibit A to the Chapter 11 Plan.
(2)	GAAP Research and Development figure per SIGA financial statements filed with the SEC for the applicable period (or, if no SEC filing is made, considered the official financial record of SIGA).
(3)	Per the applicable period as specified in Plan Covenant (ix).

SCHEDULE 8

QUARTERLY CERTIFICATION OF NO PLAN COVENANT EVENT OF DEFAULT (FORM)

[Form]

CERTIFICATE OF NO DEFAULT

Required by

Chapter 11 Plan1 (the “Plan”) of

SIGA TECHNOLOGIES, INC.

I, the undersigned, the Chief Financial Officer of SIGA TECHNOLOGIES, INC. (the “Company”), pursuant to Plan Covenant (xxxix), do hereby certify as follows:

To the best of my knowledge after due inquiry, no Plan Covenant Event of Default has occurred and is continuing during the period from the Effective Date through the date hereof2.

Date:

SIGA TECHNOLOGIES, INC.
By:
Chief Financial Officer

1 Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
2 This certification does not alleviate the Company from fulfilling its requirements to provide notice of a Plan Covenant Event of Default as provided in section 6.5 of the Plan.

Exhibit B

Parties to Employment Contracts and Separation Agreement

Dr. Eric A. Rose, M.D.
(Employment Contract)

Daniel J. Luckshire
(Employment Contract)

William J. Haynes III
(Separation Agreement)

Dr. Dennis E. Hruby
(Employment Contract)

Exhibit C

Employment Contracts and Separation Agreement

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), made in New York, New York as of [_____], between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Dr. Eric A. Rose, M.D. (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective as of March 1, 2007, as amended (the “Original Employment Agreement”), providing for Executive’s employment by the Company and setting forth the terms and conditions of such employment;

WHEREAS, the parties hereto agree that the Original Employment Agreement should be amended and restated as set forth in this Agreement;

WHEREAS, the Company desires to continue to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

WHEREAS, on December 15, 2015, the Company filed a plan of reorganization (as amended, modified, and supplemented, the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in its pending case under the Bankruptcy Code;

WHEREAS, this Agreement shall become effective upon and subject to the occurrence of the Effective Date (as defined in the Plan), provided that Executive continues to be employed by the Company immediately prior to the Effective Date, and at which time the Original Employment Agreement shall be superseded by this Agreement and of no further force or effect; and

WHEREAS, on and subject to the occurrence of this Agreement becoming effective, all claims that Executive may have under the Original Employment Agreement shall be deemed released other than for accrued but unpaid base salary, accrued vacation, any incurred but unreimbursed expenses and any rights to indemnification, provided that nothing herein shall be deemed to have waived Executive’s rights for indemnification or with respect to any directors and officers liability insurance policy pursuant to the Original Employment Agreement, the Company’s governance documents or any other agreements or documents.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.         Term. Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the one-year period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Term” and each such year, a “Term Year”). In addition, unless either party hereto provides notice of its desire not to renew this Agreement thirty (30) days prior to the expiration of the Term, this Agreement shall automatically renew for additional one (1) year periods commencing upon the expiration of the initial Term (or any such subsequent Term), with each such additional year thereafter being made part of the Term and each such additional year, thereafter a Term Year, provided, however, that this Agreement shall not automatically renew upon the expiration of any subsequent Term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.

2.             Employment.

(a)            Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”).

(b)            Performance of Duties. Throughout Executive’s employment with the Company, Executive shall faithfully and diligently perform Executive’s duties in conformity with the lawful directions of the Company and serve the Company to the best of Executive’s ability. Except as consented to by the Board of Directors of the Company, Executive shall devote Executive’s full business time and best efforts to the business and affairs of the Company. In Executive’s capacity as the Chief Executive Officer of the Company, Executive shall have such duties and responsibilities as Executive may be assigned by the Board of Directors or Chief Executive Officer not inconsistent with Executive’s position as Chief Executive Officer. Executive will perform Executive’s duties primarily from the Company’s offices in New York City, New York, subject to reasonable travel requirements. Notwithstanding anything in this Section 2(b) or Section 6(a) to the contrary, Executive shall be permitted to continue with his appointment as a faculty member of Mount Sinai School of Medicine, provided that such duties do not interfere with his duties as Chief Executive Officer of the Company and subject in all cases to the ongoing approval of the Board of Directors of the Company.

3.            Compensation and Benefits.

(a)            Base Salary. The Company agrees to pay to Executive a base salary with respect to the 2016 calendar year at the annual rate of $787,856 or such greater amount as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) from time to time (“Base Salary”). Effective as of January 1st of each subsequent calendar year, beginning with January 1, 2017 and ending on the third (3rd) anniversary of the occurrence of a Change of Control (as defined below), the Base Salary shall be automatically increased by three percent (3%) each calendar year, provided that the Compensation Committee may increase Executive’s Salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Executive’s Base Salary; provided further that, no such additional discretionary increase shall be implemented prior to the Plan Covenant Termination Date (as defined in the Plan) without the prior written consent of PharmAthene, Inc. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b)            Annual Bonus. The Company shall pay to Executive an annual cash bonus as set forth below (the “Annual Bonus”):

2

(i)            With respect to Executive’s Annual Bonus for the 2014 calendar year, Executive shall be entitled to an Annual Bonus equal to $185,658, and such amount shall constitute a cost and expense of administration of the Company’s chapter 11 case and shall be paid in cash, in full, on the Effective Date.

(ii)           With respect to Executive’s Annual Bonus for the 2015 calendar year, Executive shall be entitled to an Annual Bonus, subject to the discretion of the Compensation Committee, based upon a target bonus opportunity of $764,909, which represents one hundred percent (100%) of Executive’s 2015 annual Base Salary, based upon the attainment of the applicable performance criteria and goals that were established by the Compensation Committee in 2015, the achievement of which shall be determined consistent with the methodology and measurement standards established by the Compensation Committee prior to the Effective Date. Such Annual Bonus shall be paid no later than March 15, 2016.

(iii)         With respect to Executive’s Annual Bonus for the 2016 calendar year and each subsequent calendar year during the Term, the Company shall pay Executive an Annual Bonus, subject to the discretion of the Compensation Committee, based upon a target bonus opportunity of 100% of Executive’s then current Base Salary, based upon the achievement of performance criteria and goals approved by the Compensation Committee. Such performance criteria and goals shall be materially consistent in nature and degree of difficulty with the performance criteria established with respect to the Annual Bonus for the 2015 calendar year. Each such Annual Bonus shall be paid as soon as practicable but no later than March 15th of the year following the year to which the Annual Bonus relates.

(iv)         Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Company, Executive shall receive an Annual Bonus for the year in which the Change of Control occurs equal to the greater of (i) the target Annual Bonus for such year or (ii) the Annual Bonus determined based upon the applicable performance criteria and goals for such year, provided that Executive remains employed on the last day of such calendar year, payable at the times set forth above. If a Change of Control occurs in the 2016 calendar year prior to the time that the Annual Bonus for the 2015 calendar year has been paid, such Annual Bonus shall be paid to Executive on the effective date of the Change of Control.

(c)            Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company from time to time to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive four weeks of vacation, in accordance with Company policy.

(d)            Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(e)            Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by its certificate of incorporation or by-laws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service (such costs and expenses being advanced by the Company in accordance with the procedures set forth in the Company’s by-laws). Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its officers.

3

(f)             No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(g)            Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4.             Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)            Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)            Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c)            Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Executive’s neglect or failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 6; or (vi) any other material breach of this Agreement.

4

(d)           Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)           Termination by Executive for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Company fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the office of Chief Executive Officer or offices of equivalent stature, or Executive’s functions, responsibilities and/or duties as Chief Executive Officer are materially diminished or (iii) Executive’s job site is relocated to a location which is more than fifty (50) miles from New York City, unless the parties mutually agree to such relocation. In order to terminate Executive’s employment for Good Reason, Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(f)            Termination Upon a Change of Control. If (x) the Company terminates Executive’s employment hereunder without Cause, (y) Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of nonrenewal pursuant to Section 1, in each case during the period that begins ninety (90) days prior to the occurrence of the Change of Control and that ends on the second (2nd) anniversary of the occurrence of a Change of Control (the “Change of Control Period”), Executive shall be entitled to the payments provided for by Section 5(d). For purposes of this Agreement, a “Change of Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i)            the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

5

(ii)           stockholders of the Company approve a merger or consolidation of  the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)         the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder;

(iv)         subsequent to the Plan Covenant Termination Date (as defined in the Plan), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the day immediately preceding the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person (as defined above) other than the Board) and (ii) any director whose initial assumption of office is in connection with the Plan;

(v)          the PharmAthene Allowed Claim (as such term is defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan; or

(vi)         the Board is reconstituted as provided in Section 6.6(d) of the Plan.

For purposes of this Section 4(f), a “Permitted Holder” shall mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

(g)           Termination by Executive Without Good Reason. Executive may

terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.         Compensation Following Termination. In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)            General. On any termination of Executive’s employment prior to the end of the Term, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

6

(i)            any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)           any vacation accrued to the date of termination, in accordance with Company policy;

(iii)         any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(d) of this Agreement; and

(iv)         any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(c) hereof in accordance with the terms of such plans, programs and grants.

(b)           Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c), or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case may be) shall be entitled to the Standard Termination Payments and the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b).

(c)           Termination by the Company Without Cause; Termination by Executive  for Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), Executive shall be entitled only to the following:

(i)            the Standard Termination Payments;

(ii)          the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one (1) year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii)         the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b); and

(iv)         to have the Company take all such action as is necessary such that all outstanding equity grants to Executive, including any stock options and restricted stock grants, but excluding any equity grants that may be awarded after the PharmAthene Allowed Claim Treatment Date if the PharmAthene Allowed Claim (each, as defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan or Section 4.3(b)(ii) of the Plan, shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

7

(d)            Termination Upon a Change of Control. In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), in each case during the Change of Control Period, in lieu of the benefits provided under Section 5(c) above, Executive shall be entitled only to the following:

(i)            the Standard Termination Payments;

(ii)           the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one (1) year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii)         the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b);

(iv)         a pro rata portion of any Annual Bonus under Section 3(b) for the year of termination based on the number of days employed during such year, calculated based upon attainment of the full target level of achievement set forth in Section 3(b), and payable in cash in accordance with Section 5(f); and

(v)          to have the Company take all such action as is necessary such that all outstanding equity grants, including any stock options and restricted stock grants, to Executive shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

(e)            Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, then, notwithstanding anything in this Section 5 to the contrary, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Termination Payments.

8

(f)            No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement or with respect to Executive’s employment or the termination thereof, with the exception of indemnification obligations under Section 3(e) hereof. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the timely delivery (and non-revocation) by Executive to the Company of a release, substantially in the form attached hereto as Exhibit A, of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and Executive’s non-revocation of such release. Such release must be returned to the Company in accordance with the term set forth in such release agreement but no later than forty-five (45) days after Executive’s termination of employment and must become irrevocable at the expiration of any applicable revocation period. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) will commence within thirty (30) days following the expiration of any applicable revocation period with respect to such release that has been timely executed by Executive and returned to the Company. However, if, pursuant to this Section 5(f), a payment may be made in one of two tax years, such payment will be made in the latter tax year.

6.             Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

(a)            No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as approved in advance in writing by the Company and such approval will not be unreasonably withheld.

(b)           Non-competition; Non-solicitation.

(i)            Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company and (ii) twelve (12) months thereafter (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6(b) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged, or, to the extent that Executive is materially involved in such business, the business in which the Company’s affiliates are then engaged anywhere in the world and (ii) any other business in which the Company engages anywhere in the world during the Term. For purposes of this Agreement, as of the date of this Agreement, the Company (i) is actively engaged in the biodefense sector that is focused on smallpox therapeutics and (ii) is carrying out a government development contract on pre-clinical Dengue compounds.

9

(ii)            In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or, to the extent that he has had material contact with such customer, vendor or distributor, any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or, to the extent that he has had material contact with such customer, any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 6(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(iii)         During Executive’s employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving a written offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(iv)         Executive understands that the provisions of this Section 6(b) may limit Executive’s ability to earn a livelihood in a Competing Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

10

(c)            Proprietary Information. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the industry, was known by Executive prior to the commencement of his employment (or anticipated employment) with the Company, or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

11

(d)            Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)            Inventions and Patents.

(i)            Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company, provided that such inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials (collectively, “Inventions”). Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of Executive’s inventorship.

(ii)           If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two years after the termination of Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

(iii)         Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

(iv)        The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive payments hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

12

(f)            Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)            Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics. Executive’s obligations under this Section 6 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which Executive would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

7.            Assignment and Transfer.

(a)            Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)           Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

8.            Miscellaneous.

(a)           Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer, (i) to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive, provided that Executive shall only be obligated to provide such assistance for a period of twelve (12) months following the date of Executive’s termination of employment, (ii) to provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge that may be made against the Company or its affiliates, and (iii) to provide reasonable assistance to the Company and its affiliates in the prosecution of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge, to the extent that such claims may relate to the period of Executive’s employment with the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel or travel-related expenses incurred in the course of complying with this Section 8(a).

13

(b)            Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(c)            Protection of Reputation. During the Term and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(d)            Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(e)            Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement without any obligation to post a bond.

(f)            Entire Agreement. This Agreement (including the plans referenced in Section 3(c) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the date hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the date hereof, including the Original Employment Agreement and all other prior employment agreements or understandings between the Company and Executive.

14

(g)            Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(h)            Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(i)            Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(j)            Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(k)            Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

(i)            in the case of the Company, to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, NY 10065
Attention: Chief Executive Officer

15

(ii)           in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(l)            Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice and with due regard to Executive’s obligations to a future employer, furnish such information and reasonable assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse (or advance) Executive’s expenses in connection with such assistance (including, without limitation, reasonable legal fees).

(m)           Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(n)           Section 409A of the Code.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)           A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” .” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(n) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16

(iii)         (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iv)         For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)          Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax.

[SIGNATURE PAGE TO FOLLOW]

17

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.

By:
Name:
Title:

Dr. Eric A. Rose, M.D.

[Signature Page to Rose Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 5(f) of the Amended and Restated Employment Agreement, dated as of  __________, by and between you and SIGA Technologies, Inc., a Delaware corporation (the “Company”) (the “Employment Agreement”).

(1)	General. By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, TriNet HR Corporation, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Released Party” or “Released Parties”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)	Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under Section [_] of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its affiliates or pursuant to any prior agreement or contract with the Company or its affiliates.

(3)	Release.

(a)     You hereby release, acquit and forever discharge the Released Parties, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This General Release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation, ordinance or common law or any other cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party.

Exhibit B-1

(b)     Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this General Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

(c)     You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (iii) you have up to [twenty-one (21)]/[forty five (45)] days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (iv) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (iv) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

(d)     Excepted from this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) all accrued and unpaid welfare benefit claims incurred prior to termination of your participation in such plans, (iii) the benefits specifically provided in Section 5.2 of the Employment Agreement, (iv) treatment of your equity awards as provided in the applicable equity plan and award agreements, (v) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, or any agreement between you and the Company or any Affiliate and (vi) any rights as an insured under any director’s and officer’s liability insurance policy.

Exhibit A-2

(4)	Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)	Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 6 and Section 8(a) of the Employment Agreement which shall survive your termination of employment with the Company.

(6)	Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)	Consideration Period. The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open until [Date consistent with Section 3(c)]]. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

(8)	Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)	Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)	Governing Law; Consent to Jurisdiction. This General Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this General Release or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

Exhibit A-3

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

●	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

●	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

●	You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

●	No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 5.2 of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Please sign this copy of your General Release and return it to [_________________].

Date	Name:

Exhibit A-4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), made in New York, New York as of [  ], between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Daniel J. Luckshire (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated February 10, 2011, as amended (the “Original Employment Agreement”), providing for Executive’s employment by the Company and setting forth the terms and conditions of such employment;

WHEREAS, the parties hereto agree that the Original Employment Agreement should be amended and restated as set forth in this Agreement;

WHEREAS, the Company desires to continue to employ Executive as its Executive Vice President, Chief Financial Officer, and Corporate Secretary and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

WHEREAS, on December 15, 2015, the Company filed a plan of reorganization (as amended, modified, and supplemented, the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in its pending case under the Bankruptcy Code;

WHEREAS, this Agreement shall become effective upon and subject to the occurrence of the Effective Date (as defined in the Plan), provided that Executive continues to be employed by the Company immediately prior to the Effective Date, and at which time the Original Employment Agreement shall be superseded by this Agreement and of no further force or effect; and

WHEREAS, on and subject to the occurrence of this Agreement becoming effective, all claims that Executive may have under the Original Employment Agreement shall be deemed released other than for accrued but unpaid base salary, accrued vacation, any incurred but unreimbursed expenses and any rights to indemnification, provided that nothing herein shall be deemed to have waived Executive’s rights for indemnification or with respect to any directors and officers liability insurance policy pursuant to the Original Employment Agreement, the Company’s governance documents or any other agreements or documents.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.             Term. Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the two-year period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Term” and each such year, a “Term Year”). In addition, unless either party hereto provides notice of its desire not to renew this Agreement thirty (30) days prior to the expiration of the Term, this Agreement shall automatically renew for additional one (1) year periods commencing upon the expiration of the initial Term (or any such subsequent Term), with each such additional year thereafter being made part of the Term and each such additional year, thereafter a Term Year, provided, however, that this Agreement shall not automatically renew upon the expiration of any subsequent Term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.

2.              Employment.

(a)           Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Executive Vice President, Chief Financial Officer, and Corporate Secretary of the Company and shall report to the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company.

(b)           Performance of Duties. Throughout Executive’s employment with the Company, Executive shall faithfully and diligently perform Executive’s duties in conformity with the lawful directions of the Company and serve the Company to the best of Executive’s ability. Executive shall devote Executive’s full business time and best efforts to the business and affairs of the Company. In Executive’s capacity as the Executive Vice President, Chief Financial Officer, and Corporate Secretary of the Company, Executive shall have such duties and responsibilities as Executive may be assigned by the Board of Directors or Chief Executive Officer not inconsistent with Executive’s position as Executive Vice President, Chief Financial Officer, and Corporate Secretary. Executive will perform Executive’s duties primarily from the Company’s offices in New York City, New York, subject to reasonable travel requirements.

3.              Compensation and Benefits.

(a)           Base Salary. The Company agrees to pay to Executive a base salary with respect to the 2016 calendar year at the annual rate of $506,480 or such greater amount as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) from time to time (“Base Salary”). Effective as of January 1st of each subsequent calendar year, beginning with January 1, 2017 and ending on the third (3rd) anniversary of the occurrence of a Change of Control (as defined below), the Base Salary shall be automatically increased by three percent (3%) each calendar year, provided that the Compensation Committee may increase Executive’s Salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Executive’s Base Salary; provided further that, no such additional discretionary increase shall be implemented prior to the Plan Covenant Termination Date (as defined in the Plan) without the prior written consent of PharmAthene, Inc. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b)           Annual Bonus. The Company shall pay to Executive an annual cash bonus as set forth below (the “Annual Bonus”):

(i)             With respect to Executive’s Annual Bonus for the 2014 calendar year, Executive shall be entitled to an Annual Bonus equal to $109,273, and such amount shall constitute a cost and expense of administration of the Company’s chapter 11 case and shall be paid in cash, in full, on the Effective Date.

2

(ii)            With respect to Executive’s Annual Bonus for the 2015 calendar year, Executive shall be entitled to an Annual Bonus, subject to the discretion of the Compensation Committee, based upon a target bonus opportunity of $450,204, which represents one hundred percent (100%) of Executive’s 2015 annual Base Salary, based upon the attainment of the applicable performance criteria and goals that were established by the Compensation Committee in 2015, the achievement of which shall be determined consistent with the methodology and measurement standards established by the Compensation Committee prior to the Effective Date. Such Annual Bonus shall be paid no later than March 15, 2016.

(iii)           With respect to Executive’s Annual Bonus for the 2016 calendar year and each subsequent calendar year during the Term, the Company shall pay Executive an Annual Bonus, subject to the discretion of the Compensation Committee, based upon a target bonus opportunity of 100% of Executive’s then current Base Salary, based upon the achievement of performance criteria and goals approved by the Compensation Committee. Such performance criteria and goals shall be materially consistent in nature and degree of difficulty with the performance criteria established with respect to the Annual Bonus for the 2015 calendar year. Each such Annual Bonus shall be paid as soon as practicable but no later than March 15th of the year following the year to which the Annual Bonus relates.

(iv)           Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Company, Executive shall receive an Annual Bonus for the year in which the Change of Control occurs equal to the greater of (i) the target Annual Bonus for such year or (ii) the Annual Bonus determined based upon the applicable performance criteria and goals for such year, provided that Executive remains employed on the last day of such calendar year, payable at the times set forth above. If a Change of Control occurs in the 2016 calendar year prior to the time that the Annual Bonus for the 2015 calendar year has been paid, such Annual Bonus shall be paid to Executive on the effective date of the Change of Control.

(c)           Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company from time to time to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive four weeks of vacation, in accordance with Company policy.

(d)           Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(e)           Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by its certificate of incorporation or by-laws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service (such costs and expenses being advanced by the Company in accordance with the procedures set forth in the Company’s by-laws). Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its officers.

3

(f)            No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(g)           Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4.             Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)           Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)           Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c)           Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Executive’s neglect or failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 6; or (vi) any other material breach of this Agreement.

4

(d)           Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)           Termination by Executive for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Company fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the office of Executive Vice President, Chief Financial Officer, and Corporate Secretary or offices of equivalent stature, or Executive’s functions, responsibilities and/or duties as Executive Vice President, Chief Financial Officer, and Corporate Secretary are materially diminished or (iii) Executive’s job site is relocated to a location which is more than fifty (50) miles from New York City, unless the parties mutually agree to such relocation. In order to terminate Executive’s employment for Good Reason, Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(f)            Termination Upon a Change of Control. If (x) the Company terminates Executive’s employment hereunder without Cause, (y) Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of nonrenewal pursuant to Section 1, in each case during the period that begins ninety (90) days prior to the occurrence of the Change of Control and that ends on the second (2nd) anniversary of the occurrence of a Change of Control (the “Change of Control Period”), Executive shall be entitled to the payments provided for by Section 5(d). For purposes of this Agreement, a “Change of Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i)             the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13 (d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

5

(ii)            stockholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder;

(iv)          subsequent to the Plan Covenant Termination Date (as defined in the Plan), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the day immediately preceding the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person (as defined above) other than the Board) and (ii) any director whose initial assumption of office is in connection with the Plan;

(v)           the PharmAthene Allowed Claim (as such term is defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan; or

(vi)          the Board is reconstituted as provided in Section 6.6(d) of the Plan. For purposes of this Section 4(f), a “Permitted Holder” shall  mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

(g)           Termination by Executive Without Good Reason. Executive may terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.             Compensation Following Termination. In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)           General. On any termination of Executive’s employment, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

6

(i)             any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)            any vacation accrued to the date of termination, in accordance with Company policy;

(iii)           any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(d) of this Agreement; and

(iv)          any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(c) hereof in accordance with the terms of such plans, programs and grants.

(b)           Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c), or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case may be) shall be entitled to the Standard Termination Payments and the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b).

(c)           Termination by the Company Without Cause; Termination by Executive  for Good Reason. In the event that Executive’s employment is terminated (x) prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), or (y) at the expiration of the Term following the Company delivering a notice of nonrenewal of this Agreement pursuant to Section 1, Executive shall be entitled only to the following:

(i)             the Standard Termination Payments;

(ii)            the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one (1) year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated);

(iii)           the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b); and

(iv)           to have the Company take all such action as is necessary such that all outstanding equity grants to Executive, including any stock options and restricted stock grants, but excluding any equity grants that may be awarded after the PharmAthene Allowed Claim Treatment Date if the PharmAthene Allowed Claim (each, as defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan or Section 4.3(b)(ii) of the Plan, shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

7

(d)           Termination during the Change of Control Period.  In the event that Executive’s employment is terminated (x) prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e) or (y) at the expiration of the Term following the Company delivering a notice of nonrenewal of this Agreement pursuant to Section 1, in each case during the Change in Control Period, in lieu of the benefits provided under Section 5(c) above, Executive shall be entitled only to the following:

(i)             the Standard Termination Payments;

(ii)            the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one (1) year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii)           the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b);

(iv)          a pro rata portion of any Annual Bonus under Section 3(b) for the year of termination based on the number of days employed during such year, calculated based upon attainment of the full target level of achievement set forth in Section 3(b), and payable in cash in accordance with Section 5(f); and

(v)           to have the Company take all such action as is necessary such that all outstanding equity grants, including any stock options and restricted stock grants, to Executive shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

(e)            Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, then, notwithstanding anything in this Section 5 to the contrary, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Termination Payments.

(f)            No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement or with respect to Executive’s employment or the termination thereof, with the exception of indemnification obligations under Section 3(e) hereof. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the timely delivery (and non-revocation) by Executive to the Company of a release, substantially in the form attached hereto as Exhibit A, of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and Executive’s non-revocation of such release. Such release must be returned to the Company in accordance with the term set forth in such release agreement but no later than forty-five (45) days after Executive’s termination of employment and must become irrevocable at the expiration of any applicable revocation period. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) will commence within thirty (30) days following the expiration of any applicable revocation period with respect to such release that has been timely executed by Executive and returned to the Company. However, if, pursuant to this Section 5(f), a payment may be made in one of two tax years, such payment will be made in the latter tax year.

8

6.             Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

(a)           No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as approved in advance in writing by the Company and such approval will not be unreasonably withheld.

(b)           Non-competition; Non-solicitation.

(i)             Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company and (ii) twelve (12) months thereafter (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6(b) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged, or, to the extent that Executive is materially involved in such business, the business in which the Company’s affiliates are then engaged anywhere in the world and (ii) any other business in which the Company engages anywhere in the world during the Term. For purposes of this Agreement, as of the date of this Agreement, the Company (i) is actively engaged in the biodefense sector that is focused on smallpox therapeutics and (ii) is carrying out a government development contract on pre-clinical Dengue compounds.

9

(ii)            In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or, to the extent that he has had material contact with such customer, vendor or distributor, any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or, to the extent that he has had material contact with such customer, any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 6(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(iii)           During Executive’s employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving a written offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

10

(iv)          Executive understands that the provisions of this Section 6(b) may limit Executive’s ability to earn a livelihood in a Competing Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

(c)           Proprietary Information. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the industry, was known by Executive prior to the commencement of his employment (or anticipated employment) with the Company, or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

11

(d)           Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)           Inventions and Patents.

(i)             Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company, provided that such inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials (collectively, “Inventions”). Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of Executive’s inventorship.

(ii)            If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two years after the termination of Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

(iii)           Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

(iv)           The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive payments hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

12

(f)            Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)           Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics. Executive’s obligations under this Section 6 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which Executive would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

7.            Assignment and Transfer.

(a)          Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)          Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

8.            Miscellaneous.

(a)           Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer, (i) to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive, provided that Executive shall only be obligated to provide such assistance for a period of twelve (12) months following the date of Executive’s termination of employment, (ii) to provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge that may be made against the Company or its affiliates, and (iii) to provide reasonable assistance to the Company and its affiliates in the prosecution of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge, to the extent that such claims may relate to the period of Executive’s employment with the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel or travel-related expenses incurred in the course of complying with this Section 8(a).

13

(b)           Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(c)           Protection of Reputation. During the Term and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(d)           Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(e)           Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement without any obligation to post a bond.

(f)            Entire Agreement. This Agreement (including the plans referenced in Section 3(c) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the date hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the date hereof, including the Original Employment Agreement and all other prior employment agreements or understandings between the Company and Executive.

14

(g)           Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(h)           Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(i)            Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(j)            Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(k)           Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

15

(i)             in the case of the Company, to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, NY 10065
Attention: Chief Executive Officer

(ii)            in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(l)            Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice and with due regard to Executive’s obligations to a future employer, furnish such information and reasonable assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse (or advance) Executive’s expenses in connection with such assistance (including, without limitation, reasonable legal fees).

(m)           Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(n)            Section 409A of the Code.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)            A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” .” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(n) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16

(iii)           (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iv)           For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)            Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax.

[SIGNATURE PAGE TO FOLLOW]

17

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.

By:
Name:
Title:

Daniel J. Luckshire

[Signature Page to Luckshire Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 5(f) of the Amended and Restated Employment Agreement, dated as of _______, by and between you and SIGA Technologies, Inc., a Delaware corporation (the “Company”) (the “Employment Agreement”).

(1)	General. By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, TriNet HR Corporation, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Released Party” or “Released Parties”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)	Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under Section [_] of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its affiliates or pursuant to any prior agreement or contract with the Company or its affiliates.

(3)	Release.

(a)   You hereby release, acquit and forever discharge the Released Parties, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This General Release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation, ordinance or common law or any other cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party.

A-1

(b)    Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this General Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

(c)    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (iii) you have up to [twenty-one (21)]/[fortyfive (45)] days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (iv) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (iv) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

(d)    Excepted from this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) all accrued and unpaid welfare benefit claims incurred prior to termination of your participation in such plans, (iii) the benefits specifically provided in Section 5.2 of the Employment Agreement, (iv) treatment of your equity awards as provided in the applicable equity plan and award agreements, (v) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, or any agreement between you and the Company or any Affiliate and (vi) any rights as an insured under any director’s and officer’s liability insurance policy.

A-2

(4)	Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)	Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 6 and Section 8(a) of the Employment Agreement which shall survive your termination of employment with the Company.

(6)	Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)	Consideration Period. The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open until [Date consistent with Section 3(c)]]. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

(8)	Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)	Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)	Governing Law; Consent to Jurisdiction. This General Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this General Release or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

A-3

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

●	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

●	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

●	You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

●	No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 5.2 of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Please sign this copy of your General Release and return it to [                                     ].

Date	Name:

A-4

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), made in New York, New York as of [_], between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and William J. Haynes II (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated June 4, 2012, as amended (the “Employment Agreement”), providing for Executive’s employment by the Company and setting forth the terms and conditions of such employment;

WHEREAS, Executive currently serves as an Executive Vice President and the General Counsel of the Company;

WHEREAS, the parties have mutually agreed that Executive’s employment with the Company shall terminate effective January 5, 2016;

WHEREAS, the Company and Executive have mutually agreed upon the payments, benefits and other terms and conditions provided herein relating to the termination of Executive’s employment;

WHEREAS, the Company has filed a plan for reorganization (as amended, modified, and supplemented, the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in its pending case under the Bankruptcy Code; and

WHEREAS, this Agreement shall become effective upon and subject to the occurrence of the Effective Date (as defined in the Plan), and at which time the Employment Agreement shall be superseded by this Agreement and of no further force or effect.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.	Separation. Executive’s last day of work with the Company and Executive’s employment termination date shall be January 5, 2016 (the “Separation Date”). If Executive resigns on or before the Separation Date, Executive shall receive the payments described in Section 3 below.

2.	Accrued Salary and Vacation. Within fifteen (15) days following the Separation Date, the Company shall pay Executive all accrued and unpaid wages and all accrued and unused vacation time earned through the Separation Date, subject to all required payroll deductions and withholdings. Executive is entitled to these payments regardless of whether or not Executive signs this Agreement.

3.
Separation Pay. Subject to the occurrence of the Effective Date and Executive’s compliance with Section 16 below, if Executive signs this Agreement, timely returns it to the Company, and does not revoke any portion of this Agreement within the time period set forth in Section 11 below, the Company shall pay Executive the following amounts:

William J. Haynes II
[_], 2016

(a)      Executive’s annual bonus for the 2014 calendar year equal to $119,351, which amount shall be payable in cash in full on the Effective Date. In the event that in the future the Compensation Committee of the Company’s Board of Directors decides to restore 2014 bonus pay lost as a consequence of the bankruptcy proceeding, Executive shall not be treated less favorably than other executives of the Company; and

(b)      Executive’s annual bonus for the 2015 calendar year subject to the discretion of the Compensation Committee of the Company’s Board of Directors, based upon a target bonus opportunity of $491,728, which represents one hundred percent (100%) of Executive’s 2015 base salary, based on the attainment of the applicable performance criteria and goals established by the Compensation Committee prior to the Effective Date, the achievement of which shall be determined consistent with the methodology and measurement standards established by the Compensation Committee prior to the Effective Date, provided, however, that Executive shall not be treated less favorably than other executives of the Company with respect to determinations concerning the attainment of the applicable performance criteria and goals established by the Compensation Committee with respect to the Executive and payment of bonus. Such annual bonus shall be paid no later than March 15, 2016.

4.
Health Insurance. Executive’s group health insurance shall cease on the last day of the month in which his employment ends. At that time, Executive shall be eligible to continue his group health insurance benefits at his own expense, subject to the terms and conditions of the benefit plan, federal Consolidated Omnibus Budget Reconciliation Act (COBRA) law, and, as applicable, state insurance laws. Executive shall receive additional information regarding his right to elect continued coverage under COBRA in a separate communication.

5.
Tax Matters. The Company shall withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, Executive shall be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement.

6.
Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive shall not receive any additional compensation, benefits, or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, Executive shall be treated as a terminated employee effective on the Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

William J. Haynes II [_], 2016

7.	Expense Reimbursement. Executive agrees that, within ten (10) calendar days of the Separation Date, Executive shall submit his final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company shall reimburse Executive for these expenses pursuant to its regular business practice.

8.	Return of Company Property. By the Separation Date, Executive agrees to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that Executive has had in his possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If Executive discovers after the Separation Date that he has retained any Company proprietary or confidential information, Executive agrees immediately upon discovery to contact the Company and make arrangements for returning the information.

9.	Nondisparagement. Executive agrees not to disparage the Company, and its officers, directors, employees, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that statements which are made in good faith in response to any question, inquiry, or request for information required by legal process shall not violate this paragraph. Nothing in this restriction is intended to limit Executive from giving honest statements to an administrative agency investigating an alleged violation of discrimination laws.

10.
Release of All Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and forever discharges the Company, TriNet HR Corporation and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, and affiliates (each, a “Released Party” and collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date Executive signs this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with Executive’s employment with the Company, or the termination of that employment; (ii) claims or demands related to Executive’s compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; New York Fair Employment Practices Law (N.Y. Exec. Law §§ 296 et seq.); New York Equal Pay Law (N.Y. Lab. Law § 194); New York WARN Law (N.Y. Lab. Law §§ 860 et seq.), as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment agreement, including the Employment Agreement, sales commission plan or incentive compensation plan applicable to Executive’s employment with the Company. To the extent permitted by law, Executive also promises never directly or indirectly to bring or participate in an action against any Released Party, including without limitation under any unfair competition law of any jurisdiction.

William J. Haynes II [_], 2016

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this Release does not prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Executive’s state or participating in an EEOC or state agency investigation. Executive agrees to waive his right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from the Company.

11.	ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) Executive has up to twenty-one (21) calendar days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (d) Executive has seven (7) calendar days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the eighth day after the day that this Agreement is executed by Executive, provided that Executive has not revoked this Agreement prior to such date (the “Release Effective Date”); and (f) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement.

12.	No Actions or Claims. Executive represents that he has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that Executive shall not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on Executive’s behalf, Executive shall ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

William J. Haynes II [_], 2016

13.
Employment Rights. Executive hereby waives any and all rights to employment or re-employment with the Company or any successor or affiliated organization (“Related Entity”). Executive agrees that the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ Executive, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing Executive’s services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

14.
Acknowledgements and Representations. Executive acknowledges and represents that he has not suffered any discrimination or harassment by any of the Released Parties on account of his race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. Executive acknowledges and represents that he has not been denied any leave, benefits or rights to which he may have been entitled under the FMLA or any other federal or state law, and that he has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation or relief. Executive further acknowledges and represents that, except as expressly provided in this Agreement, he has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to Executive, and he understands that he shall not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right Executive may have under the terms of a written ERISA-qualified benefit plan.

15.
Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties, or representations, including the Employment Agreement (other than as set forth in Section 16 below). This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors, and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to its choice of law rules.

William J. Haynes II [_], 2016

16.
Restrictive Covenants and Cooperation. Executive agrees to adhere to (i) each restrictive covenant provided in the Employment Agreement, including the proprietary information covenant, the confidentiality and surrender of records covenant, the non-solicitation and non-competition restrictive covenants described in Section 6 of the Employment Agreement, (ii) the inventions and patents provision in Section 6(e) of the Employment Agreement, and (iii) the cooperation covenant in Section 8(a) of the Employment Agreement, along with any restrictive covenant contained herein. Notwithstanding the foregoing, Executive shall only be obligated to provide assistance to the Company under Section 8(a) of the Employment Agreement for a period of twelve (12) months from the Separation Date. A copy of the Employment Agreement is attached hereto as Exhibit A.

17.	Code Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in a manner consistent with such intent.

18.	Indemnification. Nothing contained herein shall constitute a release of any claims or right Executive has for indemnification under the Employment Agreement or the Company’s directors and officers liability insurance policies or the Company’s bylaws or programs or under applicable law with respect to any events occurring on or prior to the Separation Date regardless of when any action to which such rights to indemnification apply may be asserted.

19.	Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

20.	Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

If to the Company:	SIGA Technologies, Inc.
660 Madison Avenue – Suite 1700
New York, New York 10065
Attention: Chief Executive Officer

William J. Haynes II
[_], 2016 Page 7

with a copy to:	Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
Attention: Stephen Karotkin
Telephone: (212) 310-8350
Facsimile: (212) 310-8007

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

William J. Haynes II [_], 2016

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

SIGA Technologies, Inc.

By:		Date:
Name:

Title:

By:		Date:
William J. Haynes II

EXHIBIT A

Employment Agreement

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made in New York, New York as of June 4, 2012, between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and William, J. Haynes II (“Executive”).

WHEREAS, the Company desires to employ Executive as its Executive Vice President and General Counsel, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.              Term. Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the two-year period commencing on June 2012  (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Term” and each such year, a “Term Year”). In addition, unless either party hereto provides notice of its desire not to renew this Agreement thirty (30) days prior to the expiration of the Term, this Agreement shall automatically renew for additional one (1) year periods commencing upon the expiration of the initial Term (or any such subsequent Term), with each such additional year thereafter being made part of the Term and each such additional year, thereafter a Term Year.  For the sake of clarity, if the last day of the Term is a vesting date, the Executive will vest on such date (subject to the terms of this Agreement). In the event that the Company provides notice of its desire not to renew this Agreement in accordance with the preceding sentence, Executive shall be entitled to the continued payment of (x) Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment continued, subject, if necessary, to the six month delay as described in Section 5(d)(ii)) and (y) the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b).

2.              Employment.

(a)          Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Executive Vice President and General Counsel of the Company and shall report to the Board of Directors and Chief Executive Officer of the Company.

(b)           Performance of Duties. Throughout Executive’s employment with the Company, Executive shall faithfully and diligently perform Executive’s duties in conformity with the lawful directions of the Company and serve the Company to the best of Executive’s ability. Executive shall devote Executive’s full business time and best efforts to the business and affairs of the Company. In Executive’s capacity as Executive Vice President and General Counsel of the Company, Executive shall have such duties and responsibilities as Executive may be assigned by the Board of Directors or Chief Executive Officer not inconsistent with Executive’s position as Executive Vice President and General Counsel. Executive will perform Executive’s duties primarily from the Company’s offices in New York City, New York, subject to reasonable travel requirements. Notwithstanding anything in this Section 2(b) or Section 6(a) to the contrary, Company expressly supports and approves of Executive’s continued participation as Board Member of the U.S. Supreme Court Historical Society, as Board Member and Distinguished Fellow at the George Mason University School of Law Center for Infrastructure Protection and Homeland Security, and as a Senior Adviser to the American Legion.

2
3.             Compensation and Benefits.

(a)            Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $450,000, subject to any cost of living or merit increases as may be approved by the Board of Directors of the Company. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b)            Annual Bonus. The Company shall, subject to the discretion of the Compensation Committee, pay to Executive an annual cash bonus, the target of which is fifty percent (50%) of Executive’s Base Salary. The Company shall also, subject to the discretion of the Compensation Committee, pay to Executive an additional annual equity bonus under the Company’s long term incentive compensation plan then in effect applicable to senior executives, the target value of which is fifty (50%) of Executive’s Base Salary. The equity granted through the equity bonus shall vest in equal installments on each of the first three anniversaries of the date of grant. Any such cash bonus shall be paid, and any such equity shall be issued, no later than March 15 of the year following the year for which the Compensation Committee determined such bonus, or, if later, by the date that is 2½  months following the end of the Company’s fiscal year for which the Compensation Committee determined such bonus.

(c)            Sign-on Bonus. On the Effective Date, the Company shall make a one-time grant to Executive of 100,000 options with a term of ten (10) years from the date of grant. The grant agreement shall provide that the options will have a strike price at the market price on the Effective Date. The options shall vest in equal installments on each of the first three anniversaries of the Effective Date.

(d)            Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive four weeks in vacation, in accordance with Company policy.

(e)            Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

3
(f)             Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by its certificate of incorporation or by-laws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service (such costs and expenses being advanced by the Company in accordance with the procedures set forth in the Company’s by-laws). Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its officers.

(g)            Miscellaneous Benefits. Upon presentation of reasonable documentation, the Company shall reimburse legal expenses incurred by Executive associated with the negotiation of this Agreement, in an amount not to exceed $10,000, and moving expenses incurred by Executive and his immediate family associated with moving to the East Coast in order to commence employment with the Company and temporary lodging in New York, in an amount not to exceed $20,000.

(h)            No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(i)             Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4.             Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)            Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)            Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

4
(c)            Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Executive’s neglect or failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 6; or (vi) any other material breach of this Agreement.

(d)            Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)            Termination by Executive for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Company fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the office of Executive Vice President and General Counsel or offices of equivalent stature, or Executive’s functions, responsibilities and/or duties as Executive Vice President and General Counsel are materially diminished or (iii) Executive’s job site is relocated to a location which is more than fifty (50) miles from New York City, unless the parties mutually agree to such relocation.

(f)            Termination Upon a Change in Control. If (x) the Company terminates Executive’s employment hereunder without Cause, (y) the Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of non-renewal, in each case in connection with or after the occurrence of the Change in Control, Executive shall be entitled to the payments provided for by Section 5(d). For purposes of this Agreement, a “Change in Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i)            the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than the Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

5
(ii)           stockholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)          the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder.

(iv)          For purposes of this Section 4(f), a “Permitted Holder” shall mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

(g)           Termination by Executive Without Good Reason. Executive may terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.            Compensation Following Termination. In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)            General. On any termination of Executive’s employment prior to the end of the Term, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

(i)            any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)           any vacation accrued to the date of termination, in accordance with Company policy;

(iii)          any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(e) of this Agreement; and

6
(iv)          any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(d) hereof in accordance with the terms of such plans, programs and grants.

(b)           Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination b Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c) or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case maybe) shall be entitled to the Standard Termination Payments and the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b).

(c)           Termination by the Company Without Cause; Termination by  Executive for Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), Executive shall be entitled only to the following:

(i)            the Standard Termination Payments;

(ii)           the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination and (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination;

(iii)          the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b);

(iv)          to have the Company take all such action as is necessary such that a pro rata amount of stock opt

(v)           ion grants to Executive that are due to vest within twelve months from the date of termination shall immediately and irrevocably vest and become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination (for purposes of clarity, the pro rata amount shall be calculated as a percentage of the number of days Executive served as an employee of the Company during the period covered by the vesting of the applicable tranche of equity divided by the number of days in such tranche); and

7
(v)           to have the Company take all such action as is necessary such that all annual restricted stock grants to Executive, immediately and irrevocably, vest and become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

(d)            Termination Upon a Change in Control. If (x) the Company terminates Executive’s employment hereunder without Cause, (y) Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of non-renewal, in each case in connection with or after the occurrence of the Change in Control, Executive shall be entitled only to the following:

(i)            the Standard Termination Payments;

(ii)           the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Code and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the twelve-month period, payment of the Base Salary shall be made at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii)          the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash and vested stock (as applicable) at the time described in Section 3(b);

(iv)          a pro rata portion of any Annual Bonuses under Section 3(b) for the year of termination based on the number of days employed during such year, calculated based on the targets set forth in Section 3(b) and payable in cash and vested stock (as applicable) within 30 days of the date of termination; and

(v)           to have the Company take all such action as is necessary such that all stock options and restricted stock grants to Executive shall, immediately and irrevocably vest and become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

8
(e)            Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, then, notwithstanding anything in this Section 5 to the contrary, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Termination Payments.

(f)            No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement or with respect to Executive’s employment or the termination thereof, with the exception of indemnification obligations under Section 3(f) hereof. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment. Such release must be returned to the Company no later than 45 days after Executive’s termination of employment. The Company may delay the payment of any amounts under this Section 5 until the receipt and non-revocation of such release.

6.             Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

(a)            No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as approved in advance in writing by the Company and such approval will not be unreasonably withheld.

9
(b)           Non-competition; Non-solicitation.

(i)            Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders the Executive special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company and (ii) twenty-four months thereafter (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that (x) the provisions of this Section 6(b) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company, and (y) nothing in this Agreement is intended to, or shall be interpreted in any way that, conflicts with any ethical obligation that Executive may have as an attorney admitted to the bar of any court or under the New York Rules of Professional Conduct, including but not limited to Rules 1.6(a), 1.9(c) and 5.b(a), or expand the confidentiality duty of such provisions. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged anywhere in the world relating to the development and commercialization of pharmaceutical solutions for disease-causing pathogens, or, to the extent that Executive is materially involved in such business, the business in which its affiliates set forth on Schedule A hereto are currently engaged anywhere in the world; and (ii) any other future business in which the Company engages in anywhere in the world during the Term.

(ii)           In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or, to the extent that he has had material contact with such customer, vendor or distributor, any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or, to the extent that he has had material contact with such customer, any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 6(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

10
(iii)          During Executive’s employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving a written offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(iv)          Executive understands that the provisions of this Section 6(b) may limit Executive’s ability to earn a livelihood in a Competing Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions.

(c)            Proprietary Information. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the industry, was known by Executive prior to the commencement of his employment (or anticipated employment) with the Company, or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

11
(d)           Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)            Inventions and Patents.

(i)            The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company, provided that such inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials (collectively, “Inventions”). The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

12
(ii)           If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

(iii)          The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

(iv)          The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

(f)            Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)            Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics. Executive’s obligations under this Section 6 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which Executive would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

7.             Assignment and Transfer.

(a)            Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

13
(b)            Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

8.             Miscellaneous.

(a)            Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

(b)            Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(c)            Protection of Reputation. During the Term and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(d)            Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(e)            Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement without any obligation to post a bond.

14
(f)             Entire Agreement. This Agreement (including the plans referenced in Section 3(c) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the date hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the date hereof, including all prior employment agreements between the Company and Executive.

(g)            Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(h)            Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to peunit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(i)             Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(j)             Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

15
(k)            Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

(i)	in the case of the Company, to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, NY 10065
Attention: Chief Executive Officer

(ii)            in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(1)            Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice and with due regard to Executive’s obligations to a future employer, furnish such information and reasonable assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse (or advance) Executive’s expenses in connection with such assistance (including, without limitation, reasonable legal fees).

(m)          Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(n)           Section 409A of the Code.

(i)            It is the parties’ intention that this Agreement not result in any tax being imposed under Section 409A of the Code and in the case of any ambiguity the Agreement shall be construed in such manner.

(ii)            A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

16
(iii)          (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iv)          For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)           Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.

By:	/s/
	Name:	Eric Rose
	Title:	Chief Executive Officer

By:	/s/
	Name:	William J. Haynes II

17
Schedule A

AM General, LLC
Deluxe Entertainment Services Group, Inc.
Faneuil, Inc.
Harland Clarke
Harland Financial Solutions
High Point Pharmaceuticals, LLC
Mafco Worldwide Corporation
Revlon, Inc.
Scantron
Scientific Games Corporation
SIGA Technologies, Inc.
TransTech Pharma, Inc.

AMENDMENT

TO

EMPLOYMENT AGREEMENT

  This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) made this 20th of December, 2012, by and between SIGA Technologies, Inc., a company established under the laws of Delaware (“Company”), and William J. Haynes II (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of June 4, 2012 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.                          Amendments to the Employment Agreement. Pursuant to Section 8(g) of the Employment Agreement, the Employment Agreement is hereby amended as follows:

Section 5(f) of the Employment Agreement is amended by adding at the end thereof

“Payment will be made within 30 days of the receipt and non-revocation of such release. However, if pursuant to this Section 5(f), payment may be made in one of two tax years, payment will be made in the latter tax year.”

2.                          In all other respects the Employment Agreement is ratified and affirmed.

SIGA TECHNOLOGIES, INC.

By:	/s/ Eric A. Rose
	Name:	Eric A. Rose
	Title:	Chief Executive Officer

By:	/s/ William J. Haynes II
	Name:	William J. Haynes II

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED AGREEMENT (the “Agreement”), made in New York, New York as of [                ], between SIGA Technologies, Inc., a Delaware corporation (the “Company”), and Dr. Dennis E. Hruby (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated January 22, 2007, as amended (the “Previous Employment Agreement”), providing for Executive’s employment by the Company and setting forth the terms and conditions of such employment;

WHEREAS, the parties hereto agree that the Previous Employment Agreement should be amended and restated as set forth in this Agreement;

WHEREAS, the Company desires to continue to employ Executive as its Vice President and Chief Scientific Officer, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

WHEREAS, on December 15, 2015, the Company filed a plan of reorganization (as amended, modified, and supplemented, the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in its pending case under the Bankruptcy Code;

WHEREAS, this Agreement shall become effective upon and subject to the occurrence of the Effective Date (as defined in the Plan), provided that Executive continues to be employed by the Company immediately prior to the Effective Date, and at which time the Previous Employment Agreement shall be superseded by this Agreement and of no further force or effect; and

WHEREAS, on and subject to the occurrence of this Agreement becoming effective, all claims that Executive may have under the Previous Employment Agreement shall be deemed released other than for accrued but unpaid base salary, accrued vacation, any incurred but unreimbursed expenses and any rights to indemnification, provided that nothing herein shall be deemed to have waived Executive’s rights for indemnification or with respect to any directors and officers liability insurance policy pursuant to the Previous Employment Agreement, the Company’s governance documents or any other agreements or documents.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.                 Term.   Unless earlier terminated in accordance with Section 4 hereof, the term of Executive’s employment under this Agreement shall be the two-year period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Term” and each such year, a “Term Year”). In addition, unless either party hereto provides notice of its desire not to renew this Agreement thirty (30) days prior to the expiration of the Term, this Agreement shall automatically renew for additional one (1) year periods commencing upon the expiration of the initial Term (or any such subsequent Term), with each such additional year thereafter being made part of the Term and each such additional year, thereafter a Term Year, provided, however, that this Agreement shall not automatically renew upon the expiration of any subsequent Term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.

2.                         Employment.

(a)           Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Vice President and Chief Scientific Officer of the Company and shall report to the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company.

(b)          Performance of Duties. Throughout Executive’s employment with the Company, Executive shall faithfully and diligently perform Executive’s duties in conformity with the lawful directions of the Company and serve the Company to the best of Executive’s ability. Executive shall devote Executive’s full business time and best efforts to the business and affairs of the Company. In Executive’s capacity as the Vice President and Chief Scientific Officer of the Company, Executive shall have such duties and responsibilities as Executive may be assigned by the Board of Directors or Chief Executive Officer not inconsistent with Executive’s position as Vice President and Chief Scientific Officer. Executive will perform Executive’s duties primarily from the Company’s offices in Corvallis, Oregon, subject to reasonable travel requirements.

3.                         Compensation and Benefits.

(a)           Base Salary. The Company agrees to pay to Executive a base salary with respect to the 2016 calendar year at the annual rate of $562,755 or such greater amount as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) from time to time (“Base Salary”). Effective as of January 1st of each subsequent calendar year, beginning with January 1, 2017 and ending on the third (3rd) anniversary of the occurrence of a Change of Control (as defined below), the Base Salary shall be automatically increased by three percent (3%) each calendar year, provided that the Compensation Committee may increase Executive’s Salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Executive’s Base Salary; provided further that, no such additional discretionary increase shall be implemented prior to the Plan Covenant Termination Date (as defined in the Plan) without the prior written consent of PharmAthene, Inc. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b)          Annual Bonus. The Company shall pay to Executive an annual cash bonus as set forth below (the “Annual Bonus”):

(i)       With respect to Executive’s Annual Bonus for the 2014 calendar year, Executive shall be entitled to an Annual Bonus equal to $265,225 and such amount shall constitute a cost and expense of administration of the Company’s chapter 11 case and shall be paid in cash, in full, on the Effective Date.

2

(ii)         With respect to Executive’s Annual Bonus for the 2015 calendar year, Executive shall be entitled to an Annual Bonus, subject to the discretion of the Compensation Committee, based upon a target bonus opportunity of $546,364, which represents one hundred percent (100%) of Executive’s 2015 annual Base Salary, based upon the attainment of the applicable performance criteria and goals that were established by the Compensation Committee in 2015, the achievement of which shall be determined consistent with the methodology and measurement standards established by the Compensation Committee prior to the Effective Date. Such Annual Bonus shall be paid no later than March 15, 2016.

(iii)        With respect to Executive’s Annual Bonus for the 2016 calendar year and each subsequent calendar year during the Term, the Company shall pay Executive an Annual Bonus, subject to the discretion of the Compensation Committee, based upon a target bonus opportunity of 100% of Executive’s then current Base Salary, based upon the achievement of performance criteria and goals approved by the Compensation Committee. Such performance criteria and goals shall be materially consistent in nature and degree of difficulty with the performance criteria established with respect to the Annual Bonus for the 2015 calendar year. Each such Annual Bonus shall be paid as soon as practicable but no later than March 15th of the year following the year to which the Annual Bonus relates.

(iv)       Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Company, Executive shall receive an Annual Bonus for the year in which the Change of Control occurs equal to the greater of (i) the target Annual Bonus for such year or (ii) the Annual Bonus determined based upon the applicable performance criteria and goals for such year, provided that Executive remains employed on the last day of such calendar year, payable at the times set forth above. If a Change of Control occurs in the 2016 calendar year prior to the time that the Annual Bonus for the 2015 calendar year has been paid, such Annual Bonus shall be paid to Executive on the effective date of the Change of Control.

(c)           Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company from time to time to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive four weeks of vacation, in accordance with Company policy.

(d)           Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(e)           Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by its certificate of incorporation or by-laws, for any and all liabilities to which Executive may be subject as a result of, in connection with or arising out of Executive’s employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against Executive or the Company as a result of, in connection with or arising out of such employment or board service (such costs and expenses being advanced by the Company in accordance with the procedures set forth in the Company’s by-laws). Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its officers.

3

(f)        No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(g)       Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4.                 Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)           Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)           Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 120 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c)           Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Executive’s neglect or failure or refusal to perform Executive’s duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of Executive’s duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (v) the breach of a covenant set forth in Section 6; or (vi) any other material breach of this Agreement.

4

(d)           Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)           Termination by Executive for Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Company fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the office of Vice President and Chief Scientific Officer or offices of equivalent stature, or Executive’s functions, responsibilities and/or duties as Vice President and Chief Scientific Officer are materially diminished or (iii) Executive’s job site is relocated to a location which is more than fifty (50) miles from Corvallis, Oregon, unless the parties mutually agree to such relocation. In order to terminate Executive’s employment for Good Reason, Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(f)            Termination Upon a Change of Control. If (x) the Company terminates Executive’s employment hereunder without Cause, (y) Executive terminates Executive’s employment for Good Reason or (z) the Company delivers a notice of nonrenewal pursuant to Section 1, in each case during the period that begins ninety (90) days prior to the occurrence of the Change of Control and that ends on the second (2nd) anniversary of the occurrence of a Change of Control (the “Change of Control Period”), Executive shall be entitled to the payments provided for by Section 5(d). For purposes of this Agreement, a “Change of Control” shall be conclusively deemed to have occurred if any of the following shall have taken place:

(i)        the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), other than Executive, Executive’s designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), or a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)       stockholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

5

(iii)        the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets other than to a Permitted Holder;

(iv)        subsequent to the Plan Covenant Termination Date (as defined in the Plan), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the day immediately preceding the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person (as defined above) other than the Board) and (ii) any director whose initial assumption of office is in connection with the Plan;

(v)          the PharmAthene Allowed Claim (as such term is defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan; or

(vi)        the Board is reconstituted as provided in Section 6.6(d) of the Plan.

For purposes of this Section 4(f), a “Permitted Holder” shall mean MacAndrews & Forbes Holdings Inc. and its subsidiaries or affiliates.

(g)       Termination by Executive Without Good Reason. Executive may terminate Executive’s employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.                 Compensation Following Termination. In the event that Executive’s employment hereunder is terminated, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)        General. On any termination of Executive’s employment, Executive shall be entitled to the following (collectively, the “Standard Termination Payments”):

(i)        any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

6

(ii)          any vacation accrued to the date of termination, in accordance with Company policy;

(iii)        any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3(d) of this Agreement; and

(iv)        any benefits to which Executive may be entitled upon termination pursuant to the plans, programs and grants referred to in Section 3(c) hereof in accordance with the terms of such plans, programs and grants.

(b)           Termination by Reason of Death or Executive Becoming Totally Disabled; Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), (ii) by the Company for Cause pursuant to Section 4(c), or (iii) by Executive without Good Reason pursuant to Section 4(f), Executive (or Executive’s estate, as the case may be) shall be entitled to the Standard Termination Payments and the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b).

(c)           Termination by the Company Without Cause; Termination by Executive  for Good Reason. In the event that Executive’s employment is terminated (x) prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e) (collectively, an “Involuntary Termination”), or (y) at the expiration of the Term following the Company delivering a notice of nonrenewal of this Agreement pursuant to Section 1 (“Nonrenewal by the Company”), Executive shall be entitled only to the following:

(i)           the Standard Termination Payments;

(ii)          the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for two (2) years if such termination is a result of an Involuntary Termination and one (1) year if such termination is a result of Nonrenewal by the Company (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii)        the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b); and

(iv)     to have the Company take all such action as is necessary such that all outstanding equity grants to Executive, including any stock options and restricted stock grants, but excluding any equity grants that may be awarded after the PharmAthene Allowed Claim Treatment Date if the PharmAthene Allowed Claim (each, as defined in the Plan) is treated under Section 4.3(b)(i)(C) of the Plan or Section 4.3(b)(ii) of the Plan, shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

7

(d)       Termination during the Change of Control Period. In the event that Executive’s employment is terminated (x) prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e) or (y) at the expiration of the Term following the Company delivering a notice of nonrenewal of this Agreement pursuant to Section 1, in each case during the Change of Control Period, in lieu of the benefits provided under Section 5(c) above, Executive shall be entitled only to the following:

(i)           the Standard Termination Payments;

(ii)          the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for two (2) years (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated;

(iii)        the payment of any accrued but unpaid Annual Bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash at the time described in Section 3(b);

(iv)        a pro rata portion of any Annual Bonus under Section 3(b) for the year of termination based on the number of days employed during such year, calculated based upon attainment of the full target level of achievement set forth in Section 3(b), and payable in cash in accordance with Section 5(f); and

(v)          to have the Company take all such action as is necessary such that all outstanding equity grants, including any stock options and restricted stock grants, to Executive shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

(e)        Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, then, notwithstanding anything in this Section 5 to the contrary, Executive (or Executive’s estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) other than the Standard Termination Payments.

8

(f)        No Further Liability; Release. Payment made and performance by the  Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement or with respect to Executive’s employment or the termination thereof, with the exception of indemnification obligations under Section 3(e) hereof. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) is expressly conditioned upon the timely delivery (and non-revocation) by Executive to the Company of a release, substantially in the form attached hereto as Exhibit A, of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and Executive’s non-revocation of such release. Such release must be returned to the Company in accordance with the term set forth in such release agreement but no later than forty-five (45) days after Executive’s termination of employment and must become irrevocable at the expiration of any applicable revocation period. The payment of any amounts pursuant to this Section 5 (other than payments required by law and the Standard Termination Payments) will commence within thirty (30) days following the expiration of any applicable revocation period with respect to such release that has been timely executed by Executive and returned to the Company. However, if, pursuant to this Section 5(f), a payment may be made in one of two tax years, such payment will be made in the latter tax year.

6.                         Exclusive Employment; Non-competition; Non-solicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

(a)           No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor, except as approved in advance in writing by the Company and such approval will not be unreasonably withheld.

(b)           Non-competition; Non-solicitation.

(i)        Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) Executive’s employment with the Company and (ii) twenty-four (24) months thereafter (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6(b) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged, or, to the extent that Executive is materially involved in such business, the business in which the Company’s affiliates then engaged anywhere in the world and (ii) any other business in which the Company engages anywhere in the world during the Term. For purposes of this Agreement, as of the date of this Agreement, the Company (i) is actively engaged in the biodefense sector that is focused on smallpox therapeutics and (ii) is carrying out a government development contract on pre-clinical Dengue compounds.

9

(ii)          In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment and the Covered Time, Executive shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or, to the extent that he has had material contact with such employees, agents, consultants or representatives, any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or, to the extent that he has had material contact with such customer, vendor or distributor, any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or, to the extent that he has had material contact with such customer, any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 6(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(iii)        During Executive’s employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving a written offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

10

(iv)     Executive understands that the provisions of this Section 6(b) may limit Executive’s ability to earn a livelihood in a Competing Business but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education skills and abilities, Executive agrees that Executive will not assert in any forum that such provisions prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

(c)       Proprietary Information. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the industry, was known by Executive prior to the commencement of his employment (or anticipated employment) with the Company, or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)           Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)           Inventions and Patents.

(i)            Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term shall belong to the Company, provided that such inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials (collectively, “Inventions”). Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of Executive’s inventorship.

(ii)          If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two years after the termination of Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

(iii)        Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

(iv)        The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive payments hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

11

(f)            Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)           Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Executive’s obligations under the Company’s Code of Ethics. Executive’s obligations under this Section 6 are in addition to, and not in lieu of, Executive’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which Executive would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

7.                         Assignment and Transfer.

(a)           Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)           Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during Executive’s employment of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

12

8.                         Miscellaneous.

(a)       Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company upon reasonable notice and with due regard to Executive’s obligations to a future employer, (i) to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive, provided that Executive shall only be obligated to provide such assistance for a period of twelve (12) months following the date of Executive’s termination of employment, (ii) to provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge that may be made against the Company or its affiliates, and (iii) to provide reasonable assistance to the Company and its affiliates in the prosecution of any action or proceeding (or any appeal from any action or proceeding) related to a matter to which Executive has information or knowledge, to the extent that such claims may relate to the period of Executive’s employment with the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel or travel-related expenses incurred in the course of complying with this Section 8(a).

(b)           Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided to Executive under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(c)           Protection of Reputation. During the Term and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(d)           Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

(e)           Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement without any obligation to post a bond.

(f)            Entire Agreement. This Agreement (including the plans referenced in Section 3(c) of this Agreement) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment from and after the date hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment from and after the date hereof, including the Previous Employment Agreement and all other prior employment agreements or understandings between the Company and Executive.

13

(g)       Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(h)       Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(i)        Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(j)             Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(k)           Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

14

(i)         in the case of the Company, to:

SIGA Technologies, Inc.
35 East 62nd Street
New York, NY 10065
Attention: Chief Executive Officer

(ii)           in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.

Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(l)             Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice and with due regard to Executive’s obligations to a future employer, furnish such information and reasonable assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse (or advance) Executive’s expenses in connection with such assistance (including, without limitation, reasonable legal fees).

(m)          Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 7 and 8 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(n)           Section 409A of the Code.

(i)       The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A of the Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)       A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” .” If  Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day following the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(n) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

15

(iii)        (A) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(iv)       For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)         Notwithstanding the foregoing, the Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event a qualified tax advisor to the Company or to Executive (neither party being required to retain such advisor) reasonably advises that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax.

[SIGNATURE PAGE TO FOLLOW]

16

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.

By:
Name:
Title:

Dr. Dennis E. Hruby

[Signature Page to Hruby Employment Agreement]

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 5(f) of the Amended and Restated Employment Agreement, dated as of _______, by and between you and SIGA Technologies, Inc., a Delaware corporation (the “Company”) (the “Employment Agreement”).

(1)
General. By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, TriNet HR Corporation, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Released Party” or “Released Parties”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)	Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under Section [_] of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its affiliates or pursuant to any prior agreement or contract with the Company or its affiliates.

(3)	Release.

(a)   You hereby release, acquit and forever discharge the Released Parties, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This General Release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state, local or foreign law, statute, regulation, ordinance or common law or any other cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party.

(b)    Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee. Moreover, this General Release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in your state or participating in an EEOC or state agency investigation. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

(c)    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (iii) you have up to [twenty-one (21)]/[fortyfive (45)] days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (iv) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (iv) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

(d)    Excepted from this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) all accrued and unpaid welfare benefit claims incurred prior to termination of your participation in such plans, (iii) the benefits specifically provided in Section 5.2 of the Employment Agreement, (iv) treatment of your equity awards as provided in the applicable equity plan and award agreements, (v) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, or any agreement between you and the Company or any Affiliate and (vi) any rights as an insured under any director’s and officer’s liability insurance policy.

(4)	Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)	Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 6 and Section 8(a) of the Employment Agreement which shall survive your termination of employment with the Company.

(6)	Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)	Consideration Period. The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open until [Date consistent with Section 3(c)]]. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

(8)	Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)	Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)	Governing Law; Consent to Jurisdiction. This General Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. In the event of any controversy or claim arising out of or relating to this General Release or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) consents to the jurisdiction of any state court sitting in the County of New York, State of New York, or federal court sitting in the County of New York, State of New York. (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court and (c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

●	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

●	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

●
You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

●
No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 5.2 of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Please sign this copy of your General Release and return it to [ ___________________].

Date	Name: